Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WP CITYMD TOPCO LLC,

VILLAGE PRACTICE MANAGEMENT COMPANY, LLC,

PROJECT TETON MERGER SUB LLC

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS THE HOLDER REPRESENTATIVE

DATED AS OF NOVEMBER 7, 2022

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EXHIBITS

Exhibit A	-	A&R Buyer LLC Agreement
Exhibit B	-	A&R Buyer Investors’ Rights Agreement
Exhibit C	-	Amendment No. 1 to the Fourth A&R Company LLCA
Exhibit D	-	Form of Escrow Agreement
Exhibit E	-	Form of Paying Agent Agreement
Exhibit F	-	Certificate of Merger
Exhibit G	-	Form of Letter of Transmittal
Exhibit H	-	Form of Resignation
Exhibit I	-	Form of Subscription Agreement
Exhibit J	-	Form of Indemnification of Company Board Designee

SCHEDULES

Company Disclosure Schedules
Buyer Disclosure Schedules
Schedule 5.27 - Restructuring

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 7, 2022, is made by and among WP CityMD Topco LLC, a Delaware limited liability company (the “Company”), Village Practice Management Company, LLC, a Delaware limited liability company (“Buyer”), Project Teton Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer (“Merger Sub”), and Shareholder Representative Services LLC, solely in its capacity as the representative, agent and attorney-in-fact of the Company Unitholders (the “Holder Representative”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

WHEREAS, subject to the terms and conditions set forth herein, and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), Buyer, the Company and Merger Sub desire that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Buyer;

WHEREAS, the board of managers of the Company has, upon the terms and subject to the conditions set forth herein, approved this Agreement, Amendment No. 1 to the Fourth A&R Company LLCA and the transactions contemplated hereby (including the Merger) in accordance with the DLLCA and the Company Existing LLC Agreement, and the board of managers of the Company has resolved to submit this Agreement, Amendment No. 1 to the Fourth A&R Company LLCA and the transactions contemplated hereby (including the Merger) to the Company Unitholders for consideration, adoption and approval in accordance with the DLLCA and the Company Existing LLC Agreement;

WHEREAS, the board of managers of each of Buyer and Merger Sub have, upon the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the Buyer Equity Closing Consideration (and, if applicable, the Buyer Equity True-Up) in accordance with their respective Governing Documents, including the Buyer Existing LLC Agreement (as defined below), and the DLLCA and the board of managers of Buyer has approved the A&R Buyer LLC Agreement the Financing Agreements (as defined below) and the transactions contemplated thereby;

WHEREAS, (i) the members of Buyer have approved the A&R Buyer LLC Agreement in accordance with the Buyer Existing LLC Agreement and the DLLCA and (ii) Buyer, as sole member of Merger Sub, has approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the Governing Documents of Merger Sub (the “Requisite Merger Sub Approval”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, (i) Walgreens has executed and delivered to Buyer a debt financing commitment letter (as amended, supplemented or replaced in compliance with this Agreement and together with all exhibits, annexes, schedules and term sheets attached thereto and all related fee letters and as amended, modified, supplemented, replaced or extended from time to time after the date hereof in accordance with the terms of this Agreement, thereto, the “Debt Financing Commitment Letter”), (ii) Cigna (in such capacity, the “Cigna New Investor”), Walgreens (in such capacity, the “Walgreens New Investor” and, together with the Cigna New Investor, the “New Investors”) and Buyer have executed and delivered to each other a purchase agreement for Cigna’s acquisition of Buyer Class E-1 Units and Buyer Class F-1 Units and Walgreens’s acquisition of Buyer Class E-2 Units and Buyer Class F-2 Units (such purchase agreement, together with all exhibits, annexes and schedules attached thereto and as amended, modified, supplemented, replaced or extended from time to time after the date hereof in accordance with the terms thereof and hereof, the “New Investment Agreement”, and together with the Debt Financing Commitment Letter, the “Financing Agreements”);

WHEREAS, on the date hereof, Walgreens has executed and delivered a voting and support agreement to the Company, Buyer and Merger Sub related to the transactions contemplated hereby (the “Buyerside Support Agreement”); and

WHEREAS, on the date hereof, certain Company Unitholders have executed and delivered a voting and support agreement to the Company, Buyer and Merger Sub related to the transactions contemplated hereby (the “Companyside Support Agreement” and, together with the Buyerside Support Agreement, the “Support Agreements”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Holder Representative, Buyer and Merger Sub hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“280G Approval” has the meaning set forth in Section 5.10(d).

“A&R Buyer LLC Agreement” means the amendment and restatement of the Buyer Existing LLC Agreement (or the limited liability operating agreement of a successor to, or a new holding company of, Buyer), to be dated as of the Closing Date, in the form attached hereto as Exhibit A, together with such changes as Buyer and the Company may agree in writing after the date hereof.

“A&R Buyer Investors’ Rights Agreement” means the Fifth Amended and Restated Investors’ Rights Agreement, to be dated as of the Closing Date, in the form attached hereto as Exhibit B, together with such changes as Buyer and the Company may agree in writing after the date hereof.

“Accounting Firm” has the meaning set forth in Section 2.13(b).

“Action” means any action, claim, case, suit, arbitration, investigation, charge, litigation, administrative enforcement proceeding or legal proceeding (whether at law or in equity or otherwise, whether civil, regulatory, administrative or criminal) to, before or by any arbitrator or Governmental Entity.

“Actual Fraud” means with respect to any representation and warranty made by a Person (x) pursuant to Article 3 (in the case of the Company) or Article 4 (in the case of Buyer and Merger Sub) or (y) in any certificate delivered pursuant to Section 2.3(a)(iv) (in the case of the Company) or Section 2.3(b)(vi) (in the case of Buyer and Merger Sub), that such Person willfully and knowingly made such representation and warranty with actual knowledge (as opposed to imputed or constructive knowledge) that such representation and warranty was, or would actually be, false or otherwise breached and with the specific intent to deceive and mislead another party who is reasonably and justifiably relying thereon, and that results in another party acting in reasonable reliance on such representation or warranty and suffering damages as a result of such reliance. Actual Fraud shall exclude constructive fraud.

“Additional Investment Opportunity” has the meaning set forth in Section 5.21(a).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, in no event (a) shall the Company or the Company Entities be considered Affiliates of Warburg Pincus LLC (“Warburg Pincus”), any investment fund affiliated with Warburg Pincus or any portfolio company of any investment fund affiliated with Warburg Pincus, nor shall Warburg Pincus, any investment fund affiliated with Warburg Pincus or any portfolio company of any investment fund affiliated with Warburg Pincus be considered an Affiliate of the Company or the Company Entities, (b) shall Buyer or Merger Sub be considered an Affiliate of the Company or any Company Entity prior to the Closing, (c) shall any Walgreens Group Entity be considered an Affiliate of the Company or any Company Entity or (d) shall the Company or any Company Entity be considered an Affiliate of any Walgreens Group Entity.

“Affiliated Transactions” has the meaning set forth in Section 4.20(a).

“Aggregate Buyer Equity Consideration Value” means the sum of the Aggregate Partial Rollover Holder Equity Consideration Value and the Class A Holder Equity Consideration Value.

“Aggregate Partial Rollover Holder Equity Consideration Value” means the aggregate sum, with respect to all Partial Rollover Holders, of (a) each Partial Rollover Holder’s Per Company Holder Consideration, multiplied by (b) such Partial Rollover Holder’s Percentage Election, after giving effect to the application of any Cutback or Step-Up, and giving effect to any Election Cash Adjustment or Non-Accredited Investor Adjustment.

“Aggregator Merger” has the meaning set forth in Schedule 5.27.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Financing” has the meaning set forth in Section 5.15(b).

“Alternative Financing Commitment Letter” has the meaning set forth in Section 5.15(b).

“Alternative Purchase Agreement” has the meaning set forth in Section 5.17(b).

“Amendment No. 1 to the Fourth A&R Company LLCA” has the meaning set forth in the definition of “Company Existing LLC Agreement”.

“Ancillary Documents” means the A&R Buyer LLC Agreement, Amendment No. 1 to the Fourth A&R Company LLCA, the Escrow Agreement, the Paying Agent Agreement, the Support Agreements, the Financing Agreements and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated by this Agreement or any other agreement or document contemplated hereby.

“Anti-Corruption Laws” means all U.S. and non-U.S. Applicable Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Antitrust Filing Fees” has the meaning set forth in Section 5.5(a).

“Antitrust Laws” means any federal, state, provincial, territorial or foreign statutes, rules, regulations, Orders, administrative and judicial doctrines and other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, any provision of federal, state, provincial, territorial, local or foreign law, code, statute, rule, regulation, Order, ordinance, or principle of common law of any Governmental Entity applicable to such Person or its properties or assets, including any Outbreak Measures.

“Attorney-Client Communication” means any communication occurring on or prior to the Closing between the Law Firms, on the one hand, and the Company Entities, Company Unitholders, the Holder Representative or any of their respective Affiliates, on the other hand, that relates to the transactions contemplated by or leading to this Agreement (including the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Documents and related agreements, and the consummation of the transactions contemplated hereby or thereby).

“Bidco” means WP CityMD Bidco LLC.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Arrangements” has the meaning set forth in Section 5.10(d).

“Buyer Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“Buyer Class E-1 Units” means the units of Buyer designated Class E-1 Preferred Units in the A&R Buyer LLC Agreement.

“Buyer Class E-2 Units” means the units of Buyer designated Class E-2 Preferred Units in the A&R Buyer LLC Agreement.

“Buyer Class E-3 Units” means the units of Buyer designated Class E-3 Preferred Units in the A&R Buyer LLC Agreement.

“Buyer Class F-1 Units” means the units of Buyer designated Class F-1 Preferred Units in the A&R Buyer LLC Agreement.

“Buyer Class F-2 Units” means the units of Buyer designated Class F-2 Preferred Units in the A&R Buyer LLC Agreement.

“Buyer Closing Equity Value” means (a) the Buyer Pro Forma Equity Value, minus (b) the amount of Buyer Pre-Closing Leakage set forth on the Buyer Closing Statement that is not Company Pre-Closing Permitted Leakage and minus (c) Buyer Transaction Expenses set forth on the Buyer Closing Statement.

“Buyer Closing Statement” has the meaning set forth in Section 2.11(b).

“Buyer Disclosure Schedules” has the meaning set forth in the definition of “Disclosure Schedules”.

“Buyer Employee Plan” has the meaning set forth in Section 4.19(a).

“Buyer Entities” means collectively, Buyer, the Buyer Practice Entities and each of its and their respective Subsidiaries (including Merger Sub).

“Buyer Equity Closing Consideration” means a number (which may not be negative, and which shall be adjusted for unit splits, reverse unit splits, unit dividends, reorganizations, recapitalizations, reclassifications, combination and exchange of units) of Buyer Class E-3 Units necessary to cause the Company Unitholders to receive Buyer Class E-3 Units with a value equal to the Aggregate Buyer Equity Consideration Value if an amount equal to the Buyer Closing Equity Value, were distributed to all members of Buyer (including the Company Unitholders, the New Investors and any Eligible Investors participating in the Additional Investment Opportunity) as of immediately after Closing pursuant to Section 4.7 of the A&R Buyer LLC Agreement, which Buyer Class E-3 Units shall be issued free and clear of all Liens, other than Liens arising under applicable securities laws and under the A&R Buyer LLC Agreement and the A&R Buyer Investors’ Rights Agreement.

“Buyer Equity True-Up” shall mean the lesser of (a) (i) a number of Buyer Class E-3 Units necessary to cause the Company Unitholders to receive Buyer Class E-3 Units with a value equal to the Aggregate Buyer Equity Consideration Value if an amount equal to (A) the Buyer Closing Equity Value minus (B) any Recoverable Amounts with respect to Buyer, were distributed to all members of Buyer (including the Company Unitholders, the New Investors and any Eligible Investors participating in the Additional Investment Opportunity) as of immediately after the Closing but taking into account the determination of any Recoverable Amount pursuant to Section 4.7 of the A&R Buyer LLC Agreement, which Buyer Class E-3 Units shall be issued free and clear of all Liens, other than Liens arising under applicable securities laws and under the A&R Buyer LLC Agreement and the A&R Buyer Investors’ Rights Agreement minus (ii) the Buyer Equity Closing Consideration and (b) a number of Buyer Class E-3 Units with a value, based on the equity value of Buyer derived from the foregoing clause (a)(i), equal to the Escrow Amount.

“Buyer Equity Value” means $12,600,000,000.

“Buyer Existing LLC Agreement” means the Seventh Amended and Restated Limited Liability Company Agreement of Buyer, effective as of November 24, 2021, by and among Buyer and the members of Buyer.

“Buyer Financial Statements” has the meaning set forth in Section 4.5(b).

“Buyer Intellectual Property” has the meaning set forth in Section 4.18(a).

“Buyer Interim Financial Statements” has the meaning set forth in Section 4.5(b).

“Buyer Material Adverse Effect” means a Material Adverse Effect with respect to Buyer.

“Buyer Material Contracts” has the meaning set forth in Section 4.17(a).

“Buyer NDA” has the meaning set forth in the definition of “Non-Disclosure Agreements”.

“Buyer Offerings” has the meaning set forth in Section 4.18(e).

“Buyer Permits” has the meaning set forth in Section 4.7(b).

“Buyer Practice Entity” means each Practice Entity with respect to Buyer or any of its Subsidiaries.

“Buyer Pre-Closing Leakage” has the meaning set forth in the definition of “Pre-Closing Leakage”.

“Buyer Pre-Closing Permitted Leakage” has the meaning set forth in the definition of “Pre-Closing Permitted Leakage”.

“Buyer Pro Forma Equity Value” means (a) the Buyer Equity Value, plus (b) the cash proceeds actually received by Buyer pursuant to the New Investment Agreement, plus (c) the Aggregate Buyer Equity Consideration Value, plus (d) any cash proceeds received by Buyer as of the Closing Date in connection with the Additional Investment Opportunity and minus (e) the amount by which the Indebtedness incurred by the Buyer Entities or by the Company Entities at the direction of the Buyer Entities between the date hereof and the Closing as a result of the Financing exceeds $1,750,000,000.

“Buyer Returns” has the meaning set forth in Section 5.11(c).

“Buyerside Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Buyer Transaction Expenses” has the meaning set forth in the definition of “Transaction Expenses”.

“Buyer Unitholder” means the holders of the issued and outstanding Buyer Units immediately prior to the Effective Time.

“Buyer Units” means the Units (as defined in Buyer’s Existing LLC Agreement).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, as may be amended and any administrative or other guidance having the force of Applicable Law (including “Division N—Additional Coronavirus Response and Relief” of the “Consolidated Appropriations Act, 2021” (H.R. 133), IRS Notice 2020-65 and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020) published with respect thereto by any Governmental Entity.

“Cash Consideration” means $7,000,000,000 minus the Aggregate Buyer Equity Consideration Value.

“Certificate of Merger” has the meaning set forth in Section 2.4.

“Cigna” means Cigna Health & Life Insurance Company, a Connecticut corporation.

“Cigna Equity Financing Parties” means (a) the Cigna New Investor, (b) the Affiliates of Cigna New Investor, (c) the respective current, former or future officers, directors, employees, partners, trustees, shareholders, agents, equityholders, managers, members, limited partners, general partners, controlling persons, representatives, advisors and attorneys of the Persons identified in the foregoing clauses (a) and (b), and (d) the respective successors and assigns of the Persons identified in the foregoing clauses (a) through (c) of this definition; provided that the term “Cigna Equity Financing Parties” excludes the Buyer Entities.

“Cigna New Investor” has the meaning set forth in the recitals to this Agreement.

“Class A Holder” means a holder of Class A Units.

“Class A Holder Cash Consideration” means the amount of cash equal to the difference of (a) the amount of cash payable to the Class A Holders solely in their capacities as such and not in respect of Partial Rollover Units, in accordance with Section 4.01(b) of the Company Existing LLC Agreement based on an aggregate cash distribution to all Company Unitholders equal to (i) the Closing Cash Payment plus (ii) the Aggregate Buyer Equity Consideration Value, minus (b) the Class A Holder Equity Consideration Value.

“Class A Holder Equity Consideration” means a number of Buyer Class E-3 Units with a value equal to the Class A Holder Equity Consideration Value, based on the equity value of Buyer derived from clause (a)(i) of the definition of Buyer Equity True-Up.

“Class A Holder Equity Consideration Value” means $50,000,000.

“Class A Units” means, collectively, the Company’s membership units designated as Class A-1 Units, Class A-2 Units and Class A-3 Units.

“Clean Team Agreement” means that certain Clean Team Agreement, dated as of September 16, 2022, by and among the Company and Buyer.

“Cleary Gottlieb” means Cleary Gottlieb Steen & Hamilton LLP.

“Clinician” means any licensed physician, podiatrist, physician assistants or advanced practice nurse or certified registered nurse anesthetists employed or engaged by, or contracted with, any Group Entity.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash Payment” means an amount equal to (a) the sum of (i) the Cash Consideration, minus (ii) the Company Pre-Closing Leakage that is not Company Pre-Closing Permitted Leakage, minus (iii) Company Transaction Expenses, minus (b) the sum of (i) the Escrow Amount plus (ii) the Holder Representative Holdback Amount, minus (c) the Deferred Payment Amount.

“Closing Company Transaction Expenses” has the meaning set forth in Section 2.11(d).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Invoice” has the meaning set forth in Section 2.11(d).

“Closing Statements” has the meaning set forth in Section 2.11(b).

“CMS” has the meaning set forth in Section 3.21(h).

“Code” means the United States Internal Revenue Code of 1986.

“Common Interest Agreement” means that certain Common Interest Agreement, dated as of September 19, 2022, by and between Cleary Gottlieb, on behalf of the Company, Sheppard Mullin Richter & Hampton, LLP on behalf of Buyer and Weil, Gotshal & Manges LLP on behalf of Walgreens.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Audited Financial Statements” has the meaning set forth in Section 3.5(a).

“Company Board Designee” means the individual as designated by the Company to serve on the board of managers of Buyer at or prior to the Closing.

“Company Closing Statement” has the meaning set forth in Section 2.11(a).

“Company Disclosure Schedules” has the meaning set forth in the definition of “Disclosure Schedules”.

“Company Entities” means collectively, the Company, the Company Practice Entities and each of its and their respective Subsidiaries.

“Company Entities’ Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property of an applicable Company Entity.

“Company Existing LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 15, 2021, by and among the Company and the Members (as defined therein) (the “Fourth A&R Company LLCA”), as amended by that certain Amendment No. 1 thereto (“Amendment No. 1 to the Fourth A&R Company LLCA”) in the form attached hereto as Exhibit C, approved by board of managers of the Company in connection with the transactions contemplated hereby and to be approved by the Members (as defined in therein) in the Requisite Company Unitholder Approval.

“Company Financial Statements” has the meaning set forth in Section 3.5(b).

“Company Interim Financial Statements” has the meaning set forth in Section 3.5(b).

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Practice Entity” means each Practice Entity with respect to the Company or any of its Subsidiaries.

“Company Practice Entity Equity Interests” has the meaning set forth in Section 3.23(a).

“Company Pre-Closing Leakage” has the meaning set forth in the definition of “Pre-Closing Leakage”.

“Company Pre-Closing Permitted Leakage” has the meaning set forth in the definition of “Pre-Closing Permitted Leakage”.

“Company Returns” has the meaning set forth in Section 5.11(b).

“Companyside Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Software” has the meaning set forth in Section 3.11(d).

“Company Subsidiary Equity Interests” has the meaning set forth in Section 3.22(c).

“Company Transaction Expenses” has the meaning set forth in the definition of “Transaction Expenses”.

“Company Unitholders” means the holders of the issued and outstanding Company Units immediately prior to the Effective Time.

“Company Units” means, collectively, Class A Units and Partial Rollover Units.

“Competing Transaction” means any transaction (other than the transactions contemplated by this Agreement including the Merger) involving (a) any sale of stock, membership, capital or profits interests or units, or other equity interests, or options, warrants, convertible debt, or other instruments that are convertible into equity interests, in or relating to any of the Company Entities that represent ten percent (10%) or more of the fully diluted equity interests in such Company Entity, (b) a merger, consolidation, share exchange, business combination, or other similar transaction involving any Company Entity that would result in the acquisition or ownership of ten percent (10%) or more of the fully diluted equity interests in such Company Entity; or (c) any sale, disposition, lease or other transaction that would result in the acquisition or ownership of ten percent (10%) or more of the consolidated assets of the Company and its Subsidiaries and Practice Entities in a single transaction or a series of related transactions; provided, however, that a “Competing Transaction” shall not include any of the foregoing transactions in the foregoing clauses (a) and (b) (x) for any Company Practice Entity or one of its controlled affiliates if, following the consummation or closing of such transaction, such Company Practice Entity or controlled affiliate continues to be financially consolidated with the Company, directly or indirectly, for GAAP financial reporting purposes or (y) for any transactions solely among Company Entities.

“Confidentiality Agreements” means the Common Interest Agreement, the Non-Disclosure Agreements and the Clean Team Agreement.

“Confidential Information Agreements” has the meaning set forth in Section 4.24.

“Consent” means any approval, authorization, consent, permission, exemption or waiver.

“Continuing Employees” means employees of the Company Entities who are employed at the Closing.

“Contract” means any legally binding written contract, agreement, license, sublicense, lease, sublease or commitment.

“Covered Subsidiaries” has the meaning set forth in Section 4.15(b).

“COVID-19” means the virus SARS-CoV-2 and any evolutions or variants thereof or related or associated epidemics, pandemic or disease outbreaks, including of the disease of COVID-19.

“COVID-19 Relief Items” has the meaning set forth in Section 3.21(k).

“Credit Agreement” means that certain Credit Agreement, dated as of August 13, 2019 (as amended as amended by the First Amendment to Credit Agreement, dated as of January 21, 2021 and the Second Amendment to Credit Agreement, dated as December 23, 2021 and as may be amended, restated, supplemented or otherwise modified from time to time prior to the date of this Agreement), among WP CityMD Holdco LLC, a Delaware limited liability company, Bidco, the subsidiary loan parties party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and the other lenders and issuing banks parties thereto.

“Cutback” has the meaning set forth in Section 2.10(b)(i).

“Damages” shall mean, without duplication, all actual, reasonable, documented out-of-pocket losses, liabilities, damages, costs and expenses, including reasonable attorneys’ fees; provided that Damages shall exclude (w) (i) any consequential or indirect Damages to the extent not reasonably foreseeable and (ii) any punitive or special Damages, (x) any amounts taken into account as Leakage or Transaction Expenses, and (y) amounts that are recoverable under insurance or that are reimbursed or otherwise recovered from a third party.

“D&O Claim” has the meaning set forth in Section 5.6(b).

“D&O Tail” has the meaning set forth in Section 5.6(c).

“Debt Financing” has the meaning set forth in Section 4.12(a).

“Debt Financing Commitment Letter” has the meaning set forth in the recitals of this Agreement.

“Debt Financing Parties” means (a) the Debt Financing Sources, (b) the respective Affiliates of the Debt Financing Sources, (c) the respective current, former or future officers, directors, employees, partners, trustees, shareholders, agents, equityholders, managers, members, limited partners, general partners, controlling persons, representatives, advisors and attorneys of the Persons identified in the foregoing clauses (a) and (b), and (d) the respective successors and assigns of the Persons identified in the foregoing clauses (a) through (c); provided that the term “Debt Financing Parties” excludes the Buyer Entities.

“Debt Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, including the Debt Financing Commitment Letter, and the parties to any joinder agreements or any definitive documentation entered pursuant thereto or relating thereto in each case in their capacities as such providers or arrangers of Debt Financing.

“Debt Payoff Letter” means, with respect to any Indebtedness relating to the Credit Agreement, one or more pay-off letters, in form and substance reasonably satisfactory to Buyer and the Debt Financing Sources, from the lenders or other creditors (or their duly authorized agent or representative) under the Credit Agreement and which (a) specifies, as of the Closing Date, the aggregate principal amount outstanding thereunder together with and all accrued and unpaid interest and all fees, expenses and other amounts then due and payable to discharge all obligations under the Credit Agreement, other than customary indemnities that survive the termination of such Credit Agreement, and (b) provides that, upon receipt from or on behalf of the Company of the applicable amounts set forth therein (including any applicable per diem), (i) any and all guarantees provided by the Company or any of its Subsidiaries of all such obligations thereunder terminated and (ii) all Liens securing obligations under the Credit Agreement shall be automatically released and terminated.

“Deferred Payment Amount” means $100,000,000.

“Deferred Payment Date” has the meaning set forth in Section 2.20.

“Definitive Debt Agreements” has the meaning set forth in Section 5.15(a)(iii).

“Disclosure Schedules” means the disclosure schedules delivered concurrently with the execution and delivery of this Agreement by (a) the Company (the “Company Disclosure Schedules”) and (b) the Buyer (the “Buyer Disclosure Schedules”).

“Dispute Notice” has the meaning set forth in Section 2.13(b).

“Disputed Item” has the meaning set forth in Section 2.13(b).

“Disqualified Units” means any Class E Units and any Class I Units of the Company issued on or following April 1, 2022 and any Class B Units of the Company which remain unvested as of immediately prior to the Closing and with respect to which an election pursuant to Section 83(b) of the Code was not made.

“DLLCA” has the meaning set forth in the recitals to this Agreement.

“Document Retention Date” has the meaning set forth in Section 5.8.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect”.

“Effective Time” has the meaning set forth in Section 2.4.

“Election Deadline” has the meaning set forth in Section 2.10(b)(ii).

“Eligible Investors” has the meaning set forth in Section 5.21(a).

“Employee Benefit Plan” means (a) each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, equity or equity-based compensation, profit-sharing, stock purchase, stock option, stock appreciation right, profits interest, incentive compensation, deferred compensation, retiree medical or life insurance, retirement, short or long-term disability, pension, post-retirement, welfare, supplemental retirement, severance, retention, salary continuation, termination, change in control, sick leave, or other leave of absence, fringe benefit or other benefit plan, program, policy, agreement or arrangement that is maintained, contributed to or sponsored by any of the Company Entities for the benefit of any Employee and (b) each material employment, consulting, severance, change in control, retention or termination agreement pursuant to which any of the Company Entities currently has any obligation with respect to any Employee of the Company Entities.

“Employees” means employees of the Group Entities who are employed at the Closing.

“Enforceability Exceptions” has the meaning set forth in Section 3.2(a).

“Environmental Laws” means all Applicable Laws concerning pollution or protection of human health or safety (with respect to exposure to Hazardous Substances), the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, Release, control, or cleanup of any Hazardous Substance.

“Equity Financing” has the meaning set forth in Section 4.12(a).

“Equity Financing Alternative” has the meaning set forth in Section 5.17(b).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning set forth in Section 3.14(e).

“Escrow Agent” means Acquiom Clearinghouse LLC.

“Escrow Agreement” means that certain escrow agreement by and among Buyer the Holder Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit D.

“Escrow Amount” means $35,000,000.

“Escrow Period” has the meaning set forth in Section 2.13(a).

“Escrow Release Date” has the meaning set forth in Section 2.14(a)(i).

“Executive Level Employee” has the meaning set forth in Section 4.19(f).

“Excess Rollover Holder” has the meaning set forth in Section 2.10(b)(i).

“Extended Termination Date” has the meaning set forth in Section 8.1(d).

“FCPA” has the meaning set forth in Section 4.27(a).

“Federal Anti-Kickback Statute” has the meaning set forth in the definition of “Health Care Laws”.

“FFCRA” means the Families First Coronavirus Response Act.

“Financial Statements” means the Company Financial Statements or the Buyer Financial Statements, as applicable.

“Financing” has the meaning set forth in Section 4.12(a).

“Financing Agreements” has the meaning set forth in the recitals.

“Financing Purposes” has the meaning set forth in Section 4.12(a).

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation, as applicable, and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any federal, national, state, provincial, territorial, local or foreign governmental, regulatory or administrative authority, political subdivision, tribunal, agency, instrumentality or commission, or any judicial or arbitral body.

“Governmental Program” means any “federal health care program” as such term is defined in 42 U.S.C. § 1320a-7b(f).

“Group Entities” means in the case of Buyer, the Buyer Entities and, in the case of the Company, the Company Entities.

“Hazardous Substances” means any pollutant or contaminant or any other material, waste or substance that is listed, regulated, categorized or otherwise defined as “hazardous,” “toxic,” or “radioactive,” (or words of similar intent or meaning) under applicable Environmental Law, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls (“PCBs”), chlorinated solvents and per- and poly-fluoroalkyl substances.

“Health Care Laws” means, with respect to any Person, all Applicable Laws applicable to such Person that govern, restrict or relate to the provision of health care services or treatment, healthcare industry or healthcare services regulation, professional, entity and facility licensure, qualification, operation, or certification, patient records and documentation, rate setting, fee-splitting, referrals, patient brokering, kickbacks, corporate practice of medicine and any other profession of persons employed by or contracted with such Person, referrals, billing, coding, coding validation, claims submission, medical necessity, reimbursement, and submission of false or fraudulent claims to commercial payors or Governmental Programs, standards of care, quality assurance, risk management, utilization review, peer review, mandated reporting of incidents, advertising or marketing of health care services, laboratory services, diagnostic testing, pharmacology and the securing, administering and dispensing of drugs, devices and controlled substances, patient privacy and security, patient confidentiality and informed consent, including any applicable state and federal controlled substance and drug diversion Applicable Laws, the Federal Controlled Substances Act, 21 U.S.C. § 801, et seq., all Applicable Laws relating to peer review, all Applicable Laws relating to mandated reporting of incidents, occurrences, diseases and/or events, all Applicable Laws relating to advertising or marketing of health care services, all Applicable Laws governing the use, handling, control, storage, transportation, and maintenance of controlled substances, pharmaceuticals, drugs or devices, the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) (the “Federal Anti-Kickback Statute”)), the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58, the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Ethics in Patient Referrals Act, as amended, 42 U.S.C. § 1395nn (the “Stark Law”), the “Codey Law” as set forth in N.J.S.A. 45:9-22.5 et seq. (the “Codey Law”), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the exclusion laws (42 U.S.C. § 1320a-7), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and all rules and regulations promulgated thereunder, including the breach notification regulations (“HIPAA”), the Eliminating Kickbacks in Recovery Act of 2018 (Pub. L. 115-271, § 8122), Medicare (Title XVIII of the Social Security Act), the Federal Health Care Fraud Law, 18 U.S.C. § 1347, TRICARE, 10 U.S.C. § 1071; the Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. § 263a et seq., Medicaid (Title XIX of the Social Security Act), criminal Applicable Laws relating to health care fraud and abuse, the Prescription Drug Marketing Act of 1987, the Deficit Reduction Act of 2005, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Patient Protection and Affordable Care Act of 2010, (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), all Applicable Laws governing imaging facilities, radiation therapy centers, ambulatory care facilities and ambulatory surgical facilities, and federal, state, local and foreign equivalents of any of the foregoing.

“Health Care Permits” has the meaning set forth in Section 3.21(a).

“HIPAA” has the meaning set forth in the definition of “Health Care Laws”.

“Holder Representative” has the meaning set forth in the preamble to this Agreement.

“Holder Representative Holdback Amount” means $250,000.

“Holder Representative Losses” has the meaning set forth in Section 9.21(d)(ii).

“Holder Returns” has the meaning set forth in Section 5.11(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Group Entity, as of any specified time, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums or penalties payable as a result of the consummation of the transactions contemplated hereby) arising under any obligations and liabilities (whether or not contingent) of such Group Entity (a) for borrowed money, (b) evidenced by bonds, debentures, notes or similar instruments, (c) in respect of letters of credit, bankers’ acceptances or similar credit transactions, or in respect of surety, stay, customers and appeal bonds, and performance bonds, (d) for the deferred purchase price of assets, property, securities or services, the maximum amount of any contingent purchase price obligations or “earn-out” obligations in connection with any acquisition, whether by merger, equity purchase, asset acquisition or otherwise (including any purchase price adjustment payments) and all obligations of such Group Entity under conditional sale or other title retention agreements, (e) arising under any interest rate, currency or other hedging agreement and any other arrangement designed to provide protection against fluctuations in interest or currency rates, in each case including any amounts payable to terminate such arrangements, (f) any amounts due under leases required to be treated as capital or financial leases under GAAP or classified as a capital or financial lease in the Financial Statements and (g) except between Group Entities, directly or indirectly guaranteeing any obligations of any other Person of the type described in the foregoing clauses (a) through (f).

“Indemnified Person” has the meaning set forth in Section 5.6(a).

“Indemnitee Affiliates” has the meaning set forth in Section 5.6(d).

“Individual Minimum Rollover Percentage” has the meaning set forth in Section 2.10(a).

“Information Statement” has the meaning set forth in Section 5.19(a).

“Initial Termination Date” has the meaning set forth in Section 8.1(d).

“Insurance Policies” has the meaning set forth in Section 3.24.

“Intellectual Property” means any and all intellectual property rights and other similar property rights in any jurisdiction, whether registered or unregistered, including all such rights and interests pertaining to (a) all patents and patent applications, reexaminations, extensions and counterparts claiming priority therefrom; inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) trademarks, service marks, trade names, service names, trade dress and logos (and all goodwill associated therewith and all registrations and applications therefor); (c) copyrights (and all registrations and applications therefor), works of authorship and other copyrightable works, whether registered or unregistered, and whether or not published; (d) Internet domain names; (e) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory law and common law), and other proprietary and confidential processes, methodologies and technology; (f) computer software and firmware, including data files, source code and object code (“Software”); and (g) sui generis proprietary databases and data compilations and, in each case of the foregoing clauses (a) through (g), to the extent protectable by Applicable Law including, in each case, any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

“Intended Tax Treatment” has the meaning set forth in Section 5.11(a).

“IT Assets” shall mean all of the Company Entities’ information technology systems owned or controlled by any Company Entity, including all such computer systems, software, technology, hardware, databases, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, workstations, switches, data processing systems, communication facilities, platforms and related systems, and data communications lines.

“Key Employee” has the meaning set forth in Section 4.19(o).

“Knowledge” and any derivations thereof, means, with respect to a Principal Party, as of the applicable date, the actual knowledge of the Persons listed on Section 1.1(a) of such Principal Party’s Disclosure Schedules, as applicable, after reasonable inquiry of the senior most individual in such Principal Party with knowledge of the relevant subject matter, none of whom shall have any personal liability with respect to the representations and warranties set forth herein or in any certificate delivered hereunder.

“Latest Balance Sheet” means (a) in the case of the Company, the unaudited consolidated balance sheet and the notes thereto of Bidco and its consolidated subsidiaries as of September 30, 2022 (the “Latest Balance Sheet Date”) and (b) in the case of the Buyer, the unaudited consolidated balance sheet and the notes thereto of Buyer and its consolidated subsidiaries as of the Latest Balance Sheet Date.

“Latest Balance Sheet Date” has the meaning set forth in the definition of “Latest Balance Sheet”.

“Law Firms” has the meaning set forth in Section 9.20(a).

“Leakage” means any of the following (without double counting), but excluding any Permitted Leakage and, in each case, net of any Relief available to any Group Entity arising in respect of any Leakage:

(a) any dividend or other distribution (whether in cash or otherwise, including a bonus to any Buyer Unitholder or Company Unitholder, as applicable) declared, paid or made by the Company to the Company Unitholders or Buyer to the members of Buyer, as the case may be, including the payment of dividends which are declared, but unpaid;

(b) any payment by the Company or Buyer to any Buyer Unitholder or Company Unitholder, as applicable for the purchase or redemption of any equity securities of a Group Entity;

(c) any waiver, discount, deferral, release or discharge by a Group Entity of: (i) any amount, obligation or liability owed to it by a Related Leakage Party or (ii) any claim or Action (howsoever arising) against a Related Leakage Party;

(d) any other Leakage to the extent set forth on Section 1.1(b) of such Principal Party’s Disclosure Schedules;

(e) any Damages incurred by a Group Entity in breach of, or any Damages incurred by any Group Entity as a result of any action or inaction first discovered by Buyer after the Closing that was taken in breach of Section 5.1 (in the case of the Company Entities) or Section 5.2 (in the case of the Buyer Entities);

(f) any binding agreement by or on behalf of any Group Entity to give effect to any of the matters set out in the foregoing clauses (a) through (e); and

(g) any Taxes to the extent paid or payable by any Group Entity as a consequence of any matter referred to in the foregoing clauses (a) through (e) except where such payment has been taken into account, recognized or otherwise reflected in the Latest Balance Sheet.

“Leakage Payment” has the meaning set forth in Section 2.14(a)(ii).

“Leased Real Property” means the real property leased, subleased or occupied by a Group Entity, in each case, as a tenant or subtenant requiring payments by a Group Entity in excess of $1,000,000 per year.

“Leases” means the leases, subleases and other agreements pursuant to which any Group Entity holds Leased Real Property.

“Letter of Transmittal” has the meaning set forth in Section 2.17(a).

“Licensed Intellectual Property” means Intellectual Property licensed to, used or held for use by or on behalf of any Company Entity, but excluding the Owned Intellectual Property.

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license or similar obligation with respect to Intellectual Property.

“Losses” shall mean, without duplication, all actual, out-of-pocket losses, liabilities, damages, costs and expenses, including reasonable attorneys’ fees.

“LOT Documents” has the meaning set forth in Section 2.17(b).

“Material Adverse Effect” any state of facts, circumstance, condition, event, change, development, occurrence or effect (each, an “Effect”) that, individually or in the aggregate with all other Effects, has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, or continuing results of operations of the Company Entities or Buyer Entities, as applicable, taken as a whole; provided, however, that, in no event shall any of such Effects be taken into account, either alone or in combination, directly or indirectly, in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such Effect relates to, arises out of or results from: (a) conditions generally affecting the economy, the regulatory environment or credit, securities, currency, financial, commodity, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index or any changes in interest rates or exchange rates) in the United States or elsewhere in the world; (b) any national, international or supranational political, geopolitical or social conditions, including civil commotion, civil disorder, or any other type of civil unrest (including riots, public demonstrations, protests, looting and revolutions), the threatening of, engagement in, continuation or escalation of, hostilities or war, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or cyber-attack or terrorist attack, weather-related or other force majeure event (including earthquakes, hurricanes, tornadoes or any other natural disasters (whether or not caused by any Person or any force majeure event)), results of elections, withdrawal from a supranational organization or any other national or international calamity or crisis and, in each case, any responses thereto (e.g., sanctions, boycotts, or curfews); (c) changes or prospective changes in GAAP, accounting standards or in the interpretation or enforcement thereof; (d) changes or prospective changes in any Applicable Law; (e) any change that is generally applicable to the industries or markets in which the Group Entities operate; (f) the negotiation, execution, announcement or existence of this Agreement or the consummation of the transactions contemplated by this Agreement (including by reason of the identity of Buyer, Merger Sub, the Company or any of their respective Affiliates or any communication by Buyer or Merger Sub or any of their respective Affiliates regarding their respective plans or intentions with respect to the business of any Group Entity, and, including the impact thereof on relationships, contractual or otherwise, with patients, suppliers, vendors, payors, partners, employees, Clinicians, regulators or others having relationships with any Group Entity or any Action arising from or relating to this Agreement or the transactions contemplated hereby); (g) any failure, in and of itself, by Company Entity or Buyer Entity, as applicable, to meet any internal or published projections, forecasts, estimates or predictions of revenue, earnings, cash flow or cash position and any seasonal or other changes (including changes resulting from any epidemic, pandemic or disease outbreak or any change in the nature or severity thereof (including COVID-19)) in the results of operations of any Company Entity or Buyer Entity, as applicable, for any period ending on or after the date hereof (it being understood that the underlying causes of, or factors contributing to, the failure to meet such projections, forecasts, estimates or predictions may be taken into account in determining whether a Material Adverse Effect has occurred unless otherwise excluded under this definition); (h) changes to the credit rating of any Company Entity or Buyer Entity, as applicable, (it being understood that the underlying causes of, or factors contributing to, such changes may be taken into account in determining whether a Material Adverse Effect has occurred unless otherwise excluded under this definition); (i) any epidemic, pandemic or disease outbreak or any change in the nature or severity thereof (including COVID-19 and changes in the distribution or demand of vaccines related thereto), or any Applicable Law, directive, pronouncements, guidelines or recommendations or interpretation thereof issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change thereto (including COVID-19), or any change in such Applicable Law, directive, guidelines, pronouncements, recommendations or interpretation thereof following the date of this Agreement, or any material worsening of such conditions threatened or existing as of the date of this Agreement; (j) the taking of any action required by this Agreement and/or the Ancillary Documents, or any failure to take any action by any Company Entity or Buyer Entity, as applicable, that is prohibited by this Agreement (whether with or without consent of Buyer, Merger Sub or the Company, as applicable) or any other action taken by any Company Entity or any other Person at the request of Buyer or Merger Sub or that is consented to by Buyer or Merger Sub, and the completion of the transactions contemplated hereby and thereby or any other action taken by any Buyer Entity; or (k) obtaining or seeking Consent from any Governmental Entity or other third party in connection with the consummation of the Merger or the other transactions contemplated hereby and thereby, including any action taken pursuant Section 5.5(a); provided, that Material Adverse Effect may take into account any fact, change, event or effect described in the foregoing clauses (a), (b), (c), (d), (e) or (i) to the extent such Effect materially and disproportionately effects, or would reasonably be expected to materially and disproportionately effects, the any Company Entity or Buyer Entity, as applicable, relative to other similarly situated businesses in the industry in which any Company Entity or Buyer Entity, as applicable, operates (in which case only the incremental material and disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect). In the case of either Principal Party, a “Material Adverse Effect” shall include any Effect that, individually or in the aggregate with all other Effects, has had, or would reasonably be expected to have, a material adverse effect upon the ability of such Principal Party to consummate the transactions contemplated hereby when required to do so pursuant to Section 2.2.

“Material Clinician Contract” means any individual consulting agreement, independent contractor agreement or employment agreement between any Company Entity and any Clinician pursuant to which total compensation (including base salary and bonus) exceeding $1,000,000 was paid to such Clinician during the twelve month period immediately prior to the date hereof.

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Material Payor” has the meaning set forth in Section 3.18(a).

“Material Permit” has the meaning set forth in Section 3.7(a).

“Material Supplier” has the meaning set forth in Section 3.18(b).

“Maximum Additional Investment” has the meaning set forth in Section 5.21(a).

“Measurement Time” means immediately prior to the Closing.

“Medical Waste” means (a) pathological waste, (b) blood, (c) wastes from surgery or autopsy, (d) dialysis waste, including contaminated disposable equipment and supplies, (e) cultures and stocks of infectious agents and associated biological agents, (f) contaminated animals, (g) isolation wastes, (h) laboratory waste, (i) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals, including any substance, pollutant, material or contaminant that was listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. § 6992, et seq and (j) equipment contaminated with wastes listed in the foregoing clauses (a) through (i).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Payment Schedule” has the meaning set forth in Section 2.19(a).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Minimum Investment Threshold” has the meaning set forth in Section 5.21(a).

“New Investment Agreement” has the meaning set forth in the recitals to this Agreement.

“New Investors” has the meaning set forth in the recitals to this Agreement.

“New Plans” has the meaning set forth in Section 5.10(b).

“NJU Transaction Agreement” means that certain Transaction Agreement, dated as of November 5, 2021, by and among Bidco, UMA Holdings, LLC, New Jersey Urology, L.L.C. and the other parties thereto.

“Non-Accredited Investor” has the meaning set forth in Section 2.10(c).

“Non-Accredited Investor Adjustment” has the meaning set forth in Section 2.10(c).

“Non-Disclosure Agreements” means that certain (a) Non-Disclosure Agreement, dated as of November 19, 2021, by and between Summit Health Management, LLC (“Buyer NDA”) and Buyer, (b) Non-Disclosure Agreement, dated as of September 19, 2022 by and between the Company and Cigna and (c) Non-Disclosure Agreement, dated as of September 30, 2022 by and between the Company and Walgreens.

“Non-Party Affiliates” has the meaning set forth in Section 9.19.

“OIG” means the Office of the Inspector General of the U.S. Department of Health and Human Services.

“Open Debt Financing Terms” has the meaning set forth in Section 5.15(a)(iii).

“Open Source Software” means any software (in source or object code form) that is subject to a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including, but not limited to, any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement), including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Order” means any writ, judgment, injunction, order, decision, decree, stipulation, award, writ of decree, determination, ruling, administrative decision, assessment, or executive order of or by any arbitrator, mediator or Governmental Entity or any settlement agreement with any Governmental Entity.

“Outbreak Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, curfews, closure, sequester, other restrictions or any other Applicable Law, directive, guidelines, pronouncements or recommendations or interpretation thereof by any Governmental Entity (including the Centers for Disease Control and Prevention, the World Health Organization or an industry group) that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), including the CARES Act or any measure applicable to health care service providers, or any change in such Applicable Law, directive, guideline, pronouncement, recommendation or interpretation thereof following the date of this Agreement.

“Owned Intellectual Property” means the Intellectual Property owned or purported to be owned by the Group Entities.

“Owned Real Property” means all land and real property, including all buildings, structures, improvements and fixtures located thereon, and all easements, servitudes and other interests and rights appurtenant thereto, owned by a Group Entity and used in the business of the Group Entities.

“Partial Rollover Holder” means the holders of Partial Rollover Units.

“Partial Rollover Holder Cash Consideration” means the amount of cash equal to the difference of (a) the amount payable to the Partial Rollover Holders solely in their capacities as such and not in respect of Class A Units, in accordance with Section 4.01(b) of the Company Existing LLC Agreement based on an aggregate distribution to all Company Unitholders equal to (i) the Closing Cash Payment plus (ii) the Aggregate Buyer Equity Consideration Value, minus (b) the Aggregate Partial Rollover Holder Equity Consideration Value.

“Partial Rollover Units” means, collectively, the Company’s membership units designated as Class B-1 Units, Class B-1’ Units, Class E Units and Class I Units.

“Participation Threshold” has the meaning of the defined term “Threshold Amount” set forth in the Company Existing LLC Agreement or the defined term “Distribution Threshold” set forth in the Buyer Existing LLC Agreement, as applicable.

“Pass-Through Tax Return” means any income Tax Return filed by or with respect to the any Company Entity to the extent that (a) the Company Entity is treated as a partnership or disregarded entity for purposes of such Tax Return and (b) the results of operations reflected on such Tax Returns are also reflected on the Tax Returns of the Company Unitholders or the direct or indirect (if any) owners of any Company Unitholders on a pass-through basis.

“Paycheck Protection Program” means the provisions under Division A, Title I of the CARES Act whereby businesses may receive loans to guarantee payroll and other costs necessary to maintain a workforce during the COVID-19 pandemic and associated economic downturn.

“Paying Agent” has the meaning set forth in Section 2.17(a).

“Paying Agent Agreement” means that certain paying agent agreement by and among Buyer, the Company the Holder Representative and the Paying Agent, substantially in the form attached hereto as Exhibit E.

“PCI DSS” has the meaning set forth in Section 3.21(l).

“Per Company Holder Consideration” means, with respect to any Partial Rollover Holder, the aggregate amount of consideration to which such Partial Rollover Holder would be entitled, solely in respect of such Partial Rollover Holder’s Partial Rollover Units, pursuant to Section 2.9(b)(ii) (assuming all such amounts were paid in full).

“Percentage Election” has the meaning set forth in Section 2.10(a).

“Permits” means permits, licenses (other than licenses to Intellectual Property), approvals, certificates of need, accreditations, consents, waivers, authorizations, approvals, registrations, Orders of, with, or issued by Governmental Entities that are required for the Company Entities to own and use the assets and properties of their respective businesses and to operate their respective businesses as currently conducted (including the receipt of payment or reimbursement from customers and Third-Party Payors).

“Permitted Leakage” means the payment of any of the following:

(a) any compensation or benefits (including any bonuses), or reimbursement of costs or expenses, paid or payable to or for the benefit of any Person who is a director, officer, employee or other service provider of any Group Entity in the ordinary course of business and in connection with such Person’s services as a director, officer, employee or other service provider, including pursuant to any Employee Benefit Plan (including for the avoidance of doubt any PVU Payments), but excluding any such Leakage paid or provided in violation of Section 5.1;

(b) Transaction Expenses;

(c) any amounts incurred or paid, or liability, cost or expense incurred, as contemplated by this Agreement or any other Ancillary Document;

(d) any payment of any items reflected (whether as a liability, as a reserve, in the footnotes or otherwise) on the Latest Balance Sheet;

(e) any payment or other action made by or on behalf of such Principal Party at the written request of the other Principal Party or with the written consent of the other Principal Party;

(f) any other Leakage to the extent set forth on Section 1.1(c) of such Principal Party’s Disclosure Schedules;

(g) the payment of any contingent or deferred consideration, “earn-out” or deferred purchase price obligations in connection with any acquisition completed prior to the Closing, including, in the case of the Company, the Deferred Amounts (as defined in and pursuant to the Westmed Transaction Agreement) or the payment of any Deferred Purchase Price Amount (as defined in and pursuant to the NJU Transaction Agreement), up to an aggregate amount of $125,000,000;

(h) any indemnification or advancement to managers, directors, officers, employees or other service providers of the Group Entities or the Fund Indemnitors (as defined in the Company Existing LLC Agreement) pursuant to rights set forth in the Governing Documents of the Group Entities or Contracts for indemnification in existence on the date hereof; and

(i) any Tax paid or payable by any Group Entity as a result of any of the matters set out in the foregoing clauses (a) through (h).

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent, or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges that are not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) encumbrances and restrictions which are of record on any property (including easements, covenants, conditions, rights of way and similar matters affecting title to the Real Property and other title defects) that do not materially interfere with the Group Entities’ present uses or occupancy of such property, (d) Liens securing the obligations of the Group Entities under the Credit Agreement (provided that such Liens are released and terminated at Closing), (e) [reserved], (f) Liens created by Buyer or Merger Sub, including Liens granted to any lender at the Closing in connection with any financing by Buyer or Merger Sub of the transactions contemplated hereby, (g) zoning, building codes and other land use laws regulating the use or occupancy of Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Entities, (h) matters that would be disclosed by an accurate survey of the Real Property, (i) any right, interest, Lien or title of a lessor, sublessor or sublessee under any lease or other similar agreement, (j) pledges or deposits in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other social security legislation that would not reasonably be expected to have a Material Adverse Effect, (k) Liens that do not secure monetary obligations and do not and would not reasonably be likely to, individually or in the aggregate, materially impair any continuing or future commercial use or operation of the property to which they relate, (l) Liens arising by operation of Applicable Law with respect to a liability incurred in the ordinary course of business, which is not yet due or payable, or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (m) transfer restrictions imposed by Applicable Law and securities laws, (n) any transfer restrictions arising under the Governing Documents of a Group Entity, but not any Liens related to any violations or delinquencies thereunder, (o) Liens incurred or deposits made to secure the performance of bids, trade contracts, contracts with Governmental Entities and leases, surety, stay, customers and appeal bonds, performance bonds, bankers’ acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business, but not any Liens related to any violations or delinquencies related thereto, and (p) with respect to any Principal Party, the Liens described on Section 1.1(d) of such Principal Party’s Disclosure Schedule.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Data” means “personal information”, “personally identifiable information” or “sensitive personal information” as and to the extent defined by Applicable Laws governing the privacy, security, confidentiality, breach, use, disclosure, transfer, processing, retention, or destruction of such information.

“Practice Entity” means, with respect to any Person, each other Person (other than any natural person) engaged in the practice of medicine or the provision of healthcare services for whom such first Person provides administrative or management services, and all Subsidiaries of any such other Person.

“Pre-Closing Leakage” means any Leakage occurring during the period and commencing on (and excluding) the Latest Balance Sheet Date up to the Measurement Time, as applicable to the Company (“Company Pre-Closing Leakage”) or Buyer (“Buyer Pre-Closing Leakage”).

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Permitted Leakage” means any Permitted Leakage occurring during the period on (and excluding) the Latest Balance Sheet Date up to the Measurement Time, as applicable to the Company (“Company Pre-Closing Permitted Leakage”) or Buyer (“Buyer Pre-Closing Permitted Leakage”).

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Principal Party” each of the Company and Buyer.

“Privacy and Security Policies” has the meaning set forth in Section 3.21(m).

“Privacy and Security Requirements” means, to the extent applicable: (a) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations issued respectively thereto; and (b) Applicable Laws governing the privacy, security, confidentiality, breach, use, disclosure, transfer, processing, retention, or destruction of Personal Data, medical records, or other records generated in the course of providing or paying for health care services.

“Process”, “Processed” or “Processing” means, with respect to Personal Data, the use, collection, processing, storage, protection of, recording, organization, adaption, alteration, transfer, retrieval, consultation, disposal, disclosure, dissemination, or combination of such Personal Data, and including processing as defined in applicable Privacy and Security Requirements.

“Purchase Price” means the Cash Consideration and Buyer Equity Closing Consideration (and, if applicable, the Buyer Equity True-Up).

“PVU” means any productivity value unit issued by any Company Entity.

“PVU Payments” means the maximum amount of any payments which are payable under the PVUs (assuming that all performance objectives and other conditions with respect thereto have been satisfied in full) on or after the date hereof.

“Real Property” means, together, the Owned Real Property and the Leased Real Property.

“Recoverable Amounts” has the meaning set forth in Section 2.13(a).

“Recoverable Leakage” means any Pre-Closing Leakage that was not included in the Closing Statements.

“Recoverable Transaction Expenses” means the aggregate amount of all Transaction Expenses not included in the Closing Statements.

“Referral Recipient” has the meaning set forth in Section 3.21(j).

“Referral Source” means any Person in a position to refer, recommend or arrange for the referral of patients or other health care business, including any physician, physician practice, hospital-, other health care provider.

“Registered Owned IP” has the meaning set forth in Section 3.11(a).

“Reimbursement Claim” has the meaning set forth in Section 2.13(b).

“Related Leakage Party” means (a) in the case of the Company, any Class A Holder and any Partial Rollover Holders who would be a “disqualified individual” (as such term is defined in Section 280G of the Code) and their respective Affiliates, and (b) in the case of Buyer, the officers and the members of Buyer and their respective Affiliates.

“Related Party” has the meaning set forth in Section 3.17.

“Related Party Transaction” has the meaning set forth in Section 3.17.

“Release” means any release, spill, leak, discharge, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, migration, or allowing to escape of a Hazardous Substance into the environment.

“Released Party” has the meaning set forth in Section 9.7.

“Relief” means any loss, relief, allowance, credit, rebate, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any saving, refund, or repayment of any Tax (including any related repayment supplement, fee or interest).

“Removal Documents” has the meaning set forth in Section 5.18.

“Representatives” means, with respect to any Person, the directors, officers, employees, advisors, Affiliates, representatives, agents, investment bankers, consultants, attorneys and accountants of such Person.

“Requesting Party” has the meaning set forth in Section 5.3.

“Required Amount” means cash proceeds from the Debt Financing in an aggregate amount sufficient, when taken together with the aggregate amount of cash proceeds from the Equity Financing and cash and cash equivalents of the Buyer Entities, to pay (a) the amounts required to be paid pursuant to Section 2.12 (including the Closing Cash Payment and the repayment, prepayment or discharge (after giving effect to the Closing) of all outstanding Indebtedness for which a Debt Payoff Letter is delivered pursuant to this Agreement and Company Transaction Expenses) and (b) to pay all fees and expenses in connection with the transactions contemplated hereby, including the Financing, in each case of the foregoing clauses (a) and (b), that are required to be paid by Buyer and/or Merger Sub in cash at Closing.

“Requisite Buyer Unitholder Approval” means approval of a Majority-in-Interest and Preferred Majority Interest (each, as defined in the Buyer Existing LLC Agreement).

“Requisite Company Unitholder Approval” means (a) in the case of the Merger, approval of holders of a majority of the Class A Units and the Company’s membership units designated as Class B-1 Units and Class B-1’ Units, voting together as a single class, and (b) in the case of Amendment No. 1 to the Fourth A&R Company LLC Agreement, approval of holders of a majority of the Class A Units, voting as a single class, and holders of a majority of the Partial Rollover Units, voting together as a single class.

“Requisite Merger Sub Approval” has the meaning set forth in the recitals to this Agreement.

“Restructuring” has the meaning set forth in Section 5.27.

“Rollover Election” has the meaning set forth in Section 2.10(a).

“Rollover Election Form” has the meaning set forth in Section 2.10(a)(i).

“R&W Insurance Policy” means the buy-side representations and warranties insurance policy related to this Agreement, bound by Concord Specialty Risk on the date hereof, together with any excess representations and warranties insurance policies bound in connection therewith.

“Sanctioned Country” means any country or territory with which dealings are broadly and comprehensively prohibited by any country-wide or territory-wide Sanctions (as of the date hereof, Russia, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk and Luhansk regions of Ukraine).

“Sanctioned Person” means any Person with whom any transactions or dealings are restricted, prohibited, or sanctionable under any Sanctions, including as a result of: (a) being named on any list of Persons subject to Sanctions, (b) being located, organized, or resident in any Sanctioned Country, or (c) being directly or indirectly controlled by or 50% or more owned by a Person described in the foregoing clause (a) or (b).

“Sanctions” means all national and supranational laws, regulations, decrees, Orders, or other acts with force of law of the United States, the United Kingdom, the European Union or any of its member states, or United Nations concerning trade and economic sanctions including (a) embargoes; (b) the freezing or blocking of assets of targeted Persons; (c) other restrictions on exports, imports, investment, payments, or other transactions targeted at particular Persons or countries; or (d) any Applicable Laws threatening to impose such trade and economic sanctions on any Person for engaging in proscribed or targeted behavior.

“Second Request” has the meaning set forth in Section 5.5(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Shared Expenses” means (a) the cost of the “tail” policy pursuant to and in accordance with Section 5.6(b); (b) fees and expenses of the Paying Agent (including any per-wire fees) and the Escrow Agent; (c) Transfer Taxes; and (d) any Antitrust Filing Fees.

“Software” has the meaning set forth in the definition of “Intellectual Property”.

“Solvent” means, with respect to any Person, that (a) the present fair saleable value of the property of such Person and its Subsidiaries, taken as a whole, exceeds the amount that shall be required to pay the probable liability of such Person and its Subsidiaries on their existing debts as they become absolute and matured, (b) such Person and its Subsidiaries, taken as a whole, have adequate capital to carry on its business as currently conducted and (c) such Person does not intend or believe it and its Subsidiaries, taken as a whole, shall incur indebtedness beyond the ability of such Person and its Subsidiaries, taken as a whole, to pay as such debts mature. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured liabilities. For purposes of this definition, “present fair saleable value” means the amount that may be realized if the aggregate assets (including goodwill) of such Person and its Subsidiaries, taken as a whole, are sold as an entirety with reasonable promptness in an arms-length transaction under present conditions for the sale of comparable business enterprises.

“Stark Law” has the meaning set forth in the definition of “Health Care Laws”.

“Step-Up” has the meaning set forth in Section 2.10(b)(ii).

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subrogation Provision” has the meaning set forth in Section 5.12.

“Subscription Agreement” has the meaning set forth in Section 5.21(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which a majority of the total voting power of shares of stock or similar ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary. For the avoidance of doubt, no Practice Entity shall be deemed to be a direct or indirect Subsidiary of either the Company or Buyer, as applicable.

“Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in Section 2.1.

“Surviving Company LLCA” has the meaning set forth in Section 2.6(b).

“Tax” means (a) any U.S. federal, state, local or non-U.S. income, gross receipts, franchise, alternative minimum, add-on minimum, sales, use, transfer, value-added, excise, severance, stamp, occupation, windfall profits, escheat, unclaimed property, environmental, customs, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, withholding, license, or other tax, including any interest, penalties or additions thereto, and (b) any liability for any such taxes (including interest, penalties or additions thereto) of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or agreement (including any Tax sharing, Tax indemnification or similar arrangement, but not including any contract or agreement whose principal purpose is not related to tax), or otherwise.

“Tax Proceeding” has the meaning set forth in Section 5.11(e).

“Tax Return” means any return, information return, statement, filing or report relating to Taxes required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Termination Fee” has the meaning set forth in Section 8.3(a).

“Third-Party Payor” means any insurance company, managed care organization, health plan or program or other third-party payor, whether private, commercial or a Governmental Program.

“Transaction Expenses” means, without duplication, the aggregate amount payable for the following out-of-pocket costs and expenses incurred by or on behalf of any of the Group Entities (to the extent such amounts are a liability of any Group Entity) in connection with the consummation of the Merger and the other transactions contemplated hereby, solely to the extent unpaid as of, or not reflected in the applicable Latest Balance Sheet and in each case, net of any Relief available to any Group Entity arising in respect of any Transaction Expenses (in each case, as applicable to the Buyer Entities (“Buyer Transaction Expenses”) or to the Company Entities (“Company Transaction Expenses”)): (a) the fees and expenses of investment banks, financial advisors, accountants, counsel (including the Law Firms), appraisal or valuation firms and other third party advisors engaged by, or on behalf of, any Group Entity in connection with this Agreement and the transactions contemplated hereby; (b) any sale, change-of-control, retention, or similar bonuses due and payable to current or former directors, officers, Employees and other service providers of any of the Group Entities (i) solely as a result of the consummation of the transactions contemplated hereby, and (ii) in the case of the Company, not as a result of any actions taken by Buyer or the Company Entities after the Closing or by Buyer or Merger Sub (or at the direction of Buyer or Merger Sub) on or prior to the Closing; and (c) the employer portion of any associated payroll, social security or similar Taxes related to (A) any such payments described in the foregoing clause (b) or (B) any payments in respect of the Disqualified Units. Additionally, (w) the Transaction Expenses of each of the Principal Parties shall include fifty percent (50%) of the aggregate amount of the Shared Expenses incurred by all Group Entities (regardless of which party paid such Shared Expenses), (x) the costs and expenses associated with the R&W Insurance Policy shall be a Buyer Transaction Expense, (y) the Company’s and its Affiliates costs and expenses reasonably incurred in connection with compliance with the Financing, including in connection with its obligations under Section 5.15 and Section 5.17 shall be a Buyer Transaction Expense, and (z) Buyer’s and its Affiliates’ costs and expenses incurred in connection with the Financing shall be a Buyer Transaction Expense.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, deed Taxes, conveyance fees, recording fees and other similar Taxes, fees and charges, together with any interest, penalties or additions to such Taxes that are imposed on any of the parties by any Governmental Entity in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Unspecified Debt Financing Terms” has the meaning set forth in Section 5.15(a)(iii).

“Updated Financial Statements” has the meaning set forth in Section 5.23.

“VPMCH” has the meaning set forth in Schedule 5.27.

“Waived 280G Benefits” has the meaning set forth in Section 5.10(d).

“Warburg Pincus” has the meaning set forth in the definition of “Affiliate”.

“WARN Act” has the meaning set forth in Section 3.16(d).

“Westmed Transaction Agreement” means that certain Transaction Agreement, dated as of October 12, 2021, by and among Bidco, Summit Health Management, LLC, City Medical of Upper East Side, PLLC, Wildcat Practice Merger Sub, LLC, the Company, Westchester Medical Group, P.C. and the other parties thereto.

“Walgreens” means Walgreens Boots Alliance, Inc., a Delaware corporation.

“Walgreens Group Entities” means Walgreens and its Subsidiaries (other than the Company and any of its Subsidiaries).

“Walgreens New Investor” has the meaning set forth in the recitals to this Agreement.

“Walgreens Promissory Note” has the meaning set forth in Section 5.25(a).

ARTICLE 2

THE MERGER

Section 2.1 Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving limited liability company (the “Surviving Company”) and a wholly owned Subsidiary of Buyer, and the Surviving Company shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DLLCA.

Section 2.2 Closing of the Merger. The closing of the Merger (the “Closing”) shall take place telephonically and through the mutual exchange via electronic means of executed copies of documents (including in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), at 10:00 a.m., New York City time on the third (3rd) Business Day after satisfaction (or waiver in writing) of the conditions set forth in Article 7 (not including conditions which are to be satisfied by actions taken at the Closing or which by their nature can be satisfied only on the Closing Date, but subject to the satisfaction or waiver of such conditions at the Closing), unless another time, date or place is agreed to in writing by the parties; provided that in no event shall the Closing occur prior to January 3, 2023. The “Closing Date” shall be the date on which the Closing takes place.

Section 2.3 Deliveries at the Closing.

(a) Prior to or at the Closing, the Company shall have delivered the following documents:

(i) [intentionally omitted];

(ii) the Escrow Agreement executed by the Holder Representative;

(iii) the Paying Agent Agreement executed by the Holder Representative;

(iv) a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied;

(v) executed copies of the Debt Payoff Letter (which shall be provided at least one (1) Business Day prior to the Closing Date and drafts of which shall have been provided not less than three (3) Business Days prior to the Closing Date); and

(vi) any Removal Documents actually obtained by the Company prior to the Closing.

(b) Prior to or at the Closing, Buyer shall have delivered the following documents:

(i) the Escrow Agreement executed by Buyer;

(ii) the Paying Agent Agreement executed by Buyer;

(iii) the A&R Buyer LLC Agreement executed by Buyer, the New Investors and any other members of Buyer necessary to cause the A&R Buyer LLC Agreement to become effective;

(iv) the A&R Buyer Investors’ Rights Agreement executed by Buyer, the New Investors and any other members of Buyer necessary to cause the A&R Buyer LLC Agreement to become effective;

(v) evidence reasonably acceptable to the Company of the admission of the Company Unitholders as members of Buyer and issuance of the Buyer Equity Closing Consideration to the Company Unitholders, it being agreed that either original unit certificates for the Buyer Class E-3 Units or a schedule to the A&R Buyer LLC Agreement showing the Company Unitholders as members of Buyer and owning the correct number of Buyer Class E-3 Units shall constitute reasonable evidence;

(vi) a certificate of an authorized officer of each of Buyer and Merger Sub, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied; and

(vii) an indemnification agreement in favor of the Company Board Designee, executed by Buyer, substantially in the form attached hereto as Exhibit J.

Section 2.4 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, after receipt of the payments set forth in Section 2.12 (or on such other date as Buyer and the Company may agree), the parties shall cause a certificate of merger substantially in the form attached hereto as Exhibit F (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with applicable provisions of, the DLLCA. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as Buyer and the Company may mutually agree and as shall be specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 2.5 Effects of the Merger. The Merger shall have the effects set forth herein, in the applicable provisions of the DLLCA, and in the Certificate of Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all liabilities, restrictions and disabilities of each of the Company and Merger Sub shall become the liabilities, restrictions and disabilities of the Surviving Company.

Section 2.6 Governing Documents.

(a) At the Effective Time, the certificate of formation of Merger Sub in effect immediately prior to the Effective Time shall become the certificate of formation of the Surviving Company, except that the name of the Surviving Company shall be “Summit CityMD HoldCo, LLC”.

(b) At the Effective Time, the limited liability company agreement of Merger Sub in effect immediately prior to the Effective Time shall become the limited liability company agreement of the Surviving Company, except that (i) the name of the Surviving Company shall be “Summit CityMD HoldCo, LLC” and (ii) such limited liability company agreement shall be revised to the extent necessary to comply with Section 5.6 (the “Surviving Company LLCA”) until thereafter changed or amended as provided therein, by Applicable Law or permitted by Section 5.6.

Section 2.7 Manager. The manager (within the meaning of the DLLCA) of Merger Sub immediately prior to the Effective Time shall be the manager of the Surviving Company.

Section 2.8 Officers. The officers of Merger Sub as of immediately prior to the Effective Time shall be the initial officers of the Surviving Company, each to hold office in accordance with the Surviving Company LLCA until such officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.9 Conversion of Equity Interests.

(a) Conversion of Merger Sub Equity Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holder of any equity interests of Merger Sub, the equity interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be converted into and thereafter evidence in the aggregate a one hundred percent (100%) limited liability company interest in the Surviving Company.

(b) Conversion of Company Units.

(i) At the Effective Time, the Class A Units issued and outstanding as of immediately prior to the Effective Time and held by each Class A Holder shall automatically, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or such Class A Holder, be converted into and shall become the right to receive, without interest, a portion of: (A) the Class A Holder Cash Consideration, (B) that portion, if any, of the Holder Representative Holdback Amount released to the Paying Agent pursuant to Section 9.21(d)(iii), (C) that portion, if any, of the Escrow Amount released to the Paying Agent pursuant to Section 2.14(a), (D) subject to Section 2.10(d), the Class A Holder Equity Consideration, and (E) the Deferred Payment Amount released to the Paying Agent pursuant to Section 2.20, in each case, as determined in accordance with Section 4.01(b) of the Company Existing LLC Agreement, as set forth on the Merger Payment Schedule. At the Effective Time, the Class A Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the Class A Holders shall cease to have any rights with respect thereto, except the right to receive the consideration specified in clauses (A) through (E) of this Section 2.9(b)(i).

(ii) At the Effective Time, the Partial Rollover Units issued and outstanding as of immediately prior to the Effective Time and held by each Partial Rollover Holder shall automatically, by virtue of the Merger and without any action on part of Buyer, Merger Sub, the Company or any Partial Rollover Holder, be converted into and shall become the right to receive without interest a portion of: (A) subject to such Partial Rollover Holder’s Rollover Election and any Cutback or Step-Up, as applicable, in accordance with Section 2.10, the Partial Rollover Holder Cash Consideration, (B) that portion, if any, of the Holder Representative Holdback Amount released to the Paying Agent pursuant to Section 9.21(d)(iii), (C) that portion, if any, of the Escrow Amount released to the Paying Agent pursuant Section 2.14(a), (D) subject to such Partial Rollover Holder’s Rollover Election and any Cutback or Step-Up, as applicable, in accordance with Section 2.10, that portion of the Buyer Equity Closing Consideration with a value equal to the Aggregate Partial Rollover Holder Equity Consideration Value, (E) the Buyer Equity True-Up, if any, pursuant to Section 2.14(b) and (F) the Deferred Payment Amount released to the Paying Agent pursuant to Section 2.20, in each case, as determined in accordance with Section 4.01(b) of the Company Existing LLC Agreement, as set forth on the Merger Payment Schedule; provided that, unless otherwise determined by Buyer, in the case of a Company Unitholder that is not deemed to be a Non-Accredited Investor in accordance with Section 2.10(c), the amounts set forth in the foregoing clauses (D) and (E) shall be payable entirely in cash. At the Effective Time, the Partial Rollover Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the Partial Rollover Holders shall cease to have any rights with respect thereto, except the right to receive the consideration specified in the foregoing clauses (A) through (F) of this Section 2.9(b)(ii).

(c) Withholding. Each of Buyer, Paying Agent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to payments hereunder on account of Disqualified Units or such payment under the Code or any provision of Applicable Law; provided that, other than with respect to payments of compensation to current or former employees of the Company Entities or the failure to deliver an IRS Form W-8 or IRS Form W-9, if Buyer, Paying Agent or the Surviving Company, or anyone acting on their behalf, believes that any withholding is required with respect to any payment made by it, Buyer shall use commercially reasonable efforts to give written notice thereof to the payee in reasonable detail as soon as reasonably practicable and at least seven (7) days prior to such amount being withheld but in no event later than two (2) days prior to such amount being withheld, and Buyer shall provide such payee a reasonable opportunity to provide any applicable certificates, forms or documentation that would reduce or eliminate such withholding. To the extent that amounts are so withheld and timely remitted by Buyer, Paying Agent or the Surviving Company, as applicable, to the applicable Governmental Entity, then such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(d) Disqualified Units. Notwithstanding the foregoing, any amounts payable under this Agreement on account of Disqualified Units shall instead be paid to the applicable Company Entity that employs, or is the last Company Entity to have employed, the Company Unitholder who owns such Disqualified Units, and the Company shall cause (or, in the case of a Company Practice Entity, use its reasonable best efforts to cause) such Company Entity in turn to pay such amounts to such Company Unitholder through its payroll process as soon as practicable thereof, less applicable withholdings (which to the extent such Company Unitholder receives at or about the same time on account of Disqualified Units both cash and non-cash consideration, shall be taken out from the cash portion of such consideration based on the entire value of such consideration).

Section 2.10 Election and Allocation Mechanism.

(a) Election Procedures. Each Partial Rollover Holder shall have the right to make an election (a “Rollover Election”), by completing and returning a Rollover Election Form in accordance with the instructions set forth therein, with respect to the percentage (the “Percentage Election”) of such Partial Rollover Holder’s Per Company Holder Consideration that such Partial Rollover Holder desires to receive as Buyer Class E-3 Units (as opposed to Cash Consideration); provided that the minimum percentage a Partial Rollover Holder may request to receive as Buyer Class E-3 Units shall be forty percent (40%) of such Partial Rollover Holder’s Per Company Holder Consideration (the “Individual Minimum Rollover Percentage”) and any Partial Rollover Holder that purports to elect a percentage that is less than forty percent (40%) shall be deemed to have made a Percentage Election equal to forty percent (40%); and provided, further, that regardless of a Partial Rollover Holder’s Rollover Election, any portion of the Escrow Amount, Holder Representative Holdback Amount and Deferred Payment Amount payable to such Partial Rollover Holder shall be paid in cash (any adjustment to give effect to this proviso, the “Election Cash Adjustment”). Notwithstanding anything to the contrary herein, any Company Unitholder who at the Closing owns a Disqualified Unit shall be deemed to have elected a Percentage Election equal to the Individual Minimum Rollover Percentage with respect to such Disqualified Units. Any Rollover Election shall be made in accordance with the following procedures:

(i) Promptly following or concurrently with the distribution of the Information Statement to Company Unitholders, the Company shall direct the Paying Agent to deliver to each Partial Rollover Holder a form for submitting a Rollover Election substantially in such form as shall be mutually agreed to by the Principal Parties after the date hereof (the “Rollover Election Form”).

(ii) Any Rollover Election shall have been made properly only if the Paying Agent shall have received a Rollover Election Form properly completed and signed prior to 5:00 p.m. New York City time on the date that is twenty (20) days following the date of distribution of the Information Statement, or such other date as the Principal Parties may agree (the “Election Deadline”). Except with the consent of the Company, any Rollover Election submitted by a Partial Rollover Holder shall be irrevocable. In the event that a Rollover Election

Form has not been received from a Partial Rollover Holder as of the Election Deadline, such Partial Rollover Holder shall be deemed to have made a Rollover Election of fifty-five percent (55%) of the sum of such Partial Rollover Holder’s Per Company Holder Consideration. The Paying Agent, in consultation with the Company, shall have the discretion to determine whether any Rollover Election, or modification or revocation thereof, has been properly and timely made, and to disregard immaterial defects in any Rollover Election Form. None of the Company, the Holder Representative, or the Paying Agent shall be under any obligation to notify any Partial Rollover Holder of any defect in a Rollover Election Form.

(iii) Subject to the Cutback, the Step-Up and the Non-Accredited Investor Adjustment, Buyer shall observe the Rollover Elections of the Partial Rollover Holders and shall issue Buyer Equity Consideration to each Partial Rollover Holder in accordance with such Partial Rollover Holder’s Rollover Election Form.

(b) Rollover Election Proration.

(i) Cutback. To the extent (A) the sum for all Partial Rollover Holders of the initial Percentage Election of a Partial Rollover Holder multiplied by such Partial Rollover Holder’s Per Company Holder Consideration, (B) plus the value of all Buyer Class E-3 Units issuable pursuant to the Additional Investment Opportunity, would exceed $2,200,000,000, then the number of Buyer Class E-3 Units issuable to any Partial Rollover Holder that elected an amount in excess of the Individual Minimum Rollover Percentage (an “Excess Rollover Holder”) shall be reduced and such Partial Rollover Holder’s Rollover Election shall be reduced (the “Cutback”) on a ratable basis with other Excess Rollover Holders based on the number of Buyer Class E-3 Units that would have been issued or sold to such Excess Rollover Holder relative to the number of Buyer Class E-3 Units that would have been issued or sold to all Excess Rollover Holders in the absence of the Cutback until the aggregate value of all Buyer Class E-3 Units issuable to the Partial Rollover Holders and pursuant to the Additional Investment Opportunity is less than (but as close to equal as possible to) $2,200,000,000; provided that this Section 2.10(b)(i) shall not result in a reduction of any Partial Rollover Holder’s Rollover Election below the Individual Minimum Rollover Percentage (and as any Partial Rollover Holder’s Rollover Election is reduced to the Individual Minimum Rollover Percentage, such Rollover Holder’s Percentage Election shall be deemed to be the Individual Minimum Rollover Percentage and such Partial Rollover Holder shall thereafter cease to be an Excess Rollover Holder and any further reductions shall be allocated ratably among the remaining Excess Rollover Holders).

(ii) Step-Up. To the extent the sum for all Partial Rollover Holders of the initial Percentage Election of a Partial Rollover Holder multiplied by such Partial Rollover Holder’s Per Company Holder Consideration, after giving effect to any Non-Accredited Investor Adjustment would be less than $2,000,000,000 on the basis of the Buyer Closing Equity Value, then the Individual Minimum Rollover Percentage shall be increased (and any Partial Rollover Holder who submitted a Rollover Election below such increased Individual Minimum Rollover Percentage shall be deemed to have elected the increased Individual Minimum Rollover Percentage) to the lowest percentage (rounded to the nearest two decimal places) at which the aggregate value of all Buyer Class E-3 Units issuable pursuant to the Rollover Elections is equal to or greater than $2,000,000,000 on the basis of the Buyer Closing Equity Value (the “Step-Up”).

(iii) The Company shall make all computations contemplated by this Section 2.10(b), including the determination of the Cutback or the Step-Up, as applicable, and all such computations shall be conclusive and binding, subject to any adjustments made thereto pursuant to Section 2.11(c), absent fraud or manifest error identified prior to the Closing; provided, the Company shall deliver to Buyer reasonably detailed statements of the computations described in this Section 2.10(b) concurrently with its delivery of the Company Closing Statement.

(c) Non-Accredited Investors. Notwithstanding anything to the contrary in this Agreement, unless otherwise determined by Buyer, any Partial Rollover Holder who, as of Closing, is not an “accredited investor” within the meaning of Regulation D of the Securities Act (a “Non-Accredited Investor”), shall not be entitled to make a Rollover Election (and any purported election by a Partial Rollover Holder who is a Non-Accredited Investor shall be disregarded and such Non-Accredited Investor shall receive such Partial Rollover Holder’s Per Holder Company Holder Buyer Equity Consideration in cash, regardless of such Partial Rollover Holder’s Rollover Election (the “Non-Accredited Investor Adjustment”); provided that any Partial Rollover Holder for which the Company provides, no later than three (3) Business Days prior to the Closing, (i) reasonable evidence that such Partial Rollover Holder has gross income from the Company Entities in each of the two prior years in excess of $200,000 or holds Company Units that will be converted into the right to receive cash or Buyer Units with an aggregate value equal to or greater than $1,000,000 or (ii) a net worth statement showing a net worth in excess of $1,000,000, shall be deemed to be an “accredited investor” regardless of any failure of such Partial Rollover Holder to certify as to accredited investor status.

(d) Class A Holder Allocation. Each Class A Holder may, for tax planning purposes in connection with the ownership of Class A Holder Equity Consideration from and after the consummation of the Merger, elect to allocate all or a portion of its ratable portion of the Class A Holder Equity Consideration to, and for receipt by, one or more of its Affiliates, which election shall be delivered to the Company and Buyer no later than ten (10) days prior to the Closing and set forth by the Company on the Merger Payment Schedule.

(e) Notwithstanding anything herein to the contrary, in the event the Parties agree to implement the Restructuring, the Company, by resolution of its board of managers may determine that any Buyer Units (including Buyer Class E-3 Units) issued pursuant to this Agreement may be issued instead by any successor to, or new holding company of, Buyer, with all references to Buyer herein being construed as Buyer or such successor or new holding company, as appropriate.

Section 2.11 Closing Statements.

(a) In the case of the Company, not more than eight (8) and no later than five (5) Business Days prior to the Closing, the Company shall deliver to Buyer a written statement setting forth (i) the Company’s good faith calculation of (A) the Company Pre-Closing Leakage, (B) the Company Pre-Closing Permitted Leakage (C) Company Transaction Expenses and Buyer Transaction Expenses incurred by the Company and its Affiliates (other than Shared Expenses), (D) Shared Expenses incurred by the Company and its Affiliates, together with a statement and reasonable backup supporting documentation of the calculation thereof and (E) the aggregate amount required to repay the obligations to be repaid pursuant to the Debt Payoff Letter, and (ii) a calculation of the Closing Cash Payment based thereon, in each case, as of the Measurement Time (the “Company Closing Statement”).

(b) In the case of Buyer, not more than eight (8) and no later than five (5) Business Days prior to the Closing, Buyer shall deliver to the Company a written statement setting forth (i) Buyer’s good faith calculation of (A) Buyer Pre-Closing Leakage, (B) Buyer Pre-Closing Permitted Leakage (C) Buyer Transaction Expenses (other than Shared Expenses), (D) Shared Expenses incurred by Buyer and its Affiliates, (E) the aggregate amount of the Additional Investment Opportunity of all participating Eligible Investors, together with a statement and reasonable backup supporting documentation of the calculation thereof and (F) Buyer’s per holder capitalization as of immediately following the Closing (after giving effect to the consummation of the transactions contemplated hereby, including the Additional Investment Opportunity, and by the New Investment Agreement) and (ii) a calculation of Buyer Equity Closing Consideration based thereon, in each case, as of the Measurement Time (the “Buyer Closing Statement” and together with the Company Closing Statement, the “Closing Statements”).

(c) During the period following the delivery of last of the Closing Statements to be delivered pursuant to Section 2.11(a) or Section 2.11(b) and the delivery of the Merger Payment Schedule pursuant to Section 2.19(a), the Principal Parties shall cooperate with each other in good faith to update each Closing Statement if and as necessary to correct the figures and calculations set thereon in light of Shared Expenses disclosed on the other Closing Statement or any errors identified by either Principal Party with respect thereto, with any such update becoming binding upon the parties for all purposes hereunder upon the mutual written agreement thereto by the Principal Parties; provided, however, that if the Principal Parties do not so agree to any update to a Closing Statement, such Closing Statement shall remain binding upon the parties for all purposes hereunder as originally delivered pursuant to Section 2.11(a) or Section 2.11(b), as the case may be; provided further that no agreement (or failure to agree) by the Principal Parties regarding any update to the Closing Statements pursuant to this Section 2.11(c) shall be deemed a waiver of any Recoverable Amount or any right to dispute any Reimbursement Claim under Section 2.13.

(d) By no later than the date that is three (3) Business Days prior to the Closing, the Company shall use reasonable best efforts to deliver to Buyer a customary invoice, payoff letter or similar instrument or agreement (each, a “Closing Invoice”) with respect to each Company Transaction Expense that will be unpaid as of immediately prior to the Closing and for which the Company would like Buyer to make payment at the Closing (the “Closing Company Transaction Expenses”), which Closing Invoices shall each state the full amount of the related Closing Company Transaction Expense as of the Closing and provide wire instructions by which Buyer shall be able to make a payment at the Closing to make a payment to fully satisfy such Closing Company Transaction Expense.

Section 2.12 Closing Payments.

(a) At the Closing, Buyer shall pay, or shall cause the Company, Merger Sub or the Surviving Company to pay, in cash by wire transfer of immediately available funds:

(i) the Closing Cash Payment, to an account identified in writing by the Paying Agent to Buyer at least two (2) Business Days prior to the Closing;

(ii) the Escrow Amount, in accordance with the Escrow Agreement;

(iii) each of the Closing Company Transaction Expenses, Buyer Transaction Expenses and Shared Expenses incurred by the Company or its Affiliates, to the account specified for the satisfaction thereof in the related Closing Invoice;

(iv) the amounts set forth in the Debt Payoff Letter to the account or accounts set forth therein (including any applicable per diem); and

(v) the Holder Representative Holdback Amount, to the account established by the Holder Representative for purposes of satisfying liabilities incurred in its capacity as the Holder Representative in accordance with this Agreement, and as provided by the Holder Representative to Buyer at least two (2) Business Days prior to the Closing Date.

(b) At the Closing, Buyer shall issue the Buyer Equity Closing Consideration to each Company Unitholder in accordance with the Merger Payment Schedule.

Section 2.13 Determination of Recoverable Amounts.

(a) At any time during the period from and after the Closing until the date that is three (3) months following the Closing (such period, the “Escrow Period”), the Company Unitholders (in the case of Recoverable Leakage and Recoverable Transaction Expenses incurred by Buyer) and Buyer (in the case of Recoverable Leakage and Recoverable Transaction Expenses incurred by the Company), shall be reimbursed for the aggregate amount of any such Recoverable Leakage and Recoverable Transaction Expenses (collectively, the “Recoverable Amounts”). In the case of Recoverable Amounts incurred by the Company prior to the Closing, the Escrow Amount shall be the sole and exclusive source of recovery for Buyer. In the case of Recoverable Amounts incurred by Buyer, the sole and exclusive source of recovery for the Company Unitholders shall be a Buyer Equity True-Up pursuant to Section 2.14(b).

(b) In order for the Company Unitholders (in the case of Recoverable Amounts incurred by Buyer) or Buyer (in the case of Recoverable Amounts incurred by the Company) to receive the reimbursement of, and indemnification for, any Recoverable Amounts, Buyer (in the case of Recoverable Amounts incurred by the Company) and the Holder Representative (in the case of Recoverable Amounts incurred by Buyer) may, at any time during the Escrow Period, provide written notice to the other party, which shall set forth the total Recoverable Amounts sought by such party and include reasonable supporting documentation with respect to the calculation of such amounts (such notice, the “Reimbursement Claim”); provided, that each party may only deliver one Reimbursement Claim which shall represent all of such party’s claims for Recoverable Amounts. The Reimbursement Claim will be deemed final unless the party receiving such Reimbursement Claim delivers a written dispute notice (a “Dispute Notice”) to the other party within thirty (30) days following receipt of the Reimbursement Claim. Any Dispute Notice must set forth in reasonable detail (i) the item of proposed Recoverable Leakage or proposed Recoverable Transaction Expenses as to which such Buyer or the Holder Representative disputes calculation thereof (each, a “Disputed Item”) and (ii) such party’s alternative calculation, if any, of such Disputed Item. If Buyer and the Holder Representative do not agree upon a final resolution with respect to any Disputed Items within such thirty (30)-day period, then, at the request of either Buyer and the Holder Representative, the remaining items in dispute shall be submitted promptly to Alvarez and Marsal, or, if such firm declines to be retained to resolve the dispute, another nationally-recognized, independent accounting or financial services firm reasonably acceptable to Buyer and the Holder Representative (in either case, the “Accounting Firm”). Buyer and the Holder Representative shall execute and deliver an engagement letter with the Accounting Firm to retain the Accounting Firm. The Accounting Firm shall act as an expert, not an arbiter, in determining the Disputed Items. Any item not specifically submitted to the Accounting Firm for evaluation shall be deemed final and binding (as set forth in the Reimbursement Claim or Dispute Notice or unless otherwise resolved in writing by Buyer and the Holder Representative). The Accounting Firm shall be requested by Buyer and the Holder Representative to render a determination of each Disputed Item within thirty (30) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (x) the definitions and other applicable provisions of this Agreement; (y) a single written presentation (which presentations shall be limited to the items specifically submitted to the Accounting Firm for evaluation) submitted by each of Buyer and the Holder Representative to the Accounting Firm within ten (10) Business Days after the engagement thereof (which the Accounting Firm shall promptly forward to each of Buyer and the Holder Representative, as applicable, after both presentations have been received or the time for submission of presentations has expired); and (z) one written response submitted to the Accounting Firm within five (5) Business Days after receipt of each such presentation (which the Accounting Firm shall forward to each of Buyer and the Holder Representative, as applicable, after both responses have been received or the time for submission of responses has expired), and not on independent review, and such determination shall be conclusive and binding on each party to this Agreement, absent fraud or manifest error. Unless otherwise agreed in writing by Buyer and the Holder Representative, the Accounting Firm shall not conduct a hearing or interview witnesses. Neither Buyer, the Holder Representative, Merger Sub, the Surviving Company, the Group Entities, nor any of their respective Representatives, shall have any ex parte conversations or meetings with the Accounting Firm in connection with the Disputed Items without the prior consent of the other parties. The terms of appointment and engagement of the Accounting Firm shall be as reasonably agreed upon between Buyer and the Holder Representative, and any associated engagement fees shall be initially borne fifty percent (50%) by the Holder Representative (on behalf of the Company Unitholders) and fifty percent (50%) by Buyer; provided that such fees shall ultimately be borne by Buyer and the Holder Representative (on behalf of the Company Unitholders) to be paid from the Holder Representative Holdback Amount (to the extent available) in the same proportion that the aggregate amount of the items unsuccessfully disputed by such party (as determined by the Accounting Firm) bears to the total disputed amount of items submitted to the Accounting Firm. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. The Accounting Firm shall resolve each Disputed Item by choosing a value equal to or between the value proposed by Buyer or the Holder Representative, as applicable in its presentation (which shall not be more favorable to such party than the value proposed by such party in the Reimbursement Claim or Dispute Notice, as applicable).

(c) Buyer shall, and shall cause each of the Company Entities and the Buyer Entities to, promptly make its financial records, personnel and other Representatives available to the Holder Representative and its Representatives at reasonable times during the review by the Holder Representative during the Escrow Period; provided, that, in the event such financial records, personnel and other Representatives are not reasonably available within five (5) days of a request therefor (or such shorter period as may remain prior to the required date to deliver a Reimbursement Claim or Dispute Notice), such relevant period will be automatically extended by one (1) day for each day required for Buyer and/or such Company Entities to fully respond to such request.

(d) The Principal Parties agree that the procedures set forth in this Section 2.13 for resolving disputes with respect to the Disputed Items shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit the Principal Parties or the Holder Representative (on behalf of the Company Unitholders) from instituting litigation to enforce any final determination of any Recoverable Amount by the Accounting Firm pursuant to Section 2.13(b), or to compel any party to this Agreement to submit any dispute arising in connection with this Section 2.13 to the Accounting Firm pursuant to and in accordance with the terms and conditions of this Section 2.13, in any court or other tribunal of competent jurisdiction in accordance with Section 9.17. The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the parties to this Agreement to have any final determination of a Disputed Item by the Accounting Firm proceed in an expeditious manner; provided, that any deadline or time period contained herein may be extended or modified by the written agreement of the Principal Parties and the Holder Representative and the Holder Representative and the Principal Parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.13.

Section 2.14 Reimbursement of Recoverable Amounts; Escrow Release.

(a) With respect to the Escrow Amount:

(i) On the date that is three (3) months from the Closing Date (the “Escrow Release Date”), Buyer and the Holder Representative shall deliver a joint written notice instructing the Escrow Agent to release an aggregate amount equal to the excess, if any, of (A) the Escrow Amount less (B) the aggregate amount necessary to satisfy all Reimbursement Claims made by Buyer, if any, pending or subject to a Dispute Notice pursuant to Section 2.13(b) as of the Escrow Release Date, for payment to the Paying Agent for further distribution to each Company Unitholder that has submitted a duly executed and completed Letter of Transmittal the portion such excess funds the Company Unitholders are entitled to receive in accordance with a revised version of the Merger Payment Schedule to be prepared by the Holder Representative or its Representative that will give effect to the amount of such excess funds.

(ii) If any amounts were withheld from the distribution pursuant to clause (B) of Section 2.14(a), then as promptly as reasonably practicable (but in any event within five (5) Business Days) following the resolution pursuant to Section 2.13(b) of a Reimbursement Claim, Buyer and the Holder Representative shall deliver a joint written notice instructing the Escrow Agent to release to (A) Buyer, the portion of such Reimbursement Claim that is finally determined pursuant to Section 2.13(b) to be owed to Buyer (for the avoidance of doubt, such amount may be zero) (the “Leakage Payment”) and (B) to the Paying Agent for further distribution to Company Unitholders, in accordance with the procedures set forth in Section 2.14(a), an aggregate amount equal to the excess, if any, of (I) the amount that was retained in respect of such Reimbursement Claim over (II) the Leakage Payment, if any.

(iii) For the avoidance of doubt, any remaining portion of the Escrow Amount shall serve as the sole and exclusive source of recovery for any amounts owed to Buyer in connection with any Reimbursement Claim pursuant to Section 2.13(b) and in no event shall the Company Unitholders or the Holder Representative, on behalf of the Company Unitholders, or their respective Affiliates have (A) any obligation to replenish the Escrow Amount or repay any portion of the Cash Consideration to Buyer or any of its Affiliates or (B) any liability for the amount by which the value of Buyer’s Recoverable Amount or Leakage Payment exceeds the Escrow Amount.

(b) In the case of a Buyer Equity True-Up, if applicable, as promptly as reasonably practicable (but in any event within five (5) Business Days) following the Escrow Release Date, Buyer shall deliver to Holder Representative evidence reasonably acceptable to the Holder Representative of the issuance of any undisputed Recoverable Amounts of the Buyer Equity True-Up to the Company Unitholders in accordance with the updated Merger Payment Schedule. If any amounts are in dispute as of the Escrow Release Date, as promptly as reasonably practicable (but in any event within five (5) Business Days), following the resolution of all Reimbursement Claims submitted prior to the Escrow Release Date, Buyer shall deliver to Holder Representative evidence reasonably acceptable to the Holder Representative of the issuance of any remaining amount of the Buyer Equity True-Up based on the resolution pursuant to Section 2.13(b) to the Company Unitholders in accordance with the updated Merger Payment Schedule. In each case, it being agreed that either original unit certificates for the Buyer Class E-3 Units or an updated schedule to the A&R Buyer LLC Agreement showing the Company Unitholders as members of Buyer and owning a number of Buyer Class E-3 Units that reflects the Buyer Equity True-Up (or applicable portion thereof) shall constitute reasonable evidence.

Section 2.15 Additional Actions; Further Assurances.

(a) If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

(b) Subject to the terms and conditions of this Agreement, from time to time, at the request of any party hereto and, except as otherwise set forth herein, at the expense of the party so requesting, each other party shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

Section 2.16 Closing of the Company’s Transfer Books. At the Effective Time, the transfer books of the Company shall be closed with respect to all Company Units outstanding immediately prior to the Effective Time. No further transfer of any such Company Units shall be made on such transfer books after the Effective Time.

Section 2.17 Paying Agent; Exchange Procedures; Payment of Purchase Price.

(a) At the Closing, Buyer, the Company and the Holder Representative shall jointly engage Acquiom Financial LLC as a payments administrator hereunder (the “Paying Agent”). Buyer and the Company shall equally bear the cost of all of the fees and expenses associated with the engagement and retention of the Paying Agent, including any per wire fees to Company Unitholders, which shall be treated as Shared Expenses and, to the extent reasonably practicable, shall be paid to the Paying Agent at or prior to the Closing. Prior to the Closing, at a time determined by the Company, which shall, in any event not be later than five (5) Business Days prior to the Effective Time, the Company will transmit or cause to be transmitted to each Company Unitholder, a letter of transmittal substantially in the form attached hereto as Exhibit G (the “Letter of Transmittal”).

(b) Pursuant to and subject to the Paying Agent Agreement, and subject to the conditions set forth in this Section 2.17, with respect to each Company Unitholder who shall have delivered to the Paying Agent (i) a duly executed Letter of Transmittal, (ii) an executed Form W-9 or applicable Form W-8 and (iii) with respect to the Company Unitholders receiving Buyer Equity Closing Consideration, an executed counterpart to the A&R Buyer LLC Agreement and the spousal consent required thereby (collectively, the “LOT Documents”) prior to the Closing Date, the Paying Agent shall, as promptly as practicable following the Effective Time, and in any event on the Closing Date, pay, without interest, to each Company Unitholder an amount in cash equal to the portion of the Closing Cash Payment such Company Unitholder is entitled to receive in accordance with the Merger Payment Schedule. With respect to any other amounts payable to Company Unitholders under this Agreement (including the Holder Representative Holdback Amount) such amounts shall be paid to the Company Unitholders promptly, and in any event on the date the Paying Agent receives such funds (subject to the terms of the Paying Agent Agreement). Such amounts shall be payable by ACH, wire transfer (or check if no wire instructions are provided) of immediately available funds to the account (or address in the event no wire instructions are provided) designated in such Company Unitholder’s Letter of Transmittal.

(c) Notwithstanding anything to the contrary in this Agreement, except as may be required pursuant to Applicable Law, no payments shall be made hereunder to any Company Unitholder unless and until such Person has delivered to the Paying Agent the LOT Documents applicable to such Company Unitholder. Any Company Unitholder that completes and submits to the Paying Agent the LOT Documents on or prior to the Business Day before the Closing shall receive such Company Unitholder’s portion of the Cash Consideration on the Closing Date. Any

Company Unitholder that completes and submits to the Paying Agent the LOT Documents following the Closing shall receive such Company Unitholder’s portion of the Cash Consideration within two (2) Business Days of the date on which such Company Unitholder submits the LOT Documents. Any amounts otherwise payable to any such Person who has not complied with this Section 2.17 (including any amounts that are consideration for the covenants set forth in the Letter of Transmittal and may become payable in accordance with Section 2.14) shall instead be retained by, or distributed to, the Paying Agent for payment to such Person promptly following such Person’s compliance with this Section 2.17.

Section 2.18 Failure to Exchange Company Units. Any portion of the Cash Consideration made available to the Paying Agent for distribution to Company Unitholders that remains unclaimed by any Company Unitholder thirteen (13) months following the date received by the Paying Agent shall be returned to Buyer or delivered to the Surviving Company, as directed by Buyer, upon demand, and any such Company Unitholder who has not submitted the LOT Documents for the Purchase Price in accordance with Section 2.17 prior to that time shall thereafter look only to Buyer and the Surviving Company as general creditors thereof for payment of the Purchase Price, in respect of such Company Units without any interest thereon. Notwithstanding the foregoing, none of Buyer, the Surviving Company, the Paying Agent or the Holder Representative shall be liable to any Company Unitholder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by any Company Unitholder immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by Applicable Law, the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.19 Merger Payment Schedule.

(a) By no later than one (1) Business Day immediately prior to Closing, the Company shall prepare and deliver to Buyer a schedule (the “Merger Payment Schedule”) setting forth the true and correct amount (in each case estimated based on the Closing Statements (as updated pursuant to Section 2.11(c), if applicable)) of the (i) portion of the Closing Cash Payment to which each Company Unitholder is entitled pursuant to Section 4.01(b) of the Company Existing LLC Agreement, (ii) portion of the Escrow Amount and the Holder Representative Holdback Amount, if any, to which each Company Unitholder is entitled, assuming the Escrow Amount and the Holder Representative Holdback Amount were paid to Company Unitholders at the Closing, (iii) the portion of the Buyer Equity Closing Consideration to which each Company Unitholder is entitled, and (iv) the portion of the Deferred Payment Amount to which each Company Unitholder is entitled pursuant to Section 4.01(b) of the Company Existing LLC Agreement. Following the Closing, to the extent any other payment is required to be made to any Company Unitholder pursuant to this Agreement, including upon the release of any remaining portion of the Escrow Amount, the Holder Representative Holdback Amount, the Buyer Equity True-Up or the Deferred Payment Amount, the Holder Representative or its Representative shall, at least two (2) Business Days prior to the date on which a payment is to be made to the Paying Agent (or in the case the Buyer Equity True-Up prior to the date on which Buyer shall deliver such Buyer Equity True-Up), deliver to Buyer and the Paying Agent, if applicable, a revised version of the Merger Payment Schedule that allocates such payment among the Company Unitholders.

(b) With respect to each payment of cash that each Company Unitholder is entitled to receive under this Agreement, the parties agree that the Company shall round such payment to the nearest cent (with amounts equal to or greater than $.005 being rounded up and amounts less than $.005 being rounded down) and compute such amount after aggregating the payment due at such time to each such Company Unitholder. With respect to each payment of Buyer Class E-3 Units that each Company Unitholder is entitled to receive under this Agreement, no fractional Buyer Class E-3 Units shall be issued in connection with the Buyer Equity Closing Consideration or the Buyer Equity True-Up and any amount payable to a Company Unitholder in Buyer Class E-3 Units shall be rounded to the nearest Buyer Class E-3 Unit (with amounts equal to or greater than 0.5 Buyer Class E-3 Units being rounded up and amounts less than 0.5 Buyer Class E-3 Units being rounded down).

Section 2.20 Deferred Payment Amount(a) . On the first (1st) anniversary of the Closing Date (the “Deferred Payment Date”), Buyer shall pay, or shall cause to be paid, in cash by wire transfer of immediately available funds, the Deferred Payment Amount, to an account identified in writing by the Paying Agent to Buyer at least two (2) Business Days prior to the Deferred Payment Date, for further distribution to the Company Unitholders in accordance with the Merger Payment Schedule. The Deferred Payment Amount shall not be subject to any contingency or offset.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY WITH RESPECT TO THE COMPANY ENTITIES

Except as set forth in the corresponding Section of the Company Disclosure Schedules and each other Section to which the relevance of such disclosure is reasonably apparent on its face, the Company hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date (unless the representation and warranty speaks as of a specific date, in which case such representation and warranty shall be made only as of such specific date) as follows:

Section 3.1 Organization and Qualification.

(a) The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Company has the requisite corporate, limited partnership or other applicable power and authority to (i) own, license, lease and operate its assets and properties and (ii) to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect. The Company is duly qualified or licensed to transact business and is in good standing (if applicable) as a foreign entity in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Buyer true and complete copies of the Governing Documents of the Company as in effect on the date of this Agreement (including the Company Existing LLC Agreement), and the Company is not in material violation of its applicable Governing Documents.

Section 3.2 Authority.

(a) Subject to receipt of the Requisite Company Unitholder Approval, the Company has the requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is or will be party, to carry out its obligations under this Agreement and the Ancillary Documents to which it is or will be party and to consummate the transactions contemplated hereby and thereby. Subject to receipt of the Requisite Company Unitholder Approval, the execution and delivery of the Company of this Agreement and the Ancillary Documents to which to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company. Subject to receipt of the Requisite Company Unitholder Approval, this Agreement has been (and each of the Ancillary Documents to which the Company is or will be a party) duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their terms, except as enforceability is subject to (i) any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) equitable remedies, including specific performance, which are subject to the discretion of the court before which any proceeding may be brought (collectively, the “Enforceability Exceptions”).

(b) The Requisite Company Unitholder Approval is the only vote of the Company Unitholders required under the Governing Documents of the Company or Applicable Laws to enter into this Agreement and consummate the transactions contemplated hereby.

Section 3.3 Capitalization.

(a) The issued and outstanding equity interests of the Company as of the date of this Agreement are as set forth on Section 3.3(a) of the Company Disclosure Schedules. Such list sets forth, as of the date hereof: (i) the number and kind of Company Units outstanding and the identity of the holders thereof and (ii) for any Company Units, (A) the Participation Threshold (if any); (B) the grant date; (C) the vesting schedule (including any right of acceleration of such vesting schedule) and (D) whether such Company Units are subject to any vesting criteria and if so, whether such Company Units are vested or will fully vest (or will be forfeited) pursuant to the Company Existing LLC Agreement as a result of the consummation of the transactions contemplated hereby. The Company Units are validly issued and have not been issued in violation of, and are not subject to, any preemptive or subscription rights, rights of first refusal, purchase option, call option or similar rights, except as provided in the Company Existing LLC Agreement. The Company Units have been granted and/or issued in compliance in all material respects with all applicable federal securities laws and all applicable foreign and state securities or “blue sky” laws.

(b) Except for the Company Units, the Company does not have any issued and outstanding equity interests as of the date of this Agreement. As of the date of this Agreement, there are no outstanding options, warrants, convertible securities or other rights (including conversion or preemptive rights and rights of first refusal or similar rights) to acquire any equity interests of the Company or agreements in writing obligating the Company to issue, grant or sell any equity interest in, the Company. Except for the Company Existing LLC Agreement or any call notices made available to Buyer, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any units or other equity interests of the Company or to make any investment in, any other Person. Except for the Company Existing LLC Agreement and unit grant agreements with Company Unitholders, other than the Companyside Support Agreement, there are no agreements in effect to which the Company is a party with respect to the voting of any of the units or other equity interests of the Company, and there are no share or equity appreciation rights, performance shares or units, contingent value rights, “phantom” units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any membership interests or other ownership interests in, the Company. The Company does not have any outstanding bonds, debentures or other obligations the holders of which have the right to vote (or are convertible into, or exercisable or exchangeable for, securities having the right to vote) with equity holders of the Company. For the avoidance of doubt, PVUs are not equity interests of any Company Entity, and will remain outstanding, in accordance with their terms following, and shall be unaffected by the consummation of the transactions contemplated hereby (including the Merger).

Section 3.4 Consents and Approvals; No Violations.

(a) Assuming the truth and accuracy of the representations and warranties of Buyer, no notices to, filings with, or Consents of any Governmental Entity are necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which it is a party or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act; (ii) the filing of the Certificate of Merger; and (iii) such Consents or notices the failure of which to make or obtain would not reasonably be expected to have a Company Material Adverse Effect.

(b) Subject to receipt of the Requisite Company Unitholder Approval, neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is or will be a party nor the consummation by the Company and of the transactions contemplated hereby or thereby will: (i) conflict with, violate or result in any breach of any provision of any Company Entity’s Governing Documents; (ii) require any consent from or other action by any Person under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation, acceleration or modification of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under, any of the terms, conditions or provisions of any Material Contract, Lease or Material Permit; (iii) breach, violate or conflict with any Applicable Law or Order of any Governmental Entity applicable to any Company Entity, or any of their respective properties or assets; (iv) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of any Company Entity, or (v) require the consent of or notice to any Governmental Entity, except for compliance and filings under the HSR Act, other than in the case of the foregoing clauses (ii), (iii), (iv) and (v), as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5 Financial Statements; No Undisclosed Liabilities.

(a) The audited consolidated balance sheet and the notes thereto of Bidco and its consolidated subsidiaries for the fiscal years ended December 31, 2020 and December 31, 2021, together with the related consolidated statements of operations and comprehensive income, changes in member’s equity and cash flows for the year ended December 31, 2020 and December 31, 2021 (collectively, the “Company Audited Financial Statements”), complete copies of which have been made available to Buyer, present fairly, in all material respects, the financial condition and results of operation as of and for such periods, of the Company Entities in conformity with GAAP, consistently applied, in all material respects.

(b) The Latest Balance Sheet, together with the related consolidated statements of operations for the nine-month period then ended (the “Company Interim Financial Statements” and together with the Company Audited Financial Statements, the “Company Financial Statements”), complete copies of which have been made available to Buyer, present fairly, in all material respects, the financial condition and results of operation of the Company Entities as of and for such periods in accordance with GAAP consistently applied, other than the absence of footnotes related thereto and normal and recurring year-end adjustments (none of which are expected to be individually or in the aggregate material to the Company Entities, taken as a whole). The Company Financial Statements have been derived from the books and records of the Company Entities.

(c) The Company Entities have no liabilities of a nature required to be included on a balance sheet prepared in accordance with GAAP, consistently applied, except (i) liabilities which are adequately reflected or reserved against in the Company’s Latest Balance Sheet or disclosed in the notes thereto, (ii) for future performance under any existing Contract to which any Company Entity is party other than liabilities arising from any material breach of any such Contract, (iii) liabilities which have been incurred in the ordinary course of business since the date of the Company’s Latest Balance Sheet and that do not arise from or relate to any material breach of a Contract, tort or infringement or violation of Applicable Law, or (iv) liabilities that, individually or in the aggregate, are not and would not reasonably be expected to be material to the applicable set of Company Entities, taken as a whole.

(d) The Company Entities maintain, and have maintained for periods reflected in the Company Financial Statements, a system of duly-approved internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general and specific authorizations; (ii) transactions are recorded as necessary to permit preparation of Company Financial Statements in accordance with GAAP, consistently applied, and to maintain asset accountability; and (iii) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company Entities’ internal accounting personnel that are responsible for preparing the financial statements of the Company Entities (including the Company Financial Statements) nor the Company Entities’ independent accountants have identified a material weakness or any significant deficiency in the systems of internal controls utilized by the Company Entities, except as described in the Company Financial Statements. There has been no fraud, whether or not material, that involves management or other Employees of the Company Entities who have a significant role in the internal controls of the Company Entities or the preparation of the financial statements of the Company Entities (including the Company Financial Statements).

(e) The Company is not entering the transactions contemplated hereby (including the Merger) with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Affiliates.

Section 3.6 Absence of Certain Developments.

(a) Since December 31, 2021 through the date of this Agreement, except for the negotiation and entry into this Agreement, the Company Entities have conducted their businesses in the ordinary course of business in all material respects, and, since the Latest Balance Sheet Date, no Company Entity has taken any of the actions set forth in Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(vi), Section 5.1(b)(vii), Section 5.1(b)(ix), Section 5.1(b)(x), Section 5.1(b)(xi), Section 5.1(b)(xv), Section 5.1(b)(xvi), Section 5.1(b)(xvii) and Section 5.1(b)(xviii).

(b) Since the Company’s Latest Balance Sheet Date (but excluding the Latest Balance Sheet Date) through the date of this Agreement, there has not been any (i) Leakage that is not Permitted Leakage or (ii) Company Material Adverse Effect.

Section 3.7 Material Permits; Legal Compliance.

(a) (i) The Company Entities hold all Permits necessary for such Company Entity to own, lease and operate its properties and assets and to carry on business as currently conducted in all material respects (the “Material Permits”), (ii) each Material Permit is in full force and effect and (iii) the Company Entities are in compliance with the Material Permits, in the case of the foregoing clauses (ii) and (iii), except as would not be reasonably expected to be material to the Company Entities, taken as a whole. During the past three (3) years, there has been (A) no material violation, cancellation, revocation or default of any such Material Permit, (B) as of the date hereof, no written notice from any Governmental Entity regarding any Material Permit received by any Company Entity that would reasonably be expected to result in the termination, impairment, adverse modification or nonrenewal, or any penalty, payment or fine in respect thereof.

(b) (i) The Company Entities are, and for the past three (3) years each have been, in compliance with all Applicable Laws, and (ii) none of the Company Entities has, during the past three (3) years, received any written or, to the Company’s Knowledge, oral notice of, and to the Company’s Knowledge, none of the Company Entities are under investigation by any Governmental Entity with respect to, any violation of any Applicable Law or any Material Permits, except, in each case, as would not reasonably be expected to be material to the Company Entities, taken as a whole.

Section 3.8 Tax Matters.

(a) Each of the Company Entities has filed (or had filed on its behalf) all Tax Returns required to be filed by it and has paid all Taxes required to be paid by it (whether or not shown as due on any Tax Return). Each such Tax Return is true, correct and complete in all material respects.

(b) There are no Liens for material Taxes on any asset of any Company Entity, other than Permitted Liens.

(c) No deficiency for any material Taxes has been proposed, asserted or assessed against any Company Entity that has not been resolved. No waiver, extension or comparable consent given by any Company Entity regarding the application of the statute of limitations with respect to any material Taxes is outstanding, nor is any request for any such waiver or consent pending. There is no Tax audit or other administrative proceeding or court proceeding with regard to any material Taxes of any Company Entity that is pending, nor has there been any notice to any Company Entity by any Governmental Entity regarding any such audit or other proceeding, nor, to the Company’s Knowledge, is any such Tax audit or other proceeding threatened.

(d) No Company Entity has requested or been given any extension of time within which to file Tax Returns for which any Company Entity may be liable other than automatic extensions to file Tax Returns or with respect to Tax Returns that have been filed.

(e) No Company Entity has any liability for the Taxes of any Person (other than any other Company Entity) as a result of filing a combined, consolidated, unitary or group return, or as a transferee or successor, by Contract (other than any Contract the principal purpose of which is not the allocation or sharing of any Tax) or pursuant to any Applicable Law.

(f) Within the last six (6) years, no Company Entity is or has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b)(1).

(g) No Company Entity has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intending to be qualified for Tax-free treatment under Section 355 of the Code prior to the date of this Agreement.

(h) Each Company Entity has in all material respects: (i) complied with all Applicable Law relating to the payment, reporting and withholding (including any amount not withheld because of exemption or similar circumstance) of material Taxes; and (ii) within the time and in the manner prescribed by Applicable Law, paid over to the proper Governmental Entities (or is properly holding for such timely payment) all material amounts required to be so withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, customer, member, or other third party.

(i) No written claim has been made by a Governmental Entity in a jurisdiction where a Company Entity does not file Tax Returns that such Company Entity is or may be subject to taxation by that jurisdiction, which claim has not been resolved.

(j) No Company Entity is a party to, or bound by, any Tax indemnity, Tax sharing Tax allocation or similar agreement with any Person (other than any agreement the principal purpose of which is not the allocation or sharing of any Tax), or any closing agreement or offer in compromise with any Governmental Entity.

(k) There are no Tax rulings, requests for rulings or other similar agreements or requests in effect or filed with any Governmental Entity by any Company Entity which could affect a Person’s liability for Taxes arising after the Closing.

(l) Section 3.8(l) of the Company Disclosure Schedules sets forth the U.S. federal tax classification of each Company Entity currently and since its formation. The Company is not, and has never been, a publicly traded partnership within the meaning of Section 7704(b) of the Code. The Company has never made an election to be treated as a corporation for U.S. federal income tax purposes.

(m) Section 3.8(m) of the Company Disclosure Schedules sets forth all federal, state, local, and non-U.S. income Tax Returns filed with respect to each Company Entity for taxable periods ended on or after December 31, 2018, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Each Company Entity has delivered to Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by such Company Entity since December 31, 2018. No Company Entity has waived any statute of limitations in respect of Taxes or agreed to or requested any extension of time, nor is any Company Entity the beneficiary of any extension of time, with respect to a Tax assessment or deficiency.

(n) No Company Entity is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) occurring or in existence on or prior to the Closing Date, (iv) improper use of accounting method or change in method of accounting for a taxable period ending on or prior to the Closing Date, or (v) “closing agreement” as described in Section 7121 of the Code (or any similar provision of U.S. state, local or non-U.S. income Tax laws) executed on or prior to the Closing Date.

(o) No Company Entity has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits, or benefits pursuant to the CARES Act, the FFCRA or any similar applicable federal, state, local, or foreign law, or otherwise taken advantage of any change in Applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of a Company Entity to any Governmental Entity.

(p) Since the date of the Latest Balance Sheet Date, none of the Company Entities has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(q) No power of attorney has been granted by or with respect to any Company Entity with respect to any matter relating to Taxes which remains in effect.

(r) No Company Entity is a party to any joint venture, partnership, other arrangement or Contract which may reasonably be expected to be treated as a partnership for income Tax purposes.

(s) All transactions and agreements between or among the Company Entities and their respective Affiliates are, and were entered into, in compliance with the requirements and principles of Section 482 of the Code and the Treasury Regulations promulgated thereunder, in all material respects, including any reporting requirements set forth thereunder, and are, and have been, in all material respects, in compliance with the requirements and principles of any comparable provisions of state, local or foreign law, including any reporting requirements set forth thereunder.

(t) No Company Entity has adopted as a method of accounting, or otherwise accounted for any advance payment or prepaid amount under (i) the “deferral method” of accounting described in Rev. Proc. 2004-34, 2004-22 IRB 991 (or any similar method under state, local or non-U.S. law), or (ii) the method described in Treasury Regulation Section 1.451-5(b)(l)(ii) (or any similar method under other law).

Section 3.9 Real Property.

(a) Section 3.9(a) of the Company Disclosure Schedules lists the street address of each parcel of Owned Real Property of an applicable Company Entity. A Company Entity has good and valid fee simple title to such Owned Real Property, free and clear of all Liens, other than Permitted Liens. All structures, buildings, parking areas, improvements and fixtures located on such Owned Real Property that is not a condominium, and the structures, improvements and fixtures within an Owned Real Property that is a condominium, are in good operating condition and have been maintained in good order and repair, in each case, subject to ordinary wear and tear, except as would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.9(b) of the Company Disclosure Schedules sets forth the addresses of all Leased Real Property and a list of all Leases. The Company has made available to Buyer true, correct and complete copies of the Leases. Each such Lease is in full force and effect, is the valid and binding obligation of the Company Entity party thereto, enforceable in accordance with its terms, subject to the Enforceability Exceptions, and neither the applicable Company Entity party thereto nor, to the Company’s Knowledge, any other party thereto is in material default under such Lease, and, to the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such default. As of the date hereof, there are no material disputes with respect to the Leases. All structures, buildings and fixtures located on the Leased Real Property are in good operating condition and have been maintained in good order and repair, in each case, subject to ordinary wear and tear, except as would not reasonably be expected to be material to the Company Entities, taken as a whole. To the Company’s Knowledge, none of the Leased Real Property is subject to written warnings, sanctions or notice of any material violations of zoning or building Applicable Laws. All of the Leases comply with Applicable Laws, except as would not reasonably be expected to be material to the Company Entities, taken as a whole.

(c) Section 3.9(c) of the Company Disclosure Schedules lists all material options or other rights to purchase or lease additional real property that are held by a Company Entity, except with respect to the Leases. Except with respect to the Leases, no Company Entity has agreed to purchase or lease, nor may any of the Company Entities be required to purchase or lease, any real property from any Person. As of the date hereof, each such options or other rights to purchase are in full force and effect, are the valid and binding obligation of the Company Entity party thereto, enforceable in accordance with their terms, subject to the Enforceability Exceptions, and neither the applicable Company Entity party thereto nor, to the Company’s Knowledge, any other party thereto is in default under such options or other rights to purchase, and, to the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a default. No Person has a right to acquire any interest in the Owned Real Property or a Company Entity’s interests in any Lease, including any options to purchase, rights of first refusal to purchase or rights of first refusal to lease.

(d) Section 3.9(d) of the Company Disclosure Schedules lists all Owned Real Property and all Leased Real Property that is subleased, sublicensed, or otherwise granted to any Person (other than a Company Entity) by the Company Entities for use or occupancy and the leases with respect thereto, and a true, correct and complete copy of each such lease has been made available to Buyer. Except for the owners of the Leased Real Property (but only to the extent permitted by each lease with respect thereto), no Person, other than the Company Entities, is in possession of any Real Property. To the Company’s Knowledge, as of the date hereof, each such agreement is in full force and effect, is the valid and binding obligation of the Company Entity party thereto, enforceable in accordance with its terms, subject to the Enforceability Exceptions, and neither the applicable Company Entity party thereto nor, to the Company’s Knowledge, any other party thereto is in material default under such agreement, and, to the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such default.

(e) As of the date hereof, no Company Entity has received written notice of any condemnation, eminent domain or similar proceedings with respect to the Owned Real Property that if determined adversely to the Company Entity would be material to the Company Entities, taken as a whole.

(f) The Real Property is adequate and suitable to conduct the businesses of the Company Entities as such businesses are operated as of the Closing Date.

(g) None of the representations and warranties in this Section 3.9 shall be deemed to relate to any environmental matters (such matters being the subject of Section 3.15).

Section 3.10 Personal Property; Title to Property. Each Company Entity has good and marketable title to, or a valid leasehold interest in, all material items of tangible personal property and assets licensed, owned or leased by such Company Entity and reflected on the Company Financial Statements, free and clear of any Liens other than Permitted Liens. Such property and assets, taken as a whole, constitute all tangible personal property and assets necessary for, and they are sufficient in all material respects for, the operation of the business as currently conducted by such Company Entity, including all of the personal property and assets reflected on the Company Financial Statements (subject to any dispositions thereof since the date of the Company’s Latest Balance Sheet in the ordinary course of business and for dispositions of obsolete, damaged or unused tangible assets or properties).

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a complete list of Owned Intellectual Property that is registered or applied-for with any Governmental Entity (the “Registered Owned IP”). All material Registered Owned IP is subsisting, and, to the Company’s Knowledge, valid and enforceable. As of the Closing Date, the Company Entities own each material item of Owned Intellectual Property free and clear of all Liens, other than Permitted Liens.

(b) During the three (3) years prior to the date of this Agreement, none of the Company Entities has received any written notices of infringement or misappropriation from any third party with respect to the operation of the business of the Company Entities or any Company Entity’s use of any Intellectual Property. There is as of the date hereof no Action pending or, to the Company’s Knowledge, threatened in writing against any of the Company Entities with respect to (i) the alleged infringement or misappropriation by any of the Company Entities of any Intellectual Property of any third party or (ii) the ownership, validity, enforceability or use of any Owned Intellectual Property. To the Company’s Knowledge, no third party is currently infringing or misappropriating any such Owned Intellectual Property, and no Action alleging any such infringement or misappropriation is pending or threatened in writing by the Company Entities against any Person, except for customary cease and desist letters sent by the Company Entities in the ordinary course of business. Except as would not be material to the Company Entities, during the three (3) years prior to the date of this Agreement, none of the Owned Intellectual Property, or the products, services or business of the Company Entities as previously conducted or currently conducted, infringes upon or misappropriates or has infringed upon or misappropriated any other Person’s Intellectual Property.

(c) No rights of any of the Company Entities in and to any material Owned Intellectual Property will be materially affected by the consummation of the transactions contemplated hereby.

(d) Section 3.11(d) of the Company Disclosure Schedules separately lists and identifies all material Software the rights to which are included in the Owned Intellectual Property (the “Company Software”). The Company Software performs in all material respects in accordance with the documentation and other written materials related thereto and to the Company’s Knowledge is free from any disabling codes or instructions or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Company Software, except, in each case, to the extent intentionally included by the Company or forming part of the Company Software by design. Except as would not reasonably be expected to be material to the Company Entities, take as a whole, the Company Software is not based on and does not incorporate any Open Source Software in a manner that would oblige a Company Entity to (i) distribute or disclose any source code for such Company Software, (ii) grant a right to make derivative works of any such Company Software, or (iii) license or otherwise make available any such Company Software on a royalty-free basis.

(e) Except as would not reasonably be expected to be material to the Company Entities, taken as a whole, the Company Entities’ Intellectual Property comprises all of the Intellectual Property used in, held for use in connection with or necessary for the conduct of the Company Entities’ businesses as currently conducted.

(f) Each Company Entity has taken commercially reasonable steps to protect its rights in each item of Owned Intellectual Property, and to maintain the confidentiality, integrity and security of all trade secrets and confidential information owned by such Company Entity, excluding any information that such Company Entity, in the exercise of its business judgment, determined was of insufficient value to protect as a trade secret. Each Person who is or was involved in the creation or development of any material Owned Intellectual Property for the Company has agreed to confidentiality provisions protecting the trade secrets and other material confidential information constituting such Owned Intellectual Property. The Company Entities are not bound by and the business of the Company Entities is not subject to any Order giving any Person any rights in or restricting or limiting the use, licensing, commercialization, enforcement, or exploitation of any Intellectual Property or the conduct of the business of the Company Entities.

(g) Except as would not reasonably be expected to be material to the Company Entities, taken as a whole, (i) the Company Entities have sufficient rights to use all IT Assets as currently used; (ii) the IT Assets are adequate for the operation of the business of the Company Entities as currently conducted; and (iii) the IT Assets operate and perform in accordance with their documentation and functional specifications in connection with the operation of the respective businesses of the Company Entities as currently conducted and proposed to be conducted. During the three (3) years prior to the date of this Agreement, there has been no failure, breakdown or continued substandard performance of any IT Assets that has caused a material disruption or interruption in or to any use of the IT Assets or the conduct of the business of the Company Entities, and the Company Entities have implemented business continuity, back-up and disaster recovery policies, procedures and systems that are commercially reasonable and are designed to maintain the operation of the business of the Company Entities in all material respects.

(h) No funding, facilities or personnel of any Governmental Entity, university or other academic institution or research center have been used in connection with the development of any Owned Intellectual Property in a manner that resulted in any Governmental Entity, university or other academic institution or research center having any right, title or interest (including any “march in” rights) in or to any Owned Intellectual Property by virtue of any such funding of such development.

Section 3.12 Material Contracts.

(a) Section 3.12 of the Company Disclosure Schedules sets forth a complete list, as of the date hereof, of all Contracts to which a Company Entity is a party to or bound by that are of a type described below, excluding (x) purchase orders entered into in the ordinary course of business, (y) Employee Benefit Plans and (z) Leases (collectively, the “Material Contracts”):

(i) any individual consulting agreement, independent contractor agreement or employment agreement (other than employment agreements with Clinicians) that provides for annual base compensation exceeding $400,000 per year, and which cannot be terminated by the Company Entity party thereto without penalty on notice of ninety (90) days or less;

(ii) any employment agreement with any physician that contains terms that differ substantively in any material respect from the terms contained in the applicable standard forms of employment agreement used by the Company Entity party thereto in the ordinary course of its business at the time such employment agreement was executed;

(iii) any collective bargaining agreement with any labor union or other collective bargaining representative;

(iv) any Contract for a single capital expenditure in an amount in excess of $5,000,000 in any calendar year;

(v) any Contract or groups of related Contracts for the purchase by a Company Entity, or the sale or furnishing to such Company Entity, of materials, supplies, merchandise, equipment or services (excluding utilities services in the ordinary course of business and any payments that might be due after renewal of any such Contract) reasonably expected to require aggregate payments in excess of $2,500,000 for the twelve (12) month period following the date hereof;

(vi) any Contract relating to indebtedness for borrowed money, including any guaranty of another Person’s indebtedness and all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing (other than advances to employees for expenses in the ordinary course of business or transactions with customers on credit in the ordinary course of business) in excess of $2,500,000;

(vii) any Contract under which any Company Entity is (A) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property, or (B) a lessor of any tangible personal property owned by any Company Entity, in any single lease under the foregoing clause (A) or (B) that has future required scheduled payments in excess of $2,500,000 per annum;

(viii) any Contract that contains a license (A) of material Intellectual Property to any Company Entity from a third party (other than non-exclusive licenses granted by service providers or licenses to Open Source Software or commercially available off-the-shelf software), or (B) from any Company Entity to a third party under any material Owned Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business);

(ix) any Contract involving any partnership, joint venture, or similar enterprise, joint operating agreement, or sharing of profit agreement related to a Person that is not a wholly-owned Subsidiary or a Company Practice Entity;

(x) any Contract (A) containing a covenant of any Company Entity not to compete in any line of business or with any Person in any geographical area, (B) granting any exclusive or similar right to any Person, (C) containing “most favored nation” clauses, or (D) limiting the freedom of any Company Entity to engage in any line of business;

(xi) any Contract with any health care service plan, health insurer, health maintenance organization, carrier, Employee Benefit Plan, organized delivery system, hospital and/or other Third-Party Payor representing greater than ten percent (10%) of annual revenue of the Company Entities in the aggregate;

(xii) any Contract (A) imposing any continuing or future obligation on a Company Entity that relates to the disposition (other than sales or acquisitions of inventory in the ordinary course of business) or acquisition of more than $1,000,000 in any single transaction of assets or properties by any Company Entity or (B) relating to the acquisition of any Person or a business by any Company Entity (other than acquisitions involving aggregate payments of less than $2,500,000) or any disposition of any equity securities or assets of any Company Entity (other than dispositions involving aggregate payments of less than $1,000,000 and issuances of Company Units) pursuant to which any Company Entity is (I) obligated to make any outstanding “earn-out” or deferred payments or (II) subject to surviving indemnification obligations for the benefit of a third party (other than customary indemnification obligations for the benefit of directors, officers and employees);

(xiii) Contracts related to the settlement of any Action that impose material ongoing obligations on any Company Entity (other than customary release, confidentiality and non-disparagement obligations); and

(xiv) other than ordinary course severance and separation agreements, all settlements, conciliations or similar agreements the performance of is reasonably expected to involve any payment by a Company Entity after the date of the Company Interim Financial Statements or is in excess of $400,000.

(b) The Company has made available complete copies of each Material Contract, and all material amendments and material supplements thereto and material waivers thereunder, to Buyer. As of the date hereof, each Material Contract and each Material Clinician Contract is a legal, valid and binding obligation of the Company Entity party thereto, enforceable in accordance with its terms and conditions, subject to the Enforceability Exceptions, except as would not, individually or in the aggregate, be material to the applicable set of Company Entities, taken as a whole. As of the date hereof, no Company Entity party to any Material Contract or Material Clinician Contract nor, to the Company’s Knowledge, any other party to such Material Contract or such Material Clinician Contract is in material breach or default under (in each case, with or without the passage of time or notice, or both) such Material Contract or such Material Clinician Contract, nor has any Company Entity received any claim of any such material default, breach or violation and, to the Company’s Knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default or material breach under any Material Contract or Material Clinician Contract.

Section 3.13 Litigation. As of the date hereof, there is no (a) Action by or against any Company Entity or any of their respective directors, officers or employees in their respective capacities as such pending or, to the Company’s Knowledge, threatened in writing that if adversely determined, would reasonably be expected to be material to the Company Entities, taken as a whole (other than any claims for medical malpractice that have been dismissed or settled within the limits of the Company Entities’ applicable insurance policy), (b) Order to which any Company Entity is a party or by which any of its assets or properties is bound that materially restricts the manner in which the applicable Company Entity may conduct its business or that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, or (c) Action pending or, to the Company’s Knowledge, threatened before any Governmental Entity by any Person seeking to restrain or prohibit the execution and delivery by the Company of this Agreement or any Ancillary Document, or the consummation of the transactions contemplated hereby or thereby.

Section 3.14 Employee Benefits.

(a) Section 3.14(a) of the Company Disclosure Schedules lists each material Employee Benefit Plan. The Company has made available to Buyer copies of the following, as applicable, with respect to each Employee Benefit Plan: (i) the legally governing plan document (and all amendments thereto) and all related trust documents and funding instruments, including any group contracts and insurance policies; (ii) a written summary of the material terms of any Employee Benefit Plan that is not set forth in a written document; (iii) the most recent summary plan description (and any summaries of material modifications thereto), (iv) the most recent determination, advisory or opinion letter received from the Internal Revenue Service, (v) the most recently filed annual reports (Form 5500 series and all schedules and financial statements attached thereto required to be filed with the Department of Labor), (vi) all material written notices, letters, or other correspondence to or from any Governmental Entity or agency thereof within the last three years, including any filings or applications to any Governmental Entity pursuant to any amnesty or correction program, and (vii) the non-discrimination tests for any qualified plan under Section 401(a) of the Code, or any other plan for which such tests are required in order to comply with Applicable Law, for the three (3) most recent plan years.

(b) Each Employee Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and Applicable Law, including ERISA and the Code. All contributions, reserves or premium payments (including all employer contributions and employee salary reduction contributions) that are due as of the date hereof have been made to or paid on behalf of each Employee Benefit Plan and if not yet due, have been properly accrued on the Company Entities’ financial statements.

(c) There has been no prohibited transaction (as defined in Section 4975 of the Code or 406 of ERISA) for which an exemption does not exist, and no breach of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan. Nothing has occurred with respect to any Employee Benefit Plan that has subjected or, to the Company’s Knowledge, could reasonably be expected to subject any of the Company Entities to a penalty under Section 502 of ERISA or to a Tax or penalty under Sections 4975, 4980B, or 4980D of the Code.

(d) Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion or advisory letter from the Internal Revenue Service upon which the Company Entities are entitled to rely to the effect that such Employee Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from Taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualification of such Employee Benefit Plan.

(e) During the six (6) years prior to the date of this Agreement, no Company Entity nor any other Person (whether or not incorporated) that, together with any of the Company Entities would be treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”), has sponsored, maintained, contributed to or had an obligation to contribute to: (i) a “pension plan” (within the meaning of Section 3(2)of ERISA) that is subject to Title IV of ERISA or the minimum funding standards under Section 302 of ERISA and Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f) No Employee Benefit Plan provides medical, disability or life insurance benefits beyond termination of employment or retirement other than group health plan continuation coverage under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or any similar state or local Applicable Law.

(g) Each Employee Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in compliance in all material respects with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended, including the market reform mandates and the employer-shared responsibility requirements, and no event has occurred nor circumstances exist that would cause the Company Entities to be subject to any Taxes assessable under Sections 4980H(a) or 4980H(b) of the Code. Each Company Entity has complied in all material respects with the annual health insurance coverage reporting requirements under Code Sections 6055 and 6056.

(h) No Actions (other than routine benefit claims) are pending, or to the Company’s Knowledge, threatened against any Employee Benefit Plan. No Employee Benefit Plan is under an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Entity.

(i) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been and currently operated and administered in compliance, and is in documentary compliance, in each case, in all material respects, with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder. The Company does not have any obligation to reimburse or otherwise “gross-up” any Employee, director, officer, or independent contractor for any Taxes under Section 409A of the Code or Section 4999 of the Code.

(j) The Company has reserved sufficient funds pursuant to that certain Rabbi Trust established by the Company and Matrix Trust Company, with respect to any liabilities the Company has incurred, or expects to incur, under the Summit Health Nonqualified Deferred Compensation Plan.

(k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in connection with any other event, will (i) accelerate the time of payment or vesting of or requirement to fund any benefits, or materially increase the amount of compensation or value of any payment or benefit, or result in any material payment or benefit becoming due or payable, or required to be provided, or result in the forgiveness of indebtedness, in each case, otherwise payable by the Company to any present or former Employee, director, officer or independent contractor of the Company Entities under any Employee Benefit Plan, (ii) cause any Company Entity to transfer or set aside any assets to fund any benefits under any Employee Benefit Plan or (iii) limit or restrict the right to amend, terminate or transfer the assets of any Employee Benefit Plan. The consummation of the transactions contemplated hereby will not, either alone or in connection with some other event, result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Section 280G of the Code) that could constitute, individually or in combination with any other such payment or benefit, an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or a payment subject to Tax imposed under Section 4999 of the Code.

(l) No Company Entity has ever maintained, established, sponsored, participated in, contributed to or had an obligation to contribute to any Employee Benefit Plan outside of the United States.

Section 3.15 Environmental Matters.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the applicable Company Entity or the Company Entities in the aggregate, (i) each Company Entity is, and during the past three (3) years has been, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Material Permits required under Environmental Laws; (ii) during the past three (3) years (or longer if still pending or unresolved), no Company Entity has received any written notice of, or been party to any Actions, claims, enforcement, or information requests from any Governmental Entity involving, any actual or alleged violation of Environmental Laws, or any material liability arising under Environmental Laws, in each case relating to such Company Entity; (iii) no Company Entity has ever caused any Release of Hazardous Substances at any Real Property currently or, to the Company’s Knowledge, formerly owned or operated by any Company Entity, in each case that would reasonably be expected to result in material liability or a requirement for notification, investigation or remediation by any Company Entity under any Environmental Law; (iv) other than pursuant to the provisions of any Real Property leases, no Company Entity has agreed by Contract to assume the material liabilities or obligations of any third-party under Environmental Law, and (v) no Company Entity owns or operates underground storage tanks.

(b) All material reports, audits and investigations prepared within the past three (3) years related to the environmental conditions of any Company Entity-owned or operated Real Property, or related to alleged or actual non-compliance with or violations of any Environmental Law currently in the possession or control of any Company Entity have been provided to Buyer.

(c) No facility operated by any Company Entity in New Jersey is an industrial establishment as defined by the New Jersey Industrial Site Recovery Act, NJSA 13:1K-6 et seq, or the rules and regulations promulgated thereunder, based upon its operations, and no facility operated by any Company Entity in Connecticut is an “establishment” under the Connecticut Property Transfer Law.

(d) With respect to the generation, transportation, treatment, storage, disposal and other handling of Medical Waste, each Company Entity is operating and during the past three (3) years has operated in compliance with the United States Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 U.S.C. § 2501, et seq., the Marine Protection, Research and Sanctuaries Act of 1972, 33 U.S.C. § 1401 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq., and all other Applicable Laws regulating Medical Waste or imposing requirements relating to Medical Waste, except as would not otherwise be material to the Company Entities, taken as a whole.

Section 3.16 Labor Matters.

(a) No Company Entity is party to or bound by any collective bargaining or other labor agreement. To the Company’s Knowledge, no Employee of a Company Entity is represented by a labor organization in connection with such employment. There is, and during the past three (3) years there has been no (i) slowdown, labor strike, lockout, concerted work stoppage or unfair labor practice charge against a Company Entity or (ii) to the Company’s Knowledge, union organizing activity.

(b) Each Company Entity is in material compliance, and in the past three (3) years has complied, in each case, in all material respects, with Applicable Law respecting employment, employment practices and labor with respect to Employees and any independent contractors, including overtime, wages and hours, prevailing wages, equal pay, classification of workers (including exempt and non-exempt employee classification, independent contractor classification and leased workers from another employer), meal periods and rest breaks, affirmative action, employment discrimination, retaliation, harassment, background checks and screenings (including use of consumer reports), COVID-19, employee privacy, employee trainings and notices, drug testing, recordkeeping, paid sick days/leave, vacation and other entitlements and benefits, workers’ compensation, leaves of absence, immigration, occupational safety and health, collective bargaining, hiring, promotion, demotion and termination and withholding of Taxes.

(c) There have not been in the past three (3) years, and there are no pending or threatened, unfair labor practice charges or Actions against any Company Entity before the National Labor Relations Board or any Governmental Entity relating to an alleged violation or breach of any Applicable Laws respecting employment and employment practices. Each Company Entity has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations, if any. With respect to each such allegation reasonably found to constitute a violation of law and/or policy, if any, each Company Entity has taken prompt corrective action that is reasonably calculated to prevent further improper conduct. No Company Entity is aware of any such allegations relating to officers, directors or Employees of any Company Entity, that, if known to the public, would bring any Company Entity into material disrepute. There has not been, within the past four (4) years, any labor- or employment-related audit or investigation of any Company Entity, including those concerning discrimination, harassment, retaliation, wages and hours, classification and/or occupational safety and health. No Company Entity is subject to any employment-related consent decree. No Company Entity is delinquent in any material respects in any payments to any Employee or independent contractor, including wages, commissions, incentives, bonuses, severance or other compensation, or any taxes or any penalty for failure to comply with withholding or reporting requirements. To the Company’s Knowledge, no former employee or independent contractor of any Company Entity is in violation of a restrictive covenant agreement entered into with any Company Entity, including non-competition, non-solicitation, confidentiality/non-disclosure and/or invention assignment Contracts.

(d) No Company Entity has conducted in the past three (3) years a “mass layoff,” “relocation,” “plant closing,” or “termination” as defined by the federal Worker Adjustment and Retraining Notification Act, or any similar applicable state or local law (collectively, the “WARN Act”).

(e) Each purported Employee and independent contractor of any Company Entity satisfies, and has satisfied, the requirements of any Applicable Law to be so classified. —No Employee is working in the U.S. on a visa or requires a visa sponsorship in order to work in the U.S.

Section 3.17 Transactions with Affiliates. No equityholder of more than five percent (5%) of the outstanding Company Units, nor any officer or director of the Company or any Company Practice Entity (each a “Related Party”) is (a) a party to any Material Contract or material business arrangement with any Company Entity or owns any material assets used in the business of any Company Entity, in each case, excluding the Company Existing LLC Agreement, and any Contracts or business arrangements relating to the provision by any Company Entity of medical services to any such Person and any Contracts solely between Company Entities (each a “Related Party Transaction”), other than Employee Benefit Plans and other employment arrangements in the ordinary course of business; (b) directly or indirectly, indebted to any Company Entity (other than advancement of expenses in the ordinary course of business); or (c) a holder of a direct or indirect fifty percent (50%) or more ownership interest (or, to the Company’s Knowledge, a holder of a direct or indirect ten percent (10%) or more ownership interest) in (i) any firm or entity with which any Company Entity has a material business relationship (except for other Company Entities) or (ii) any firm or entity which competes with any Company Entity.

Section 3.18 Key Business Relationships.

(a) Section 3.18(a) of the Company Disclosure Schedules lists the ten (10) largest Third-Party Payors of the Company Practice Entities (measured by aggregate revenues of the Company Practice Entities arising from related reimbursement or services fees during the two (2) most recently completed fiscal years) (each a “Material Payor”). No Company Practice Entity has received during the past two (2) years any written notice, or, to the Company’s Knowledge, oral notice, from any -Material Payor that it will stop or materially and adversely alter the rates or terms applicable to the business it conducts with any Company Practice Entity.

(b) Section 3.18(b) of the Company Disclosure Schedules lists the fifteen (15) largest vendors, licensors, service providers and other suppliers of the Company Entities (measured by aggregate expenses of the Company Entities for each of the two (2) most recently completed fiscal years) (each a “Material Supplier”). No Company Entity has received any written notice during the past two (2) years from any Material Supplier that it will stop or materially decrease the rate or materially and adversely alter the terms of the business it conducts with (or the products or services it provides for) any Company Entity.

Section 3.19 Brokers’ Fees. Except for any fees, commissions or similar payments that shall constitute a Company Transaction Expense, no broker, finder, financial advisor, investment banker or similar agent is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Company Entity.

Section 3.20 Anti-Corruption Matters.

(a) No Company Entity nor, to the Company’s Knowledge, any director, officer or employee of any Company Entity has violated the U.S. Foreign Corrupt Practices Act or made a material violation of any other Anti-Corruption Laws.

(b) No Company Entity has conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any government or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with the Anti-Corruption Laws, anti-money laundering Applicable Laws or Sanctions.

(c) No Company Entity or their respective directors and officers or, to the Company’s Knowledge, employees, is a Sanctioned Person, nor is any Company Entity located, organized or resident in a Sanctioned Country. The Company Entities are currently in material compliance with, and at all times within the past five (5) years have been in material compliance with any applicable Sanctions, and, to the Company’s Knowledge, there are not now, nor have there been within the past five (5) years, any formal or informal proceedings, or government investigations pending or threatened against the Company Entities or any of their respective director, officers or employees concerning violations or potential violations of, or conduct sanctionable under, any Sanctions.

Section 3.21 Health Care Compliance.

(a) Each Company Entity is, and for the past six (6) years has been, in compliance with all Health Care Laws, except, in each case, as would not reasonably be expected to be material to the applicable Company Entity. none of the Company Entities has received in the three (3) years prior to the date hereof any written or, to the Company’s Knowledge, notification of any pending or threatened Action from any Governmental Entity, alleging potential or actual non-compliance by, or liability of, any Company Entity under any Health Care Laws that would reasonably be expected to be material to the applicable Company Entity. No Company

Entity officers, directors, managers, employees or Clinicians has been (during the shorter of (i) the past three (3) years, or (ii) since such officer, director, manager, employee or Clinician has been employed or engaged to provide professional services by a Company Practice Entity) or is in material violation of, or to the Company’s Knowledge being investigated by any Governmental Entity for any material violation of, any Health Care Laws by which such Person is bound or to which any business activity or professional services performed by such Person for any Company Entity (including services provided to other Persons but arranged by any Company Entity) is subject, except, in each case, as would not reasonably be expected to be material to the applicable Company Entity.

(b) Each Company Entity holds such material Permits required under applicable Health Care Laws for the conduct of its business as currently conducted (collectively, the “Health Care Permits”) and all Health Care Permits are, and have been for the past three (3) years, valid and in full force and effect, except as would not be material to the applicable Company Entity.

(c) Except for board of medicine inquiries and investigations of Clinicians initiated or resolved in the ordinary course of business, during the shorter of (A) the past six (6) years, or (B) since such Clinician has been employed or engaged by a Company Entity to provide professional services, each Clinician (i) has held all required Permits with respect to all applicable Health Care Laws necessary to perform the functions that he or she currently performs for such Clinician’s Company Entities and for such Company Entities to obtain reimbursement from Third-Party Payors and related fiscal intermediaries or administrative contractors with respect to the services provided by such Clinician on behalf of such Company Entity; (ii) to the extent required in connection with the scope of such Clinician’s practice, is, and has been, validly registered with the United States Drug Enforcement Administration under Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970, 21 U.S.C. § 801, et seq. and any similar applicable state Health Care Laws; and (iii) is not, and has not been, debarred, suspended, excluded from or otherwise ineligible to participate in any Governmental Program, in each case, except as would not reasonably be expected to be material to the applicable Company Entity. During the past six (6) years, while employed by a Company Entity, to the Company’s Knowledge each Clinician is and has been appropriately providing services within the relevant scope of practice, and has entered into and maintained compliance with all reasonable and necessary collaborative practice, supervision and other similar arrangements, except as would not reasonably be expected to be material to the applicable Company Entity.

(d) Each Company Entity and, its respective shareholders, members, officers, directors, and employees is not, and has not been during the past six (6) years while such Person was employed by a Company Entity, excluded, debarred, suspended or otherwise ineligible to participate in any Governmental Program, and no such action is pending or to the Company’s Knowledge, threatened in writing, except, in each case, as would not reasonably be expected to be material to the Company Entities, taken as a whole. No Company Entity has received any written notice during the past six (6) years that such Company Entity or its respective officers, directors and employees is or has been charged with or convicted of a criminal offense related to any Governmental Program, patient neglect or abuse in connection with the delivery of a healthcare item or service, or fraud, theft, embezzlement, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service, except as would not reasonably be expected to be material to the applicable Company Entity.

(e) Except as would not otherwise be material to the applicable Company Entity or the Company Entities in the aggregate, the Company Entities have no current or, to the Company’s Knowledge, threatened Actions, audits, or investigations by any Third-Party Payor, against it in connection with the provision of healthcare services or goods by any Company Entity for overpayment, recoupment, offset, refund or improper billing practices of any nature, other than refunds and repayments made in the ordinary course of business or as would not otherwise be material to the applicable Company Entity. Except as would not otherwise be material to the applicable Company Entity, during the past six (6) years, no Third-Party Payor has imposed any fine, penalty or other sanction against any Company Entity. The Company Entities have not received and identified during the three (3) years prior to the date of this Agreement, any undisputed overpayment by any Governmental Entity, which has not been repaid to such Governmental Program, except as would not reasonably be expected to be material to the applicable Company Entity.

(f) During the past six (6) years, the Company Entities (i) have not been a party to a corporate integrity agreement with the OIG or similar agreement with any Governmental Entity, deferred or non-prosecution agreement, monitoring agreement, consent decree, or any similar agreement with any Governmental Entity and (ii) have no material reporting obligations pursuant to any settlement agreement entered into with any Governmental Entity. During the past three (3) years, the Company Entities have not been served with or received any search warrant or civil investigation demand by or from any Governmental Entity with regard to any alleged or actual violation of Health Care Laws by any Company Entity. During the past six (6) years, the Company Entities have not made any material voluntary disclosure to any Governmental Entity relating to any Governmental Program or violation of any Health Care Law, and no such disclosure is pending.

(g) The Company Entities maintain a compliance program having the elements of an effective corporate compliance and ethics program identified in U.S.S.G. § 8B2 designed to comply with applicable Health Care Laws.

(h) Each Company Entity and Clinician that participates in a Governmental Program is qualified to participate in such Governmental Program and is enrolled and certified in such Governmental Program as a provider of health care services, except as would not be material to the applicable Company Entity. Each Clinician is operating and, at all times during the shorter of (i) the past six (6) years, or (ii) since such Clinician has been employed or engaged by a Company Entity, has operated, in compliance with, all Governmental Program rules and regulations and each Governmental Program contract to which it is party or by which it is bound, except as would not be material to the applicable Company Entity. No Company Entity or, to the Company’s Knowledge, Clinician (x) is a party to an individual or corporate integrity agreement with the OIG, (y) has during the past six (6) years (and with respect to Clinicians, while such Clinician was employed by a Company Entity if shorter than six (6) years) made, intends to make, a voluntary disclosure to any Governmental Entity for any material violation of Health Care Laws, including pursuant to the OIG or Centers for Medicare and Medicaid Services (“CMS”) self-disclosure protocols, or (z) otherwise has any material continuing reporting obligations pursuant to any deferred prosecution, settlement or other agreement with any Governmental Entity.

(i) All documentation, coding and billing practices of each Company Practice Entity with respect to third-party payors are in material compliance with all applicable Health Care Laws and applicable Third-Party Payor requirements governing the provision, documentation, coding and billing of healthcare services, except in each case where any such inconsistency or non-compliance would not be material to the applicable Company Entity. During the past six (6) years, and except as would not be material to the applicable Company Entity, the Company Entities (i) have timely filed all material reports and billings required to be filed, all of which were prepared in material compliance with all applicable Health Care Laws governing reimbursement and claims, (ii) have paid all known and undisputed material refunds, overpayments, discounts and adjustments due with respect to any such report or billing, and (iii) to the Company’s Knowledge, are not aware of any pending or threatened appeal, adjustment, challenge, audit (including written notice of an intent to audit), written inquiry or litigation concerning the billing practices of the Company Entities, except in the ordinary course of business. To the Company’s Knowledge, all billings submitted by any Company Practice Entity during the past six (6) years were for goods actually sold and services actually performed in accordance with applicable Health Care Laws, except as would not reasonably be expected to be material to the applicable Company Entity.

(j) Each Company Entity and their respective Affiliates, officers, directors, managers, and employees are operating and during the past six (6) years (and, with respect to officers, directors, managers and employees, while such Persons have been employed by a Company Entity) have operated in compliance in all material respects with the federal health care program anti-kickback statute (42 U.S.C. § 1320a-7b, et seq.), and any similar state Health Care Laws, the federal physician self-referral law (commonly known as the Stark Law) (42 U.S.C. § 1395nn, et seq., and its implementing regulations, 42 C.F.R. Subpart J), any patent brokering laws, and all other applicable Health Care Laws with respect to direct and indirect compensation arrangements, ownership interests or other relationships between such Person and any past, present or potential patient, physician, supplier, contractor, customer, Third-Party Payor or other Referral Source or to whom such Person refers, recommends or arranges for the referral of patients or other health care business (a “Referral Recipient”), in each case, except as would not reasonably be expected to be material to the applicable Company Entity.

(k) Section 3.21(m) of the Company Disclosure Schedules sets forth a list of each loan, exclusion, forgiveness, or other item to which any Company Entity has received pursuant to any COVID-19 Relief Programs, including the Paycheck Protection Program loan, any “Economic Stabilization Fund” loan or other United States Small Business Administration loan, or any “Provider Relief Fund” loan or other U.S. Department of Health & Human Services loan (collectively, the “COVID-19 Relief Items”). Each such application for financial assistance under the COVID-19 Relief Items or CARES Act materially complied with the requirements for such applications and to the Company’s Knowledge, did not contain any untrue statement of a fact or omit to state a fact necessary to make the statement not misleading. Each Company Entity has complied in all material respects with (i) the terms of all COVID-19 Relief Items, (ii) all COVID-19 Relief Programs related to work-from-home or leave accommodations, safe working environment, patient safety, paid time off and sick leave and (iii) all of their respective obligations under COVID-19 Relief Items and/or COVID-19 Relief Programs, including filing any reports to any Governmental Entity as required pursuant to such COVID-19 Relief Items and/or COVID-19 Relief Programs, except, in each case, as would not be material to the Company Entities, taken as a whole. No Tax elections have been made (or are pending) and no actions relating to Taxes have been taken (or are pending), by any Company Entity pursuant to any COVID-19 Relief Items and/or COVID-19 Relief Programs (including Tax credits or Tax deferrals) that would give rise to any liability to any Company Entity after the Closing, except for any liability that would not be material to the Company Entities, taken as a whole.

(l) Each Company Entity’s Processing of Personal Data presently complies, and has during the last three (3) years complied with (i) applicable Privacy and Security Requirements, (ii) the Payment Card Industry Data Security Standard (“PCI DSS”), and (iii) all material consents and authorizations that apply to the Company Entity’s Processing of Personal Data, except, in the case of the foregoing clauses (i) through (iii), as would not reasonably be expected to be material to the Company Entities, taken as a whole.

(m) Each Company Entity has taken commercially reasonable measures to protect and maintain the confidential nature of all Personal Data and confidential, non-public data and to protect it against loss, corruption, unauthorized modification, misuse, theft and unauthorized access, use, acquisition, or disclosure. Each Company Entity has implemented, maintained, commercially reasonable privacy and security policies and procedures (“Privacy and Security Policies”) as required by Privacy and Security Requirements.

(n) Each Company Entity has requisite authority, including applicable consents and Permits, to Process the Personal Data in such Company Entity’s possession or under its control in the manner in which it is Processed by such Company Entity, except as would not reasonably be expected to be material to the Company Entities, taken as a whole. To the extent required by HIPAA, each Company Entity has executed a “business associate agreement” (as such term is defined under HIPAA) with applicable third parties, such as business associates and subcontractors (as such terms are defined under HIPAA).

(o) During the past two (2) years, no Company Entity has received written notice of, and there is no Action pending or, to the Company’s Knowledge, threatened with respect to, any Company Entity’s compliance with Privacy and Security Requirements, including with respect to any alleged “breach” (as defined in 45 C.F.R. § 164.402) or any other violation of HIPAA by any Company Entity or its “workforce” (as defined in 45 C.F.R. § 160.103), except as would not reasonably be expected to be material to the Company Entities, taken as a whole.

(p) To the Company’s Knowledge, during the past three (3) years there has been (i) no breach or other material violation of HIPAA by any Company Entity with respect to “protected health information” (as defined in 45 C.F.R. § 160.103) in the possession or under the control of any Company Entity, and (ii) to the Company’s Knowledge, no unauthorized access, use, acquisition or disclosure of any Personal Data Processed by or on behalf of any Company Entity, except as would not reasonably be expected to be material to the Company Entities, as a whole. During the past two (2) years, no Company Entity has notified, either voluntarily or as required by Privacy and Security Requirements, any affected individual, customer, employee, any Governmental Entity or the media or any other Person of any unauthorized access, use, acquisition or disclosure of any Personal Data.

(q) None of the Company Entities transmit or store any Personal Data outside of the United States and do not have in effect any Contract with any third-party vendor under which the third-party vendor transmits or stores any Personal Data of any Company Entity outside of the United States.

Section 3.22 Subsidiaries.

(a) Section 3.22(a)(i) of the Company Disclosure Schedules sets forth a correct and complete list of all Subsidiaries of the Company, including the jurisdiction and form of organization and the ownership of equity interests in such Subsidiaries. None of the Company Entities directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable or exchangeable for any such equity, partnership, membership or similar interest in any Person other than a Subsidiary of the Company.

(b) Each Subsidiary of the Company (i) is a corporation, limited liability company, partnership or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, where such concept is recognized) under the Applicable Laws of its respective jurisdiction of incorporation, formation or organization (as applicable), (ii) has the requisite corporate, limited partnership or other applicable power and authority to (A) own, license, lease and operate its assets and properties as they are now being owned, licensed, leased and operated and (B) to carry on its businesses as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation or other organization and is in good standing (or the equivalent thereof, where such concept is recognized) under the Applicable Laws of each jurisdiction where the character of the properties and assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case, as would not reasonably be expected to be material to the Company Entities, taken as a whole. No Subsidiary is in violation of its applicable Governing Documents, except as would not reasonably be expected to be material to the Company Entities, taken as a whole.

(c) All of the issued and outstanding equity interests of each Subsidiary of the Company (the “Company Subsidiary Equity Interests”) are validly issued, fully paid and, if applicable, nonassessable and have not been issued in violation of, and are not subject to, any preemptive or subscription rights, rights of first refusal, purchase option, call option or similar rights. Except for the Company Subsidiary Equity Interests, there are no outstanding equity interests in any Subsidiary of the Company. The Company Subsidiary Equity Interests are owned, directly or indirectly, of record and beneficially by a Company Entity, free and clear of all Liens (other than Permitted Liens). The Company Subsidiary Equity Interests have been granted and/or issued in compliance in all material respects with all applicable federal securities laws and all applicable foreign and state securities or “blue sky” laws. None of the Company Subsidiary Equity Interests were issued in material breach or violation of any provision of Applicable Law or the Governing Documents of the applicable Subsidiary.

(d) As of the date of this Agreement, there are no outstanding options, warrants, convertible securities or other rights to acquire any equity interests of any Subsidiary of the Company or obligating any Subsidiary of the Company to issue, grant or sell any equity interest in, any Subsidiary of the Company. There are no outstanding obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any units or other equity interests of any Subsidiary of the Company or to provide funds to, or make any investment in, any other Person. There are no agreements in effect to which any Subsidiary of the Company that is a party with respect to the voting of any of the units or other equity interests of any Subsidiary of the Company. None of the Subsidiaries of the Company have any outstanding bonds, debentures or other obligations the holders of which have the right to vote (or are convertible into, or exercisable or exchangeable for, securities having the right to vote) with equity holders of any Subsidiary of the Company.

Section 3.23 Practice Entities.

(a) Section 3.23(a) of the Company Disclosure Schedules sets forth a true and complete list of each Company Practice Entity, including: (i) such Company Practice Entity’s name and jurisdiction of organization or formation and (ii) as of the date of this Agreement, the number of issued and outstanding equity interests of such Company Practice Entity, the names of all of the holders thereof and the number or percentage, as applicable, of such equity interests held by each such holder (such equity interests, the “Company Practice Entity Equity Interests”). Except for the Company Practice Entity Equity Interests, and there are no other authorized, issued or outstanding equity interests of the Company Practice Entities. The Company Practice Entity Equity Interests have been duly authorized and are validly issued (including in compliance with the Governing Documents of such Company Practice Entity and Applicable Law), except as would not reasonably be expected to be material to the Company Entities, taken as a whole. Except as set forth in the Governing Documents of such Company Entity, there are not outstanding (x) any options, warrants or conversion, subscription or other rights to purchase that provide for the sale, issuance, return or redemption of any equity interests of the Company Practice Entities, (y) any securities convertible into or exchangeable for equity interests of the Company Practice Entities or (z) any other commitments of any kind for the issuance of options, warrants or other securities of the Company Practice Entities.

(b) Each Company Practice Entity (i) is duly organized validly existing and in good standing (or the equivalent thereof, where such concept is recognized) under the Applicable Laws of its jurisdiction of formation, organization or incorporation, as applicable, (ii) has all requisite corporate or other entity power and authority to (A) own, license, lease and operate its assets and properties and (B) to carry on its businesses as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation or other organization and is in good standing (or the equivalent thereof, where such concept is recognized) under the Applicable Laws of each jurisdiction where the character of the properties and assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except, in each case, as would not reasonably be expected be material to the Company Entities, taken as a whole.

Section 3.24 Insurance Policies. Section 3.24 of the Company Disclosure Schedules sets forth a complete list of each insurance policy maintained as of the date hereof by the Company Entities (other than Employee Benefit Plans) that insure the properties, assets, businesses, directors, officers or employees of the Company Entities or that is otherwise maintained by or for the benefit of the Company Entities including the name of the insurer and policy number (collectively, the “Insurance Policies”), copies of which have been made available to Buyer.

Neither the Company nor any of its Affiliates have received any written notice of pending cancellation of, premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies. All such Insurance Policies are fully paid and valid and binding in accordance with their terms and no Company Entity is in material breach or material default thereunder. Each Clinician providing professional services on behalf of any Company Entity (a) currently maintains and historically has maintained (during all periods that such Person provided services to or on behalf of any Company Entity) valid professional liability insurance policies, with liability limits of at least $1,000,000 per occurrence and $3,000,000 in the aggregate and (b) is listed on the declarations page of such Company Entity’s professional liability insurance policies. The Company made available to Buyer complete and accurate claim history reports for all such Insurance Policies for the preceding twelve (12) months. There are no Actions pending or threatened under any of the Insurance Policies as to which coverage has been denied or disputed by the underwriters of the Insurance Policies, other than receipt of customary reservation of rights letters.

Section 3.25 Pending Transactions. Neither Company nor any of its Affiliates is party to any Contract to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, where the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (a) impose any delay in the obtaining of, or increase the risk of not obtaining, any Consents, Orders, or declarations of any Governmental Entity necessary to consummate the transactions contemplated hereby or in any Ancillary Document or the expiration or termination of any applicable waiting period; (b) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby or in any Ancillary Document; or (c) delay the consummation of the transactions contemplated hereby or in any Ancillary Document.

Section 3.26 Information Statement. The Information Statement (and including any amendments or supplements thereto), as of the time first sent or given to the Company Unitholders will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of Buyer or any Affiliates thereof expressly for inclusion or incorporation by reference in the Information Statement.

Section 3.27 No Other Representations or Warranties; Acknowledgment and Representations.

(a) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN Article 3, (i) THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY ENTITIES’ BUSINESSES OR ASSETS, (ii) NONE OF THE COMPANY ENTITIES OR ANY OF THEIR RESPECTIVE EQUITYHOLDERS, OR REPRESENTATIVES MAKES OR HAS MADE ANY

REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ANY OF ITS REPRESENTATIVES OR LENDERS PRIOR TO THE EXECUTION OF THIS AGREEMENT. FURTHER, NONE OF THE COMPANY ENTITIES OR ANY OF THEIR RESPECTIVE EQUITYHOLDERS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ANY OF ITS REPRESENTATIVES OR LENDERS PRIOR TO THE EXECUTION OF THIS AGREEMENT WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS (OR ANY COMPONENT THEREOF) OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANY ENTITIES HERETOFORE OR HEREAFTER DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OF ITS REPRESENTATIVES OR LENDERS.

(b) The Company (on behalf of itself and its Affiliates) acknowledges that, other than as expressly set forth in Article 4 (as qualified by the Disclosure Schedules) and in the certificates or other instruments delivered pursuant to Section 2.3(b)(vi), none of Buyer nor any of its equityholders or Representatives makes or has made any representation or warranty, contractual or legal, either express or implied related to Buyer or its assets or operations or the transactions contemplated hereby, including as to the accuracy or completeness of any of the information provided or made available to the Company or any of its Representatives or lenders or any other Person acting on their behalf.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER WITH RESPECT TO BUYER AND MERGER SUB

Except as set forth in the corresponding Section of the Buyer Disclosure Schedules and each other Section to which the relevance of such disclosure is reasonably apparent on its face, Buyer hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date (unless the representation and warranty speaks as of a specific date, in which case such representation and warranty shall be made only as of such specific date) as follows:

Section 4.1 Organization and Qualification.

(a) Each of Buyer and Merger Sub is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has made available to the Company true and complete copies of the Governing Documents of Merger Sub as in effect on the date of this Agreement, and Merger Sub is not in violation of its applicable Governing Documents.

(b) Each of Buyer and Merger Sub has the requisite corporate, limited partnership or other applicable power and authority to own, license, lease and operate its assets and properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Buyer Material Adverse Effect. Each of Buyer and Merger Sub is duly qualified or licensed to transact business and is in good standing (if applicable) as a foreign entity in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.2 Authority.

(a) Each of Buyer and Merger Sub has the requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is or will be party, to carry out its obligations under this Agreement and the Ancillary Documents to which it is or will be party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of Buyer and Merger Sub of this Agreement and the Ancillary Documents to which to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each of Buyer and Merger Sub. This Agreement has been (and each of the Ancillary Documents to which Buyer or Merger Sub is or will be a party) duly and validly executed and delivered by Buyer or Merger Sub, as applicable, and constitutes a valid, legal and binding agreement of Buyer or Merger Sub, as applicable, (assuming that this Agreement has been and the Ancillary Documents to which Buyer or Merger Sub, as applicable, is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against Buyer or Merger Sub, as applicable, in accordance with their terms, except as enforceability is subject to the Enforceability Exceptions.

(b) Other than the Requisite Buyer Unitholder Approval approving the A&R Buyer LLC Agreement, no vote or consent of the members of Buyer is required under the Governing Documents of Buyer or Applicable Laws to enter into this Agreement and consummate the transactions contemplated hereby. In the case of Merger Sub, the Requisite Merger Sub Approval is the only vote of the member of Merger Sub required under the Governing Documents of Merger Sub or Applicable Laws to enter into this Agreement and consummate the transactions contemplated hereby. The Requisite Buyer Unitholder Approval approving the A&R Buyer LLC Agreement and the Requisite Merger Sub Approval is in full force and effect. Buyer has made available a correct and complete copy of the Requisite Buyer Unitholder Approval and Requisite Merger Sub Approval to the Company.

Section 4.3 Capitalization.

(a) The issued and outstanding equity interests of Buyer as of the date of this Agreement are as set forth on Section 4.3(a) of the Buyer Disclosure Schedules. Such list sets forth, (i) the number and class of Buyer Units outstanding as of the date hereof and (ii) for any Buyer Units, whether such Buyer Units are subject to any vesting criteria and if so, whether such Buyer Units are vested or will fully vest (or will be forfeited) pursuant to the Buyer Existing LLC Agreement as a result of the consummation of the transactions contemplated hereby. The Buyer Units are validly issued and have not been issued in violation of, and, except as set forth in the

Buyer Existing LLC Agreement (and as restated by the A&R Buyer LLC Agreement) are not subject to, any preemptive or subscription rights, rights of first refusal, purchase option, call option or similar rights. The Buyer Units have been granted and/or issued in compliance in all material respects with all applicable federal securities laws and all applicable foreign and state securities or “blue sky” laws.

(b) Except for the Buyer Units, Buyer does not have any issued and outstanding equity interests as of the date of this Agreement. Except as expressly set forth in the New Investment Agreement and the Buyer Existing LLC Agreement (and as restated by the A&R Buyer LLC Agreement), there are no outstanding options, warrants, convertible securities or other rights (including conversion or preemptive rights and rights of first refusal or similar rights) to acquire any equity interests of Buyer or agreements in writing obligating Buyer to issue, grant or sell any equity interest in, Buyer. Except for the Buyer Existing LLC Agreement (and as restated by the A&R Buyer LLC Agreement) and any call notices made available to the Company, there are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any units or other equity interests of Buyer or to provide funds to, or make any investment in, any other Person. Except for the Buyer Existing LLC Agreement (and as restated by the A&R Buyer LLC Agreement) and unit grant agreements with Buyer Unitholders, there are no agreements in effect to which Buyer is a party with respect to the voting of any of the units or other equity interests of Buyer, and there are no share or equity appreciation rights, performance shares or units, contingent value rights, “phantom” units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any membership interests or other ownership interests in, Buyer. Buyer does not have any outstanding bonds, debentures or other obligations the holders of which have the right to vote (or are convertible into, or exercisable or exchangeable for, securities having the right to vote) with equity holders of Buyer.

(c) The Buyer Equity Closing Consideration (and, if applicable, the Buyer Equity True-Up) has been duly authorized and when issued and delivered to the Company Unitholders at the Closing in accordance with the terms of this Agreement, will have been validly issued in accordance with Applicable Law, will be fully paid and non-assessable. Each Company Unitholder will have valid title to the Buyer Class E-3 Units to be issued and delivered by Buyer to such Company Unitholder on the Closing Date in accordance with the Merger Payment Schedule, free and clear of all Liens, other than Liens on transfer imposed under applicable securities laws or as provided in the A&R Buyer LLC Agreement, and the issuance thereof will not be subject to any preemptive rights.

Section 4.4 Consents and Approvals; No Violations.

(a) Assuming the truth and accuracy of the representations and warranties of the Company, no notices to, filings with, or Consents of any Governmental Entity are necessary for the execution, delivery or performance by Buyer or Merger Sub, as applicable, of this Agreement or the Ancillary Documents to which it is a party or the consummation by Buyer or Merger Sub, as applicable, of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act; (ii) the filing of the Certificate of Merger; and (iii) such Consents or notices the failure of which to make or obtain would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) Neither the execution, delivery or performance by Buyer or Merger Sub, as applicable, of this Agreement or the Ancillary Documents to which Buyer or Merger Sub, as applicable, is or will be a party nor the consummation by Buyer or Merger Sub, as applicable, and of the transactions contemplated hereby or thereby will (i) conflict with, violate or result in any breach of any provision of any Buyer Entity’s Governing Documents; (ii) require any consent from or other action by any Person under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation, acceleration or modification of any right or obligation of the Buyer or Merger Sub or to a loss of any benefit to which Buyer or Merger Sub is entitled under, any of the terms, conditions or provisions of any material Contract, Lease or material Permit to which a Buyer Entity is a party or affecting any of their respective properties or assets; (iii) breach, violate or conflict with any Applicable Law or Order of any Governmental Entity applicable to any Buyer Entity, or any of their respective properties or assets; (iv) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of any Buyer Entity or (v) require the consent of or notice to any Governmental Entity, except for compliance and filings under the HSR Act, other than in the case of the foregoing clauses (ii), (iii), (iv) and (v), as would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.5 Financial Statements; No Undisclosed Liabilities.

(a) The audited consolidated balance sheet and the notes thereto of Buyer and its consolidated subsidiaries for the fiscal years ended December 31, 2020 and December 31, 2021, together with the related consolidated statements of operations and comprehensive income, changes in stockholder equity and cash flows for the year ended December 31, 2020 and December 31, 2021 (collectively, the “Buyer Audited Financial Statements”), complete copies of which have been made available to the Company, present fairly, in all material respects, the financial condition and results of operation as of and for such periods, of the Buyer Entities in conformity with GAAP, consistently applied.

(b) The Latest Balance Sheet, together with the related consolidated statements of operations for the nine-month period then ended (the “Buyer Interim Financial Statements” and together with the Buyer Audited Financial Statements, the “Buyer Financial Statements”), complete copies of which have been made available to the Company, present fairly, in all material respects, the financial condition and results of operation of the Buyer Entities as of and for such periods in accordance with GAAP consistently applied, other than the absence of footnotes related thereto and normal and recurring year-end adjustments (none of which are expected to be individually or in the aggregate material to the Buyer Entities (taken as a whole)). The Buyer Financial Statements (i) are accurate and complete in all material respects, (ii) have been derived from and are in material agreement with the books and records of the Buyer Entities and (iii) fairly present in all material respects the financial condition and operating results of the Buyer Entities as of the dates, and for the periods, indicated therein, subject, in the case of the Buyer Interim Financial Statements, to normal year-end audit adjustments that are not material and the absence of notes.

(c) The Buyer Entities have no liabilities of a nature required to be included on a balance sheet prepared in accordance with GAAP, consistently applied, except (i) liabilities which are adequately reflected or reserved against in Buyer’s Latest Balance Sheet or disclosed in the notes thereto, (ii) for future performance under any existing Contract to which any Buyer Entity is party other than liabilities arising from any material breach of any such Contract, (iii) liabilities which have been incurred in the ordinary course of business since the date of Buyer’s Latest Balance Sheet and that do not arise from or relate to any material breach of a Contract, tort or infringement or violation of Applicable Law, or (iv) liabilities that, individually or in the aggregate, are not and would not reasonably be expected to be material to the applicable set of Buyer Entities, taken as a whole.

(d) The Buyer Entities maintain, and have maintained for periods reflected in the Buyer Financial Statements, a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general and specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the Buyer Financial Statements in accordance with GAAP, consistently applied, and to maintain asset accountability; and (iii) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Buyer Entities’ internal accounting personnel that are responsible for preparing the financial statements of the Buyer Entities (including the Buyer Financial Statements) nor the Buyer Entities’ independent accountants have identified a material weakness in the systems of internal controls utilized by the Buyer Entities, except as described in the Buyer Financial Statements. There has been no fraud, whether or not material, that involves management or other Employees of the Buyer Entities who have a significant role in the internal controls of the Buyer Entities or the preparation of the financial statements of the Buyer Entities (including the Buyer Financial Statements).

(e) Buyer is not entering the transactions contemplated hereby (including the Merger) with the intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Affiliates.

Section 4.6 Absence of Certain Developments.

(a) Since December 31, 2021 through the date of this Agreement, except for the negotiation and entry into this Agreement, the Buyer Entities have conducted their businesses in the ordinary course of business in all material respects, and, since the Latest Balance Sheet Date, no Buyer Entity has taken any of the actions set forth in Section 5.2(b)(iii) and Section 5.2(b)(v).

(b) Since Buyer’s Latest Balance Sheet Date (but excluding the Latest Balance Sheet Date) through the date of this Agreement, there has not been any (i) Leakage or (ii) Buyer Material Adverse Effect.

Section 4.7 Legal Compliance.

(a) (i) The Buyer Entities are, and for the past three (3) years each have been, in compliance with all Applicable Laws, and (ii) none of the Buyer Entities has, during the past three (3) years, received any written or, to the Buyer’s Knowledge, oral notice of, and to the Buyer’s Knowledge, none of the Buyer Entities are under investigation by any Governmental Entity with respect to, any violation of any Applicable Law or any material Permits necessary for such Buyer Entity to own, lease and operate its properties and assets and to carry on business as currently conducted in all material respects, except, in each case, as would not reasonably be expected to be material to the Buyer Entities, taken as a whole.

(b) Buyer and, to Buyer’s Knowledge, each Buyer Practice Entity and Clinician obtained all material Permits required for the conduct of Buyer’s business in a manner in which and in the jurisdictions and places where such business is now conducted (the “Buyer Permits”). There are no other material Permits that are necessary or required for the conduct of Buyer’s or, to Buyer’s Knowledge, Buyer Practice Entities’ respective business in the manner in which and in the jurisdictions and places where such business is now conducted.

(c) Buyer and, to Buyer’s Knowledge, each Buyer Practice Entity and Clinician are in compliance in all material respects with the terms of the Buyer Permits, and all such Buyer Permits are in full force and effect and will continue in full force and effect with Buyer following the Closing in accordance with the terms, conditions and limitations thereof without requiring the consent of any Governmental Entity or Person. There is no pending or threatened in writing termination, expiration or revocation of any material Permit issued to Buyer or, to Buyer’s Knowledge, any Buyer Practice Entity or Clinician. The execution of this Agreement will not invalidate, adversely affect or require any filings or approvals related to any such Buyer Permit. Except as otherwise governed by Applicable Law, each Buyer Permit is renewable by its terms or in the ordinary course without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.

(d) Buyer and, to Buyer’s Knowledge, each Buyer Practice Entity is, and have been since four (4) years prior to the date hereof, in compliance in all material respects with all Applicable Laws, specifically including any applicable Health Care Laws.

(e) Neither Buyer, nor to Buyer’s Knowledge, any Buyer Practice Entity nor any equityholder, member, officer, director, member of senior management, or employee of Buyer or any Buyer Practice Entity has, since four (4) years prior to the date hereof, (A) had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (B) been convicted of, charged with, indicted or to Buyer’s Knowledge, investigated for a violation of any Health Care Law including, without limitation, any Government Program related offense, or convicted of, charged with, indicted or, to Buyer’s Knowledge investigated for a violation of any Health Care Law including, without limitation, any Government Program related offense, or convicted of, charged with, indicted or, to Buyer’s Knowledge, investigated for a violation of federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct or obstruction of an investigation; (C) been excluded or suspended from participation in any Government Program, or have been disbarred, suspended or otherwise ineligible to participate in any Government Program; or (D) to Buyer’s Knowledge committed any offense that may reasonably serve as the basis for any such exclusion, suspension, disbarment or other ineligibility. Since four (4) years prior to the date hereof, neither Buyer nor any Buyer Practice Entity has employed any individual or, to Buyer’s Knowledge, arranged or contracted with any individual or entity that is suspended, excluded or disbarred from participation in, or otherwise ineligible to participate in, a Government Program. With respect to this Section 4.7(e), as it pertains to employees and independent contractors for periods prior to their retention by Buyer, the foregoing representation is made solely to Buyer’s Knowledge, but including for this representation only, the imputed knowledge that Buyer would obtain upon reviewing the results of Buyer’s customary pre-employment background checks.

(f) No violation of Health Care Laws in any material respect has been alleged or threatened in writing against Buyer, or, to Buyer’s Knowledge, any Buyer Practice Entity or any shareholder, unitholder, officer, director, member of senior management, employee, or independent contractor of Buyer or any Buyer Practice Entity (in each instance, as relates to such individual’s employment or engagement by Buyer or any Buyer Practice Entity) by any Governmental Entity in the past four (4) years. To Buyer’s Knowledge, neither Buyer nor any Buyer Practice Entity is under investigation by any Governmental Entity for a violation of Health Care Laws.

(g) Buyer and the Buyer Practice Entities have not applied for, claimed or obtained any loan, relief or benefit made available under any COVID-19 Relief Law.

(h) For purposes of this Section 4.7, the term “Buyer” includes Buyer and the Covered Subsidiaries.

Section 4.8 Litigation. As of the date hereof, there is no (a) Action by or against any Buyer Entity or any of their respective directors, officers or employees in their respective capacities as such pending or, to Buyer’s Knowledge, threatened in writing that if adversely determined, would reasonably be expected to be material to the Buyer Entities, taken as a whole; and (b) unsatisfied Order to which any Buyer Entity is a party or by which any of its assets or properties is bound that materially restricts the manner in which the applicable Buyer Entity may conduct its business or that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement or (c) Action pending or, to Buyer’s Knowledge, threatened before any Governmental Entity by any Person seeking to restrain or prohibit the execution and delivery by Buyer of this Agreement or any Ancillary Document, or the consummation of the transactions contemplated hereby or thereby.

Section 4.9 Brokers’ Fees. No broker, finder, financial advisor, investment banker or similar agent is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Buyer Entity.

Section 4.10 Investment Purpose; Foreign Person. Buyer is acquiring the Company Units for its own account for investment only and not with a view to (or for) resale in connection with any public sale or distribution thereof. Buyer acknowledges that the Company Units are not registered under the Securities Act or any state securities laws, and that the Company Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Neither of Buyer nor Merger Sub is a “foreign person” as defined in 31 C.F.R. Part 800.224.

Section 4.11 Pending Transactions. Neither Buyer nor any of its Affiliates is party to any transaction pending or contemplated to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, where the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (a) materially impose any delay in the obtaining of, or materially increase the risk of not obtaining, any Consents, Orders, or declarations of any Governmental Entity necessary to consummate the transactions contemplated hereby or in any Ancillary Document or the expiration or termination of any applicable waiting period; (b) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby or in any Ancillary Document; or (c) materially delay the consummation of the transactions contemplated hereby or in any Ancillary Document.

Section 4.12 Financial Ability.

(a) Buyer has delivered to the Company (i) a correct and complete copy of the executed Debt Financing Commitment Letter, dated as of the date hereof, to which Debt Financing Sources have committed to provide Buyer the principal amount of debt financing set forth therein subject only to the terms and conditions set forth therein (the “Debt Financing”) and (ii) a correct and complete copy of the executed New Investment Agreement, pursuant to which the New Investors have respectively committed, subject to the terms and conditions set forth therein, to purchase an aggregate of 1,260,017 Buyer Class E-1 Units, 1,373,419 Buyer Class E-2 Units, 5,544,075 Buyer Class F-1 Units and 3,591,049 Buyer Class F-2 Units for an aggregate purchase price of $4,670,000,000 (the “Equity Financing” and, together with the Debt Financing, the “Financing”). Each of the Debt Financing Commitment Letter and the New Investment Agreement (but only with respect to the Walgreens New Investor) provides that the Company is a third party beneficiary thereto to the extent set forth therein. As of the date hereof, there are no other side letters, arrangements or agreements to which Buyer is a party relating to the Financing other than as expressly set forth in the Debt Financing Commitment Letter, the New Investment Agreement, the fee letter related to the Debt Financing by and between Buyer and the Debt Financing Sources or as otherwise provided to the Company on or prior to the date hereof (and, if on the date hereof, prior to execution and delivery of this Agreement), and other than disclosed prior to the date hereof, no such side letters, arrangements or agreements are contemplated. As of the date of this Agreement, (i) neither the Debt Financing Commitment Letter nor the New Investment Agreement, each, in the form provided to the Company, (A) has been amended, supplemented, terminated, rescinded, withdrawn or modified in any respect (and no waiver or consent of any provision has been granted) and, to the Knowledge of Buyer, no such amendment, supplement, termination, rescission, withdrawal or modification is contemplated, and (B) is a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, each of the other parties thereto, is in full force and effect, and is enforceable in accordance with the terms thereof against Buyer and, to the Knowledge of Buyer, each of the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles, and (ii) no event has occurred which (with or without notice or lapse of time or both) would reasonably be expected to result in any breach or default by Buyer under the Debt Financing Commitment Letter or the New Investment Agreement or to result in a failure to satisfy a condition to the Financing, or would reasonably be expected to permit any party to the Debt Financing Commitment Letter or the New Investment Agreement to terminate the Debt Financing Commitment Letter or the New Investment

Agreement, as applicable, or to not make the funding (in accordance with the terms and subject to the conditions hereof) in an amount sufficient to enable the Buyer to pay the Required Amount on a timely basis. Assuming the satisfaction of the conditions precedent set forth in Section 7.1 and Section 7.2, Buyer does not have any reason to believe that (x) any of the conditions to the Financing will not be satisfied on a timely basis or (y) the full amount of the Financing contemplated by the Debt Financing Commitment Letter and the New Investment Agreement to be made available to Buyer on the Closing Date will not be available to Buyer on the Closing Date. Each of the Debt Financing Commitment Letter and the New Investment Agreement (i) contains all of the conditions to the obligations of the Debt Financing Sources and the New Investors to make the Financing available to Buyer on the terms set forth in such Debt Financing Commitment Letter and such New Investment Agreement and (ii) other than as set forth therein, does not contain any contingencies that would permit the Debt Financing Sources or the New Investors to reduce, or rescind their obligation to provide, the total amount and the net cash proceeds of the Financing below the amount sufficient to enable Buyer to pay the Required Amount. Buyer has fully paid, or caused to be fully paid, any and all commitment fees or other fees to the extent required to be paid on or prior to the date of this Agreement in connection with the Financing. On or prior to the date hereof, true, complete and correct copies of all Financing Agreements, and any fee letters, fee credit letters or engagement letters related thereto, subject, in the case of such fee letters, to redaction solely of fee and other economic or commercially sensitive numbers and provisions have been provided to the Company.

(b) The aggregate proceeds of the Financing and the net cash proceeds from the repayment by Walgreen Co. of the Walgreens Promissory Note, together with the available cash and cash equivalents of the Buyer Entities, will be sufficient for Buyer to satisfy all of the obligations of Buyer under this Agreement that are required to be paid in cash by Buyer or Merger Sub on the Closing Date, including payment of the cash amounts set forth in Section 2.12 and Section 9.5 and Section 5.16(c) (collectively, the “Financing Purposes”). As of the date hereof, Buyer has not incurred any obligation, commitment, restriction or liability of any kind, and Buyer is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to prevent consummation of the Financing in an amount not less than the Required Amount to satisfy the Financing Purposes on the Closing Date. As of the date hereof, Buyer has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Financing Agreements on or before the date of this Agreement in connection with the Financing, and will pay in full any such amounts due on or before the Closing Date. Buyer understands and acknowledges that under the terms of this Agreement, Buyer’s obligation to consummate the transactions contemplated by this Agreement is not in any way contingent upon or otherwise subject to consummation of any financing arrangements (including the Financing), the receipt by Buyer of the outstanding amounts due on the Walgreens Promissory Note, Buyer or the Company obtaining any financing (including the Financing) or the availability, grant, provision or extension of any financing (including the Financing) to Buyer or the Company.

(c) Notwithstanding anything in this Agreement to the contrary, but without limiting the Company’s right to terminate the Agreement pursuant to Section 8.1(c), the Company, the Company Entities and the Company Unitholders agree that any inaccuracy of the representation set forth in, or breach of, this Section 4.12 will not result in the failure of a condition precedent to any party’s obligations under this Agreement if (notwithstanding such inaccuracy or breach) Buyer and Merger Sub are ready, willing and able to consummate the Merger on the Closing Date.

Section 4.13 Solvency. Assuming the accuracy in all material respects of the representations and warranties of the Company set forth in Article 3, the satisfaction of the conditions precedent set forth in Section 7.1 and Section 7.2, immediately after giving effect to the consummation of the transactions contemplated by this Agreement to occur on the Closing Date (including the Merger and the Financing) Buyer and its Subsidiaries, taken as a whole, and the Buyer Entities, taken as a whole, shall be Solvent.

Section 4.14 Information Statement. The information provided by Buyer to the Company for incorporation into the Information Statement will not, as of the time first sent or given to the Company Unitholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Buyer makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of the Company or any Affiliates thereof expressly for inclusion or incorporation by reference in the Information Statement.

Section 4.15 Subsidiaries.

(a) Buyer does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity.

(b) Section 4.15(b) of the Buyer Disclosure Schedules sets forth the capitalization of each of Buyer’s Subsidiaries (such Subsidiaries, collectively, the “Covered Subsidiaries”). The capital stock or other equity interests or ownership interests of the Covered Subsidiaries are not subject to any voting trust agreement or any other agreement relating to the voting, dividend rights or disposition of the capital stock or other equity interests of the Covered Subsidiaries. There are no outstanding securities convertible into or exchangeable or exercisable for equity interests or ownership interests in any Covered Subsidiary, or outstanding preemptive, conversion, subscription or other rights, warrants, options or agreements granted or issued by, or binding upon, any Covered Subsidiary for the purchase or acquisition of any limited liability company or other equity interests in any Covered Subsidiary. To Buyer’s Knowledge, no Covered Subsidiary is in substantive violation of any of the provisions of its Governing Documents. The equity interests or ownership interests of each Subsidiary owned by Buyer (directly or indirectly) have been validly issued and are fully paid and have not been issued in violation of any preemptive rights or similar rights.

Section 4.16 Taxes. Each of Buyer and the Covered Subsidiaries has timely filed, or has timely filed for extensions to file, all income and other material Federal, state, local and foreign Tax Returns required to be filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. Such Tax Returns are correct and complete in all material respects and each of Buyer and the Covered Subsidiaries have paid and discharged all income and other material Taxes required to be paid by it (whether or not shown on any Tax

Return). There have been no examinations, audits or Actions of any income Tax Returns or other material Tax Returns of Buyer or the Covered Subsidiaries by any Governmental Entity and no such examinations, audits or Actions are pending or being threatened in writing. Each of Buyer and the Covered Subsidiaries has withheld, collected and paid over to the appropriate Governmental Entities or are properly holding for such payment all material Taxes required by Applicable Law to be withheld or collected. There are no Liens for Taxes on Buyer, the Covered Subsidiaries or any of Buyer’s or the Covered Subsidiaries’ assets or properties (other than Permitted Liens) and no Governmental Entity has threatened in writing to impose such a Lien on Buyer, the Covered Subsidiaries or any of Buyer’s or the Covered Subsidiaries’ assets or properties. None of Buyer or the Covered Subsidiaries has received a written claim from any Governmental Entity in a jurisdiction where Buyer or a Covered Subsidiary, as applicable, does not file Tax Returns of a particular type that Buyer or a Covered Subsidiary, as applicable, is or may be subject to taxation of such type by, or required to file any Tax Return of such type or have any Tax Return of such type filed with respect to it, in that jurisdiction, which claim has not been settled or resolved. None of Buyer or the Covered Subsidiaries is or has been a part to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b).

Section 4.17 Material Contracts.

(a) Except as listed or described on Section 4.17(a) of the Buyer Disclosure Schedules, as of the date hereof, neither Buyer nor the Covered Subsidiaries is a party to or bound by any Contract of any of the types described below (the “Buyer Material Contracts”) (other than this Agreement, and the Merger Agreement, the Ancillary Documents, and the Financing Agreements):

(i) any consulting agreement or employment agreement that provides for annual compensation to a Person exceeding $750,000 per year and which cannot be terminated by Buyer or the Covered Subsidiaries without penalty on notice of sixty (60) days or less;

(ii) any Contract for capital expenditures or the acquisition of fixed assets in excess of $2,500,000, individually or in the aggregate;

(iii) any Contract for the purchase, maintenance or acquisition, or the sale or furnishing of materials, supplies, merchandise, equipment, parts or other property or services that requires remaining future payments in excess of $2,500,000;

(iv) any Contract that (i) restricts or purports to restrict the right of Buyer or the Covered Subsidiaries (or would, after the Closing, restrict or purport to restrict the Company Entities) to engage in any line of business, compete with any Person or provide any service, (ii) contains material exclusivity or “most favored nation” obligations or restrictions in respect of Buyer or its Subsidiaries (or, after the Closing, the Company Entities);

(v) any Contract relating to the acquisition or disposition of any business or real property;

(vi) any Contract for indebtedness for borrowed money or any other liability in excess of $2,500,000 in the aggregate, or a guarantee of third party obligations (which, for the avoidance of doubt, do not include guaranties of Subsidiary obligations) of any of the foregoing;

(vii) any Contract granting any Person a Lien on all or any of the assets of Buyer or the Covered Subsidiaries;

(viii) any Contract under which Buyer has granted or received a material license or sublicense with respect to Intellectual Property, other than non-exclusive, end-user licenses for commercially available prepackaged software;

(ix) any Contract relating to any material joint venture or profit-sharing;

(x) any Contract between Buyer or its Subsidiaries, on the one hand, and a Governmental Entity, on the other hand, involving or that would reasonably be expected to involve payments to or from such Governmental Entity in an amount having an expected value in excess of $2,500,000 individually or in the aggregate, other than Contracts with any Government Program, any other state or local governmental insurance program, or any Medicare Advantage or Managed Medicaid plan, managed care program or organization;

(xi) any Contract involving the settlement or compromise of any Actions (whether pending or threatened) (or series of related Actions) which (A) will involve payments after the date of this Agreement in excess of $50,000,000 or (B) will impose materially burdensome monitoring or reporting obligations to any other Person outside the ordinary course of business consistent or material restrictions on Buyer or any Subsidiary of Buyer (or, following the Closing, on the Company Entities);

(xii) any Contract relating to any Affiliated Transaction;

(xiii) any Contract that by its terms limits the ability of Buyer to pay a dividend, or would impair or be reasonably likely to prohibit Buyer from fully performing its obligations to pay the Accruing Dividends (as defined in the A&R Buyer LLC Agreement) on the Buyer Class F-1 Units or Buyer Class F-2 Units in accordance with the terms and conditions of the A&R Buyer LLC Agreement; or

(xiv) any Contract involving management services, consulting services, independent contractor services, support services or any other similar services, in each case provided by Buyer, including service agreements under which Buyer is required to provide services to insurers, self-insured employees or any governmental or private health plan, managed care plan or other similar Person.

(b) Buyer has delivered or made available to the Company correct and complete copies of (i) the form of management services agreement, the form of Village Services Agreement and the form of joint venture limited liability company agreement and (ii) any Contracts of the same or similar type that, to Buyer’s Knowledge, deviate in a manner that is materially adverse to Buyer from such forms, including any of those listed on Section 4.17(a)(iii) of the Buyer Disclosure Schedules and Section 4.17(a)(iv) of the Buyer Disclosure Schedules. For any Buyer Material Contracts not described in the foregoing sentence, Buyer has delivered or made available to the Buyers correct and complete copies of all Buyer Material Contracts, including any such other Buyer Material Contracts listed on Section 4.17(a)(iii) of the Buyer Disclosure Schedules. Each Buyer Material Contract is in full force and effect, and represents a valid and binding obligation of Buyer or the Covered Subsidiary, as applicable, and, to Buyer’s Knowledge, the other Persons party thereto, enforceable against Buyer (or its applicable Subsidiary) and, to Buyer’s Knowledge, the other Persons party thereto, in accordance with its terms, except as enforcement thereof may be limited by applicable Enforceability Exceptions. To Buyer’s Knowledge, as of the date of this Agreement, no Person has notified Buyer in writing of its intention to terminate or to challenge the validity or enforceability of any Buyer Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Neither Buyer nor any of its Subsidiaries, nor, to Buyer’s Knowledge, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither Buyer nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Buyer Material Contract, except for those violations and defaults (or potential defaults) that would not have had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(c) There are no existing Contracts or other arrangements or agreements to which Buyer or any of its Subsidiaries is a party, to which any of such entities, their assets or their equity securities are subject, or, to Buyer’s Knowledge between or among any existing equityholders of Buyer that would entitle any Person to any rights with respect to the Buyer Units contemplated to be issued and sold to the New Investors pursuant to the New Investment Agreement (other than as expressly set forth in the A&R Buyer LLC Agreement, the A&R Buyer Investors’ Rights Agreement, or that certain Tag-Along Agreement, dated as of August 20, 2019, by and among Buyer and the other parties thereto) or would otherwise impair or prevent Buyer or any of its Affiliates from fully performing their obligations under to this Agreement, the A&R Buyer LLC Agreement, the A&R Buyer Investors’ Rights Agreement and that certain binding term sheet being entered into by and between Buyer and an affiliate of Cigna as of the date hereof.

Section 4.18 Intellectual Property.

(a) Section 4.18(a) of the Buyer Disclosure Schedules sets forth a list of all: (i) trademark and service mark registrations and pending registration applications, Internet domain name registrations, trade names, and company names; (ii) patents and pending patent applications; (iii) copyright registrations and pending registration applications; and (iv) computer software (other than commercially available prepackaged computer software generally available to the public pursuant to non-exclusive, end-user licenses), in each case which are material to the operation of Buyer’s business and are owned by Buyer (such Intellectual Property is referred to collectively as the “Buyer Intellectual Property”).

(b) Buyer owns, or has a license to use, all Intellectual Property necessary for the operation of Buyer’s business as presently conducted, and each such item of Intellectual Property will, immediately subsequent to the Closing, continue to be owned or available for use by Buyer on such terms as are materially consistent with those pursuant to which Buyer, immediately prior to the Closing, owns or has the right to use such item.

(c) (i) To Buyer’s Knowledge, Buyer has not infringed, misappropriated, or otherwise violated, and Buyer is not, as of the date hereof, infringing, misappropriating, or otherwise violating, the Intellectual Property of any Person; (ii) no claim is pending against Buyer with respect to the alleged infringement, misappropriation or other violation by Buyer of any Intellectual Property of any Person, and Buyer has not received any written notice threatening any such claim; (iii) to Buyer’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Buyer Intellectual Property; and (iv) since January 1, 2020, neither Buyer nor any of its Subsidiaries has instituted or threatened to institute any Action against any Person alleging such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Buyer Intellectual Property.

(d) Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Buyer Intellectual Property, nor is Buyer bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any Person, in each case which are material to Buyer’s business. Buyer has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with Buyer’s business. To Buyer’s Knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment with Buyer. Each such employee and consultant has assigned to Buyer all Intellectual Property he or she solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with Buyer that (a) relate, at the time of conception, reduction to practice, development, or making of such Intellectual Property, to Buyer’s business as then conducted or as then proposed to be conducted, (b) were developed on any amount of Buyer’s time or with the use of any of Buyer’s equipment, supplies, facilities or information or (c) resulted from the performance of services for Buyer. No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Buyer Intellectual Property. To Buyer’s Knowledge, no Person who was involved in, or who contributed to, the creation or development of any Buyer Intellectual Property, has performed services for any government, university, college, or other educational institution or research center in a manner that would affect Buyer’s rights in the Buyer Intellectual Property.

(e) Buyer has not: (i) incorporated Open Source Software into, or combined or linked Open Source Software with, any software products of Buyer and made generally available (“Buyer Offerings”); (ii) distributed Open Source Software in conjunction with any Buyer Offerings; or (iii) used Open Source Software to develop, distribute or provide the Buyer Offerings, in such a way that requires, as a condition of use, modification and/or distribution of such Open Source Software that other software incorporated into, derived from or distributed with such Open Source Software be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works, or (z) be redistributable at no charge. Buyer is in material compliance with the terms and conditions of the licenses for such Open Source Software.

(f) For purposes of this Section 4.18, the term “Buyer” includes Buyer and the Covered Subsidiaries.

Section 4.19 Employee Benefit Plans; Employee Matters.

(a) Section 4.19(a) of the Buyer Disclosure Schedules lists: (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement, qualified defined contribution or defined benefit arrangement; and (iii) each other material benefit plan, policy, program, arrangement or agreement, including, but not limited to, any material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, tax gross-up, vacation pay, bonus program, service award, moving expense, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases, is sponsored or maintained by Buyer for the benefit of its employees or consultants (each, a “Buyer Employee Plan”). Buyer has delivered or made available to the Company copies of the written Buyer Employee Plans in effect as of the date hereof, and such copies are correct and complete as of the date hereof.

(b) Each Buyer Employee Plan (i) has been operated and administered in all material respects in compliance with its terms (except as otherwise required by Applicable Law), all applicable requirements of Applicable Law and with any applicable reporting and disclosure requirements; and (ii) which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the Internal Revenue Service. With respect to each Buyer Employee Plan, to Buyer’s Knowledge, no Person has entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA or the Code. There are no claims, actions or lawsuit pending, or to Buyer’s Knowledge, threatened, with respect to any Buyer Employee Plan (other than routine benefit claims).

(c) Buyer has provided the Company with a complete and correct schedule that lists each officer, employee, consultant and independent contractor of Buyer who received compensation in excess of $750,000 for the fiscal year ended December 31, 2021, and sets forth a detailed description of all compensation, including salary, bonus (or target annual cash bonus opportunity to the extent not otherwise determined), severance obligations and deferred compensation, paid or payable to such officers, employees, consultants and independent contractors in respect of the 2022 fiscal year.

(d) To Buyer’s Knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of Buyer or that would conflict with Buyer’s business. None of the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby, the carrying on of Buyer’s business by the employees of Buyer, or the conduct of Buyer’s business as now conducted and as presently proposed to be conducted, will, to Buyer’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(e) Buyer is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it as of the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. Buyer has complied in all material respects with all Applicable Laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. Buyer has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of Buyer and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(f) As of the date hereof, none of the chief executive officer of Buyer and any employee of Buyer or its majority-owned Subsidiaries that reports directly to the chief executive officer of Buyer (each, an “Executive Level Employee”) has provided written notice to Buyer, of his or her intent to terminate employment with Buyer, and to Buyer’s Knowledge, no Executive Level Employee intends to terminate employment with Buyer or is otherwise likely to become unavailable to continue as an Executive Level Employee as a result of the consummation of the transactions contemplated hereby, nor does Buyer have a present intention to terminate the employment of any Executive Level Employee. The employment of each Executive Level Employee is terminable at the will of Buyer. Except as required by applicable Law, upon termination of the employment of any such Executive Level Employees, no severance or other payments will become due. Buyer has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(g) As of the date hereof, Buyer has not made any promises regarding equity incentives to any officer, employees, director or consultant.

(h) Each former Executive Level Employee whose employment was terminated by Buyer has entered into an agreement with Buyer providing for the full release of any claims against Buyer or any related party arising out of such employment.

(i) Buyer is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to Buyer’s Knowledge, has sought to represent any of the employees, representatives or agents of Buyer in their capacity as employees, representatives or agents of Buyer. There is no strike or other labor dispute involving the Buyer pending, or to Buyer’s Knowledge, threatened, which could have a Buyer Material Adverse Effect, nor is Buyer aware of any labor organization activity involving its employees.

(j) To Buyer’s Knowledge, none of the Executive Level Employees or directors of Buyer has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (ii) convicted in a criminal Action or named as a subject of a pending criminal Action (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(k) None of Buyer, any of its Affiliates and any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer with any of them under Section 414(b), (c), (m) or (o) of the Code has in the last six (6) years contributed or been obligated to contribute to any “employee pension benefit plan” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code. None of the Buyer Employee Plans provide for post-employment health or welfare benefits, except as may be required under applicable Law.

(l) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, whether alone or in combination with another event, will (i) result in any payment becoming due to any employee or consultant of Buyer or any of its Subsidiaries, (ii) increase the benefits available under any Buyer Employee Plan, or (iii) result in the acceleration of payment or vesting of any benefits under any Buyer Employee Plan.

(m) No amount paid or payable by Buyer in connection with the transaction contemplated hereby, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Section 280G or Section 4999 of the Code.

(n) No Buyer Employee Plan is entitled to a gross-up of any Taxes, including those imposed by Section 409A or Section 4999 of the Code from Buyer.

(o) In the five (5) years prior to the date hereof, (i) to Buyer’s Knowledge, no allegations of sexual harassment, discrimination or sexual misconduct that are or were reasonably likely to be substantiated following the exercise of due diligence that is reasonable under the circumstances have been made against any member of the Board (as defined in the Buyer A&R LLC Agreement), any Executive Level Employee or any other employee or consultant who either alone or in concert with others develops, invents, programs or designs any material Intellectual Property for Buyer or its majority-owned Subsidiaries (each, a “Key Employee”), (ii) Buyer has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or sexual misconduct by any member of the Board, any Executive Level Employee or any other Key Employee, and (iii) there have been no, and there are no Actions currently pending or, to Buyer’s Knowledge, threatened, related to any allegations of sexual harassment, discrimination or sexual misconduct by any member of the Board, any Executive Level Employee or any other Key Employee.

(p) For purposes of this Section 4.19, the term “Buyer” includes Buyer and the Covered Subsidiaries.

Section 4.20 Affiliated Transactions.

(a) Other than (i) standard offer letters, consulting agreements or advisor letters, (ii) standard employee benefits generally made available to all employees, (iii) standard director and officer indemnification agreements approved by the Board, (iv) standard non-competition and non-solicitation agreements with any director, officer, employee, consultant or advisor of Buyer, (v) standard invention and non-disclosure agreements, or (vi) pursuant to Buyer’s Equity Incentive Plan (as defined in the Buyer Existing LLC Agreement), as of the date hereof, there are no Contracts, agreements, understandings, commitments or proposed transactions, directly or indirectly, between Buyer, on the one hand, and any of the directors, officers, Executive Level Employees, Affiliates of Buyer (other than a Covered Subsidiary), or Walgreens (or any of its Affiliates, including Walgreen Co.), on the other hand (“Affiliated Transactions”).

(b) Buyer has not made any loans to or guarantees in favor of, directly or indirectly, any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. As of the date hereof, none of Buyer’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to Buyer or, to Buyer’s Knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of Buyer’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which Buyer is affiliated or with which Buyer has a business relationship, or any firm or corporation which competes with Buyer except that directors, officers, and employees of Buyer may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with Buyer; or (iii) financial interest in any Buyer Material Contract.

(c) Buyer has made available to the Company complete copies of all agreements, understandings, commitments or proposed transactions, and all amendments, exhibits, supplements and waivers thereto, directly or indirectly, between Buyer, on the one hand, and the Company or any holder of Buyer Units, on the other hand, relating, directly or indirectly, to the transactions contemplated hereby or the Financing.

(d) For purposes of this Section 4.20, the term “Company” includes the Company and its Subsidiaries.

Section 4.21 Rights of Registration; SEC Filings. Except as provided in the A&R Buyer Investors’ Rights Agreement, Buyer is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. Other than in connection with this Agreement and the New Investment Agreement, neither Buyer nor any Buyer Entity has made, or is obligated to make, any filings with the Securities and Exchange Commission (including any draft registration statements submitted on a confidential basis).

Section 4.22 Property. The property and assets that Buyer owns are free and clear of all Liens, except for Permitted Liens. With respect to the property and assets it leases, Buyer is in compliance in all material respects with such leases and, to Buyer’s Knowledge, holds a valid leasehold interest free of any Liens, except for Permitted Liens. Buyer does not own any real property. Buyer has never engaged in a sale-leaseback transaction. The fixtures, furniture, equipment and other items of tangible personal property owned or leased by Buyer are sufficient for the conduct of Buyer’s business as now conducted and as presently proposed to be conducted. For purposes of this Section 4.22, the term “Buyer” includes Buyer and the Covered Subsidiaries.

Section 4.23 Insurance. Buyer has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like Buyer, with extended coverage, sufficient in amount (subject to customary deductions) to allow it to replace any of its properties that might be damaged or destroyed. For purposes of this Section 4.23, the term “Buyer” includes Buyer and the Covered Subsidiaries.

Section 4.24 Employee Agreements. Each current and former employee, consultant and officer of the Buyer has executed an agreement with Buyer regarding confidentiality and proprietary information substantially in the form or forms delivered to the respective counsel for Buyer (the “Confidential Information Agreements”). No current or former employee has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement. Each current Key Employee and former Key Employee whose employment terminated on or after the date that is three (3) years prior to the date hereof has executed a non-competition and non-solicitation agreement substantially in the form or forms delivered to the respective counsel for Buyer. To Buyer’s Knowledge, none of Buyer’s current employees is in violation of any agreement covered by this Section 4.24. For purposes of this Section 4.24, the term “Buyer” includes Buyer and the Covered Subsidiaries.

Section 4.25 83(b) Elections. To Buyer’s Knowledge, all elections under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested or restricted Common Units or Class B Units of Buyer that are intended to be profits interests.

Section 4.26 Environmental and Safety Laws. Except as could not reasonably be expected to have a Buyer Material Adverse Effect (a) Buyer is and has been in compliance with all Environmental Laws; (b) there has been no release or, to Buyer’s Knowledge, threatened release of any Hazardous Substance, on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by Buyer that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity in the United States; and (d) there are no underground storage tanks located on, no PCBs or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by Buyer, except for the storage of hazardous waste in compliance with Environmental Laws. Buyer has made available to the Company true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments. For purposes of this Section 4.26, the term “Buyer” includes Buyer and the Covered Subsidiaries.

Section 4.27 Foreign Corrupt Practices Act; AML Laws; Sanctions.

(a) None of Buyer nor any of Buyer’s directors, officers, employees or, to Buyer’s Knowledge, authorized agents have, directly or indirectly, taken any action in violation of the FCPA, the UK Bribery Act 2010 or other anti-corruption law or made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, (iii) securing any improper advantage. None of Buyer nor any of its directors, officers, employees or, to Buyer’s Knowledge, authorized agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any applicable law, rule or regulation. Buyer further represents that it has maintained, and has caused each of its Subsidiaries and Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies reasonably designed to ensure that all books and records of Buyer accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. None of Buyer, or any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA, the UK Bribery Act 2010 or any other anti-corruption law.

(b) Buyer has complied in all material respects with all applicable anti-money laundering laws, including the USA PATRIOT Act and the Bank Secrecy Act, as amended by the USA PATRIOT Act, the rules and regulations thereunder, and/or other applicable global legislation. Buyer has established and maintains an anti-money laundering and anti-terrorist financing program that complies with all applicable United States laws and regulations relating to anti-money laundering including the USA PATRIOT Act and the Bank Secrecy Act, as amended, and the rules and regulations thereunder. No Action alleging any noncompliance or violation of any applicable anti-money laundering laws has been commenced or, to Buyer’s Knowledge, is threatened against Buyer or any officer, director or manager of Buyer.

(c) None of Buyer nor, any of Buyer’s directors, officers, employees or, to Buyer’s Knowledge, authorized agents has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of any Sanctions or located, organized or resident in a country or territory that is the subject of Sanctions. Buyer has been, and is, in compliance with all applicable Sanctions and export controls laws. Buyer has not been penalized for or threatened to be charged with, or given notice of any violation of, or been under investigation with respect to, any Sanctions or export controls laws, and no Action by or before any Governmental Entity involving Buyer with respect to Sanctions or export controls laws is pending.

(d) For purposes of this Section 4.27, the term “Buyer” includes Buyer and the Covered Subsidiaries.

Section 4.28 Data Privacy. Without limiting Section 4.7 in any way, in connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Data, Buyer is and, since the date that is four (4) years prior to the date hereof has been in compliance in all material respects with all Applicable Laws in all relevant jurisdictions, Buyer’s privacy policies and the requirements of any Contract to which Buyer is a party. Buyer has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Data collected by it or on its behalf from and against unauthorized access, use and/or disclosure. To the extent Buyer maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, Buyer is in compliance in all material respects with the applicable requirements of HIPAA, including all rules and regulations promulgated thereunder. Buyer is and, since four (4) years prior to the date hereof, has been in compliance in all material respects with all Applicable Laws relating to data loss, theft and breach of security notification obligations. For purposes of this Section 4.28, the term “Buyer” includes Buyer and the Covered Subsidiaries.

Section 4.29 No Other Representations or Warranties; Acknowledgment and Representations.

(a) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN Article 4, (i) BUYER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUYER ENTITIES’ BUSINESSES OR ASSETS, (ii) NONE OF THE BUYER ENTITIES OR ANY OF THEIR RESPECTIVE EQUITYHOLDERS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO COMPANY OR ANY OF ITS REPRESENTATIVES PRIOR TO THE EXECUTION OF THIS AGREEMENT. FURTHER, NONE OF THE BUYER ENTITIES OR ANY OF THEIR RESPECTIVE EQUITYHOLDERS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO COMPANY OR ANY OF ITS REPRESENTATIVES PRIOR TO THE EXECUTION OF THIS AGREEMENT WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS (OR ANY COMPONENT THEREOF) OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE BUYER ENTITIES HERETOFORE OR HEREAFTER DELIVERED TO OR MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES.

(b) Buyer is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company Entities as contemplated hereunder. Buyer and its Representatives have undertaken such investigation and have been provided with, and have evaluated, such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Merger. Buyer and its Representatives have received all materials relating to the business of the Company Entities that they have requested and have been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company hereunder or to otherwise evaluate the merits of the Merger. Buyer acknowledges that the Company Entities have given it and its Representatives sufficient and reasonable access to the key employees, documents and facilities of the Company Entities. Buyer and its Representatives have had the opportunity to inspect the condition of the assets owned by the Company Entities. The Company has answered to Buyer and its Representatives’ satisfaction all inquiries that Buyer or its Representatives have made concerning the business of the Company Entities or otherwise relating to the Merger. In making its determination to proceed with the Merger, Buyer has relied solely on the results of its and its Representatives’ own independent investigation and the representations and warranties of the Company Entities expressly and specifically set forth in Article 3 as qualified by the Company Disclosure Schedules and in the certificate delivered by the Company pursuant to Section 2.3(a)(iv).

(c) In connection with the investigation by Buyer of the Company Entities, Buyer and its Representatives have received and, after the date hereof but prior to the Closing, may receive from the Company Entities or any of their Representatives certain projections, budgets, forward-looking statements and other forecasts. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections, budgets, forward-looking statements and other forecasts, that Buyer and its Representatives are familiar with such uncertainties, that Buyer and its Representatives are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, budgets, forward looking statements and other forecasts furnished to them (including the reasonableness of the assumptions underlying such projections, budgets, forward-looking statements and other forecasts), and that Buyer has not relied upon, is not relying upon and will not rely upon any such projections, budgets, forward-looking statements or other forecasts or, other than as expressly set forth in Article 3 and in the certificates delivered by the Company pursuant to Section 2.3(a)(iv), any other materials, documents or information (including those provided in certain “data rooms,” confidential information memoranda or similar materials, or management presentations in connection with the Merger) made available to Buyer and its Representatives by the Company Entities or any of their Representatives, and Buyer shall have no claim against any Person with respect thereto.

(d) Buyer (on behalf of itself and its Affiliates) acknowledges that, other than as expressly set forth in Article 3 (as qualified by the Company Disclosure Schedules) and in the certificates or other instruments delivered pursuant to Section 2.3(a)(iv), none of the Company Entities or any of their respective equityholders or Representatives makes or has made any representation or warranty, contractual or legal, either express or implied related to the Company Entities or their assets or operations or the transactions contemplated hereby, including as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its Representatives or lenders or any other Person acting on their behalf.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), the Company shall use commercially reasonable efforts, and shall cause each of the other Company Entities to use commercially reasonable efforts, to conduct its business in all material respects in the ordinary course and preserve substantially intact its present business organization and goodwill, except as (i) consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, and provided, that the failure of Buyer to respond to such a request for consent within five (5) Business Days after its receipt of such request in writing shall be deemed to constitute consent); (ii) required by Applicable Law; (iii) contemplated, required or expressly permitted by this Agreement or any Ancillary Document; or (iv) set forth on Section 5.1(a) of the Company Disclosure Schedules; provided, however, that any action that is specifically prohibited or permitted by any clause of Section 5.1(b) shall not require any consent under this Section 5.1(a) (regardless of whether any consent is required under Section 5.1(b)).

(b) Without limiting Section 5.1(a), during the Pre-Closing Period, except as (i) consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, and provided, that the failure of Buyer to respond to such a request for consent within five (5) Business Days after its receipt of such request in writing shall be deemed to constitute consent); (ii) required by Applicable Law; (iii) contemplated, permitted or required by this Agreement; or (iv) set forth on Section 5.1(b) of the Company Disclosure Schedules, the Company shall not, and shall cause each other Company Entity not to:

(i) adopt any (A) amendments to the Governing Documents of the Company, other than the Amendment No. 1 to the Fourth A&R Company LLCA or amendments to the schedules to the Company Existing LLC Agreement, or (B) material amendments to the Governing Documents of any of the other Company Entities adverse to Buyer;

(ii) (A) issue, sell, pledge, dispose of or encumber any shares of capital stock or equity interests or securities convertible, exchangeable or exercisable therefor of its Company Entities to any Person; or (B) split, combine or reclassify any shares of capital stock or equity interests of any Company Entity, in each case, other than (x) issuances or dispositions of any capital stock of any Company Entity to another Company Entity or (y) issuances of up to ten percent (10%) of Company Units to existing Company Unitholders, employees or service providers or prospective employees or service providers or in connection with a transaction permitted under Section 5.1(b)(vi) or set forth on Section 5.1(b)(ii) of the Company Disclosure Schedules;

(iii) make or declare any cash or non-cash dividend or distribution, other than distributions dividends declared, made or paid by any Company Entity solely to any other Company Entity;

(iv) sell, assign, transfer, convey, lease or otherwise dispose of a material portion of the tangible assets or properties of the Company Entities (other than intangible assets and Intellectual Property, which is addressed in Section 5.1(b)(vii)) in excess of $1,000,000 in the aggregate, except for such assignments, transfers, conveyances, leases or dispositions (A) in the ordinary course of business, (B) on arm’s-length terms or (C) of obsolete, damaged or unused tangible assets or properties;

(v) except in the ordinary course of business or as contemplated by the Company’s capital expenditure budget delivered to Buyer prior to the date hereof, for the applicable fiscal year, enter into any new commitment to make capital expenditures that individually or in the aggregate cost in excess of $5,000,000;

(vi) other than (A) in the ordinary course of business or (B) consummation of acquisitions for which a definitive agreement or a non-binding letter of intent or term sheet was entered into prior to the date hereof, make any acquisition by merging or consolidating with, or agreeing to merge or consolidate with, or purchase all or substantially all of the assets of, or equity interests in, or otherwise acquire or invest in any business or any corporation, limited liability company, partnership, association or other business organization or division thereof (except for repurchases of equity interests (including Company Units or Buyer Units, as applicable) from former employees or service providers of any Company Entity), in each case, for a purchase price that exceeds $5,000,000 (or, following receipt of a Second Request, $20,000,000);

(vii) assign, transfer, exclusively license or abandon any material Intellectual Property owned by the Company Entities, except, in each case of the foregoing, in the ordinary course of business;

(viii) other than renewals of existing Contracts and entry into Contracts in the ordinary course of business, enter into any Contract that restricts the ability of the Company Entities to engage or compete in any line of business in any respect material to the business of the Company Entities, taken as a whole;

(ix) except as required under any Employee Benefit Plan in effect as of the date of this Agreement, (A) increase the compensation of, or adopt any bonus plan or arrangement for any Employee, director or officer of any Company Entity, except for (x) payment of bonuses that constitute a Company Transaction Expense, (y) the implementation of any annual bonus programs for 2023 in the ordinary course of business consistent with past practice, provided that no such program shall have any deferral of compensation component, or (z) entering into employment agreements with respect to new hires in the ordinary course of business (i) who are Clinicians, that can be terminated without penalty on ninety days (90) days prior written notice or (ii) as permitted under Section 5.1(b)(x)(B), that do not provide for severance benefits in excess of those under the Severance Policy set forth in Section 3.14(a) of the Company Disclosure Schedules; (B) grant any severance, change of control, retention, termination or similar compensation or benefits to any Employee, director or officer of any Company Entity unless such compensation or benefit constitutes a Transaction Expense; (C) amend, adopt, establish, agree to establish, enter into or terminate any material Employee Benefit Plan or collective bargaining agreement or other labor union contract with respect to any Employee, director, officer or employee of any Company Entity; and (D) grant any equity incentives or provide any loans to any Employee, director or officer of any Company Entity;

(x) (A) terminate the employment or services of any Employee, (other than a Clinician), or demote any Employee (other than a Clinician), other than in the ordinary course of business, whose annual base salary is greater than $400,000 per year, other than for cause, or (B) hire or promote any Employee (other than a Clinician), other than in the ordinary course of business, whose annual base salary is greater than $400,000 per year or (C) terminate full-time physicians who have been employed by a Company Practice Entity for more than two (2) years, other than for cause;

(xi) other than in the ordinary course of business, compromise or settle any Action resulting in (A) an obligation of any Company Entity to pay more than $1,000,000 in respect of compromising or settling such Action that is not fully reimbursable by insurance, or (B) the imposition of any material restrictions or limitations upon the operations or business of the Company Entities that will remain in effect following the Closing (other than customary confidentiality, non-disparagement and release obligations);

(xii) enter into any Related Party Transaction that imposes obligations on a Company Entity following the Closing;

(xiii) provide any loan or advance to any Person, other than advances to employees for business expenses in the ordinary course of business or to any other Company Entity (other than any Company Practice Entity);

(xiv) incur any indebtedness for borrowed money (A) that is not prepayable without prepayment penalty or premium or (B) having a principal amount in excess of $1,000,000 individually, or in excess of $5,000,000 in the aggregate, other than indebtedness (x) under any Company Entity’s revolving credit facility in effect as of the date of this Agreement or (y) incurred for the capital leasing of equipment;

(xv) make any material change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of any of the Company Entities (excluding any changes pending completion of purchase accounting pursuant to ASC 805 for recently completed acquisitions), except insofar as may have been required by a change in GAAP or Applicable Law;

(xvi) effect any restructuring or liquidation or declare bankruptcy or consent to the filing of any bankruptcy petition against any Company Entity, other than dissolutions and liquidations of Company Entities that are wholly-owned by another Company Entity and mergers of Company Entities that are wholly-owned by another Company Entity;

(xvii) accelerate the timing of payment of any PVUs;

(xviii) make or change any material election in respect of Taxes; amend, modify or otherwise change any filed material Tax Return; adopt or request permission of any Governmental Entity to change any accounting method in respect of material Taxes; initiate or enter into any voluntary disclosure, closing agreement, settlement or compromise or any claim or assessment in respect of material Taxes; surrender or allow to expire any right to claim a refund of material Taxes; or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(xix) enter into any new line of business or exit any existing line of business, other than new lines of business that are natural evolutions of, extensions to, or expansions of the business of the Company Entities conducted as of the date hereof (it being understood that providing new clinical specialty offerings, discontinuing or expanding or reducing the volume of clinical specialty offerings shall not be considered entering a new line of business or exiting an existing line of business); or

(xx) enter into any agreement to do any action otherwise prohibited under this Section 5.1(b).

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent any Company Entity from taking or omitting to take any Outbreak Measures or any action that is taken in good faith in response to COVID-19 and no such action (or failure to act) shall be deemed to constitute a breach of this Section 5.1 or serve as a basis for Buyer to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied.

(d) Buyer acknowledges and agrees that (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Company Entities prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company Entities’ operations (to the extent applicable).

Section 5.2 Conduct of Business of Buyer.

(a) During the Pre-Closing Period, Buyer shall use commercially reasonable efforts, and shall cause each of the other Buyer Entities to use commercially reasonable efforts, to conduct its business in all material respects in the ordinary course and preserve substantially intact its present business organization and goodwill, except as (i) consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed, and provided, that the failure of the Company to respond to such a request for consent within five (5) Business Days after its receipt of such request in writing shall be deemed to constitute consent); (ii) required by Applicable Law; (iii) contemplated, permitted or required by this Agreement or any Ancillary Document (including the Financing Agreements); or (iv) set forth on Section 5.2(a) of the Buyer Disclosure Schedules; provided, however, that any action that is specifically prohibited or permitted by any clause of Section 5.2(b) shall not require any consent under this Section 5.2(a) (regardless of whether any consent is required under Section 5.2(b)).

(b) Without limiting Section 5.2(a), during the Pre-Closing Period, except as (i) consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed, and provided, that the failure of the Company to respond to such a request for consent within five (5) Business Days after its receipt of such request in writing shall be deemed to constitute consent); (ii) required by Applicable Law; (iii) contemplated, required or expressly permitted by this Agreement, or any Ancillary Document; or (iv) set forth on Section 5.2(b) of the Buyer Disclosure Schedules, Buyer shall not, and shall cause each other Buyer Entity not to:

(i) adopt any material amendments to the Governing Documents of any of the Buyer Entities, other than the A&R Buyer LLC Agreement;

(ii) (A) issue, sell, pledge, dispose of or encumber any shares of capital stock or equity interests or convertible securities, exchangeable or exercisable therefor of its Buyer Entities to any Person, or (B) split, combine or reclassify any shares of capital stock or equity interests of any Buyer Entity, in each case, other than issuances or dispositions of any capital stock of any Buyer Entity to another Buyer Entity, except in each case, as contemplated by the Financing;

(iii) make or declare any cash or non-cash dividend or distribution, other than distributions or dividends declared, made or paid by any Buyer Entity solely to any other Buyer Entity;

(iv) provide any loan or advance to any Person, other than advances to employees for business expenses in the ordinary course of business or to any other Buyer Entity (other than any Buyer Practice Entity);

(v) effect any restructuring or liquidation or dissolution or declare bankruptcy or consent to the filing of any bankruptcy petition against any Buyer Entity or adopt a plan of merger, other than dissolutions and liquidations of Buyer Entities that are wholly-owned by another Buyer Entity and mergers of Buyer Entities that are wholly-owned by another Buyer Entity;

(vi) dispose of all or substantially all of the assets of the Buyer Entities;

(vii) repurchase, redeem or otherwise acquire directly or indirectly any units or other equity interests of Buyer in excess of a value of $25,000,000 in the aggregate, provided that any such repurchases, redemptions or acquisitions shall still be considered Leakage; or

(viii) enter into any agreement to do any action otherwise prohibited under this Section 5.2(b).

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent any Buyer Entity from taking or omitting to take any Outbreak Measures or any action that is taken in good faith in response to COVID-19 and no such action (or failure to act) shall be deemed to constitute a breach of this Section 5.2 or serve as a basis for the Company to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied.

(d) The Company acknowledges and agrees that (i) nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of the Buyer Entities prior to the Effective Time, and (ii) prior to the Effective Time, Buyer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Buyer Entities’ operations (to the extent applicable).

Section 5.3 Access to Information. During the Pre-Closing Period, upon reasonable notice, subject to permissibility under Applicable Law (including any Outbreak Measures and Antitrust Laws) and restrictions contained in the confidentiality agreements to which its Group Entities are subject, each Principal Party shall provide, upon reasonable prior written request, to the other Principal Party (the “Requesting Party”) and its authorized Representatives during normal business hours reasonable access to all books and records (other than patient and clinical records) of its Group Entities (in a manner so as to not interfere with the normal business operations of any of its Group Entities); provided, however, that (a) the Group Entities and their respective Representatives shall have no obligation to provide the Requesting Party or its Representatives with access to any documents relating to the transactions contemplated by this Agreement, (b) the Group Entities shall not be required to permit, and the Requesting Party shall not be permitted to without the other Principal Party’s prior written consent, perform any environmental testing or sampling or other invasive activities at any Real Property, and if permitted by the Group Entities, any such contact shall be subject to Section 5.9 (c) all such requests shall be coordinated through the Principal Parties’ respective General Counsel or outside legal counsel and (d) that any request by the Company Entities for access pursuant to this Section 5.3 shall be for the purpose of the Company’s post-Closing integration planning or to confirm Buyer’s compliance with this Agreement; provided further, that the Requesting Party and its authorized Representatives will comply with all applicable safety rules and reasonable controls during such access. Notwithstanding the foregoing, such access may be limited to the extent a Principal Party, reasonably determines, in light of COVID-19, that such access would jeopardize the health and safety of its employees; provided, that such Principal Party shall use its reasonable efforts to allow for such access or as much of such access as is possible in a manner that does not jeopardize the health and safety of such employees, including by the use of telephonic or video meetings or by the delivery of electronic files. All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreements, the provisions of which are incorporated herein by reference. Notwithstanding anything to the contrary set forth in this Agreement, no Group Entity or any of its respective Affiliates shall be required to disclose to a Requesting Party any information (w) if doing so would reasonably be expected to violate any fiduciary duty, Applicable Law or existing Contract to which any Group Entity or any Affiliate is a party or is bound; (x) which would reasonably be expected to result in the loss of the ability to successfully assert attorney-client, work product or similar privileges; (y) if any Company Entity or any of their respective Affiliates, on the one hand, and any Buyer Entity or any of their respective Affiliates, on the other hand, are adverse (or would reasonably be expected to be adverse) parties in a litigation or similar proceeding and such information is reasonably pertinent thereto or (z) that constitutes source code or a trade secrets; provided that the Principal Parties shall, and shall each cause the Group Entities to, use commercially reasonable efforts to provide such access and disclosure in a manner that would not result in the adverse effects described in this sentence. The Principal Parties may elect to limit, or cause any Group Entity to limit, disclosure of any information to certain Persons designated as belonging to a “clean team” by a Principal Party, provided such Persons are reasonably acceptable to the other Principal Party for such purpose.

Section 5.4 Consents.

(a) During the Pre-Closing Period, each of the Company, Buyer and Merger Sub shall, and the Company shall cause their respective Group Entities to, use commercially reasonable efforts to give all notices to, and request all Consents from, all Persons required pursuant to any Material Contract; provided, however, that no party shall have any obligation to (i) amend or modify any Contract, (ii) pay any consideration to any Person for the purpose of obtaining any such Consent or (iii) pay any costs and expenses in connection with obtaining such Consent.

(b) Each of Buyer and Merger Sub acknowledges that certain Consents with respect to the transactions contemplated by this Agreement may be necessary or advisable from parties to the Material Contracts and other Contracts to which a Group Entity is party and that such Consents may not be obtained prior to Closing and are not conditions to the consummation of the transactions contemplated hereby. No party hereto shall have any liability whatsoever to another party hereto arising out of or relating to the failure to obtain any such Consent or the termination of any Contract as a result of the transactions contemplated hereby. Each of Buyer and Merger Sub acknowledges that no representation, warranty or covenant of either Principal Party contained herein shall be breached or deemed inaccurate or breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such Consent, (ii) any such termination or (iii) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Consent or any such termination.

Section 5.5 Efforts to Consummate; Governmental Approvals.

(a) Subject to the terms and conditions herein provided, each of Buyer and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable following the date hereof, the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the conditions to the Closing set forth in Article 7), including taking all such actions as are reasonably necessary, proper or advisable under Applicable Law to obtain any Consents of Governmental Entities (whether or not under applicable Antitrust Laws) and the expiration or termination of all applicable waiting periods under applicable Antitrust Laws as promptly as reasonably practicable. Subject to the other terms and conditions of this Section 5.5, during the Pre-Closing Period, each of Buyer and Merger Sub shall, and shall cause its respective Affiliates to, use reasonable best efforts to (i) obtain Consents of all Governmental Entities and the expiration or termination of all applicable waiting periods under applicable Antitrust Laws (including the HSR Act); (ii) respond promptly (and on a rolling basis) to any requests for information made by any Governmental Entity, including the FTC or the DOJ, including to certify to the FTC or DOJ, as applicable, substantial compliance with any request for additional information or documentary material from the FTC or the DOJ pursuant to the HSR Act (a “Second Request”) as promptly as reasonably practicable after receipt of such Second Request, and (iii) cooperate fully with the other parties in promptly seeking to obtain all such Consents and the expiration or termination of applicable waiting periods, subject to Section 5.5(d).

(b) The Company shall reasonably cooperate with Buyer, Merger Sub, and their Affiliates in connection with the actions described in the immediately preceding sentences, including to respond as promptly as practicable to any request for information made by any Governmental Entity in connection therewith. All filing fees incurred by any Walgreens Group Entity or any of the Group Entities or their respective Affiliates in connection with filing the Notification and Report Form under the HSR Act (the “Antitrust Filing Fees”) shall be Shared Expenses. Each party shall make or cause to be made (including by causing their Affiliates to make) an initial Notification and Report Form under the HSR Act with the applicable Governmental Entity, and any other filings required pursuant to the HSR Act and other Applicable Laws with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof (and in any event, with respect to filings required under the HSR Act, within ten (10) Business Days following the date hereof, provided, however, that the parties may mutually agree in writing that the parties will make their respective filings required under the HSR Act at a later date). The parties shall (and shall cause their Affiliates to) supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act or any other Applicable Law. Without limiting the generality of the foregoing, (i) the Principal Parties shall not, and each Principal Party shall cause its respective Affiliates not to, extend (or take any action that has or may have the effect of extending) any waiting period or timing under the HSR Act, including by withdrawing and refiling any Notification and Report Form under the HSR Act, or enter into any agreement or understanding with any Governmental Entity, including any timing agreement, except with the prior written consent of the other Principal Party, and (ii) Buyer and Merger Sub agree to take, and cause their Affiliates to use reasonable best efforts to expeditiously (and in no event later than ten (10) Business Days prior to the Initial Termination Date or if such date has been extended pursuant to Section 8.1(d), the Termination Date) consummate the transactions contemplated by this Agreement. In using their “reasonable best efforts” pursuant to this Section 5.5(b) Buyer and Merger Sub agree to promptly take, and to cause their Affiliates to take, the following actions: (w) divesting, selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, assets, categories of assets, operations, locations, customers, rights, product lines, or businesses of any Group Entity) that in the aggregate generated revenue for any Group Entity up to $100,000,000 during the 2021 fiscal year (whether or not owned by Buyer or the Company during the 2021 fiscal year) (each, a “Divestiture Action”), (x) terminating, modifying, amending or assigning existing relationships and contractual rights and obligations (including in respect of governance) subject to a Divestiture Action as may be required to obtain any Consent of any Governmental Entity or to obtain any Consent or expiration or termination of the waiting period under any Antitrust Law, including the HSR Act, and, in each case, to propose, negotiate, enter, or offer to enter, into agreements and stipulate to the entry of an Order or file appropriate applications with any Governmental Entity in connection with the foregoing clause (w) and this clause (x), (y) in the case of actions by or with respect to the Company or its business, by consenting to such action by the Company, and (z) zealously contesting, defending and appealing any threatened or pending Action or preliminary or permanent injunction or Order or Applicable Law, whether initiated by a private plaintiff or a Governmental Entity, including by using reasonable best efforts to have such injunction or other Order vacated, lifted, reversed or overturned, that would adversely affect the ability of the parties to consummate, or otherwise delay the consummation of, the transactions contemplated hereby, and taking any and all other actions to prevent the entry, enactment or promulgation thereof (and the Company shall agree to reasonably cooperate in connection with any such contest, defense or appeal). No actions taken pursuant to the foregoing clauses (w) through (z) shall be considered for purposes of determining whether a Company Material Adverse, Buyer Material Adverse Effect or a Material Adverse Effect on Merger Sub, as applicable, has occurred. No Group Entity shall be obligated under this Section 5.5(b) to (A) effect any Divestiture Action contemplated by the foregoing clause (x), (B) implement any limitation contemplated by the foregoing clause (y) or (C) take any action contemplated by the foregoing clause (z) unless such divestiture, sale, license, other disposal, limitation or action is conditioned upon and effective at or after the Closing.

(c) Except as specifically required by this Agreement, the Group Entities shall not, or shall not permit their Affiliates to, take any action, or refrain from taking any action, which could reasonably be expected to materially delay or impede the obtaining of Consents or the ability of the parties to consummate the Merger or perform their obligations hereunder. Without limiting the generality of the foregoing, the Group Entities shall not, and shall cause their Affiliates not to, directly or indirectly acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) materially impose any delay in obtaining, or materially increase the risk of not obtaining, any Permits, Orders or Consents of any Governmental Entity necessary or advisable to consummate the Merger or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering or seeking to enter an Order prohibiting the consummation of the Merger; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the Merger.

(d) Each of Buyer and the Company shall jointly control and determine strategy with respect to obtaining Consents under the Antitrust Laws; provided that, subject to Section 5.5(a)(i), in the event of any conflict or disagreement between Buyer and the Company with respect to such strategy, Buyer shall have the right to direct the matter that is the cause of any such conflict or disagreement, acting reasonably and taking into consideration in good faith the views of the Company. In furtherance and not in limitation of the foregoing, to the extent not prohibited by Applicable Law, each of Buyer and Merger Sub, on the one hand, and the Company, on the other hand, shall (and shall cause their respective Affiliates to), in connection with this Agreement and the transactions contemplated hereby, with respect to actions taken on or after the date hereof: (i) promptly notify the other party of, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the Company of) any substantive communications from or with any Governmental Entity; (ii) consult with and permit the other party to review and discuss in advance, and consider in good faith the view of the other party in connection with, any proposed substantive written or oral communication with any Governmental Entity; (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Entity unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate therein; (iv) furnish the other party’s outside legal counsel with copies of all filings (provided that the parties will not be required to share their respective HSR filings) and communications between it and any such Governmental Entity with respect to the Agreement; and (v) furnish the other party’s outside legal counsel with such necessary information and reasonable assistance as the other party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Entity. Subject to Applicable Law, the parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted on behalf of any party hereto relating to proceedings under the HSR Act or any other Antitrust Law.

Section 5.6 Indemnification; Directors’ and Officers’ Insurance.

(a) Buyer and Merger Sub agree that all rights to indemnification or exculpation and advancement of expenses now existing in favor of any Person from a Company Entity under the Governing Documents of the Company Entities, any Contract or Employee Benefit Plan (each, an “Indemnified Person”), as provided in such Company Entity’s Governing Documents, Contract, Employee Benefit Plan or otherwise in effect as of the date hereof with respect to any matters or facts occurring, arising or existing on or prior to the Closing Date, shall survive the Merger and shall continue in full force and effect, and Buyer and Merger Sub shall cause the Company Entities to perform and discharge the Company Entities’ obligations to provide such indemnity, exculpation and advancement of expenses after the Merger. To the maximum extent permitted by Applicable Law, Buyer shall cause the Company Entities to advance expenses in connection with such indemnification, as provided in such Company Entity’s Governing Documents, Employee Benefit Plan or other applicable Contracts in effect as of the date hereof. The indemnification, liability limitation, exculpation or advancement of expenses provisions of the Company Entities’ Governing Documents, Employee Benefit Plan or such other Contract shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were Indemnified Persons, unless such modification is required by Applicable Law.

(b) Without limiting any additional rights that any director, officer, employee, fiduciary or agent may have under any Contract, Employee Benefit Plan or under any Company Entity’s Governing Documents, following the Closing, Buyer shall indemnify, defend and hold harmless (and advance payment for legal and other expenses as incurred) to the fullest extent permitted by Applicable Law, all current and former Indemnified Persons from and against any and all Losses (including attorney’s fees and expenses, subject to an undertaking to repay any advances made to pay such fees and expenses to the extent it is later determined pursuant to a final, non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification), penalties, judgments, fines and amounts paid in settlement in connection with any actual or threatened Action arising out of matters on or prior to the Closing Date (each, a “D&O Claim”) to the extent that any such D&O Claim is based on, or arises out of, or relates to (i) the fact that such Person is or was an Indemnified Person; or (ii) actions taken (or failed to be taken) by such Person at the request of any Company Entity, including any and all such Losses arising out of or relating to this Agreement or the transactions contemplated hereby, for a period of six (6) years after the Closing Date, in each case, to the fullest extent that any Company Entity would have been permitted to indemnify such Person under Applicable Law and the Governing Documents of such Company Entity or in other applicable agreements in effect as of the date hereof, regardless of whether such D&O Claim is asserted or claimed prior to, on or after the Closing Date. Neither Buyer nor any Company Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by a Person hereunder unless such settlement, compromise or judgment includes an unconditional release of such Person from all liability arising out of such Action.

(c) The Surviving Company shall, at Buyer’s expense, purchase and maintain in effect, beginning on the Closing Date and for a period of six (6) years thereafter without any lapses in coverage, a “tail” policy (the “D&O Tail”) providing directors’, officers’, employees’ and fiduciaries’ liability, errors and omissions and employment practices liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policy of the Company Entities as of the date hereof or at the Closing with respect to matters occurring prior to the Closing. Such policy shall provide coverage that is at least equal to the coverage provided under such comparable insurance policies.

(d) Buyer, Merger Sub and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries and Practice Entities) that the Indemnified Persons under this Section 5.6 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current equityholders, members, or other Affiliates of the equityholders (“Indemnitee Affiliates”) separate from the indemnification obligations of the Company Entities hereunder. The parties hereby agree (i) that Buyer and the Company Entities are the indemnitors of first resort with respect to such matters (i.e., its obligations to the Indemnified Persons under this Section 5.6 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or Losses incurred by the Indemnified Persons under this Section 5.6 are secondary); (ii) that Buyer and the Company Entities shall be required to advance the full amount of expenses incurred with respect to such matters by the Indemnified Persons under this Section 5.6 and shall be liable for the full amount of all such Losses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted, without regard to any rights the Indemnified Persons under this Section 5.6 may have against any Indemnitee Affiliate; and (iii) that the parties (on behalf of themselves and their respective Subsidiaries and Practice Entities) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(e) The present and former Indemnified Persons and Indemnitee Affiliates entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.6 are intended to be third-party beneficiaries of this Section 5.6. This Section 5.6 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Buyer, the Surviving Company and the Company Entities.

(f) Buyer and Merger Sub agree, and, from and after the Closing, will cause the Company Entities, not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the Indemnified Persons and the Indemnitee Affiliates. If Buyer, the Surviving Company or any Company Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person in one or a series of related transactions, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer, the Surviving Company or any Company Entity shall assume the obligations set forth in this Section 5.6; provided that none of Buyer, the Surviving Company or any Company Entity shall be relieved from such obligation.

Section 5.7 Exclusive Dealing. During the Pre-Closing Period, the Company will not, and will cause its Representatives not to, directly or indirectly (a) initiate, accept, solicit or discuss proposals or offers (whether written or not) for a Competing Transaction; (b) furnish any information (orally or in writing) to respond to any requests from (other than responding that such person is prohibited from engaging or discussing the matter) any third party (other than Buyer and its financing sources and their respective authorized Representatives) for the purpose of engaging in a Competing Transaction; or (c) enter into any agreement, negotiation, understanding or discussion with a third party (other than Buyer and its financing sources and their respective authorized Representatives) for or regarding a Competing Transaction. During the Pre-Closing Period, the Company shall promptly notify Buyer in writing of any proposal or offer that the Company receives from any party (other than Buyer, its affiliates, its financing sources, and any of their respective authorized representatives) that constitutes a Competing Transaction; provided, however, the Company shall not be required to disclose to Buyer the identity or name of any such party or any of the proposed terms.

Section 5.8 Documents and Information. After the Closing Date, Buyer shall, and shall cause the Surviving Company and each Company Entity to, until the earlier of (a) the seventh (7th) anniversary of the Closing Date and (b) the date required by Buyer’s bona fide record retention program (such date, the “Document Retention Date”), retain all books, records and other documents pertaining to the business of the Company Entities in existence on the Closing Date and make the same available for inspection and copying by the Holder Representative or its Affiliates or Representatives (at such Person’s expense) during normal business hours of the Surviving Company, upon reasonable request and upon reasonable notice (in a manner so as to not interfere with the normal business operations of the Surviving Company). Buyer shall also make available personnel and other Representatives of the Company Entities (in a manner so as to not interfere with the normal business operations of the Surviving Company or any Company Entity) to assist the Holder Representative (on behalf of any Company Unitholder) with any audit, subpoena or Action related to the Company Entities prior to the Closing. No such books, records or documents shall be destroyed after the Document Retention Date by Buyer, the Surviving Company or any Company Entity, without first advising the Holder Representative or its Affiliates in writing and giving the Holder Representative a reasonable opportunity to obtain possession thereof.

Section 5.9 Contact with Employees, Customers, Patients, Payors, Vendors and Other Business Relations.

(a) During the Pre-Closing Period, each of Buyer and Merger Sub hereby agrees that it is not authorized to and shall not (and shall not permit any of its Representatives or Affiliates to) contact any employee (including any Clinician), customer, patient, payor, vendor or other material business relation of any Company Entity regarding any Company Entity, its business or the transactions contemplated by this Agreement without the prior written consent of the Company, other than to the extent such contact is in the ordinary course of business and unrelated to the transactions contemplated by this Agreement, except, in each case, to the extent such contact is made with, or is authorized by, any of the Persons set forth on Section 1.1(a) of the Company Disclosure Schedules.

(b) During the Pre-Closing Period, the Company hereby agrees that it is not authorized to and shall not (and shall not permit any of its Representatives or Affiliates to) contact any employee (including any Clinician), customer, patient, payor, vendor or other material business relation of any Buyer Entity regarding any Buyer Entity, its business or the transactions contemplated by this Agreement without the prior written consent of Buyer, other than to the extent such contact is in the ordinary course of business and unrelated to the transactions contemplated by this Agreement, except, in each case, to the extent such contact is made with, or is authorized by, any of the Persons set forth on Section 1.1(a) of the Buyer Disclosure Schedules.

Section 5.10 Employee Matters.

(a) For a period twelve (12) months following the Closing (or, if shorter, during any period of employment), Buyer shall, or shall cause the Surviving Company to, provide each Continuing Employee with (i) base salary or wage rate, as applicable that is no less favorable than the base salary or wage rate, as applicable, provided to such Employee immediately prior to the Closing, (ii) target cash incentive opportunities (including, without limitation, annual cash bonuses for the year of Closing, to the extent not already paid prior to Closing, but excluding any equity or long-term cash incentive awards) that are in the aggregate, no less favorable to the cash incentive opportunities provided to such Continuing Employee immediately prior to the Closing and (iii) employee benefits (excluding retention, change in control and equity-based compensation, defined benefit pension or retiree welfare benefits) that are in the aggregate, no less favorable than the employee benefits provided to such Continuing Employee immediately prior to the Closing. In the event that any Continuing Employee is terminated without cause within the twelve (12)-month period immediately following the Closing, Buyer agrees that it shall cause the Surviving Company or its Affiliates to provide severance payments and benefits to such Continuing Employee that are in the aggregate no less favorable to the severance payments and benefits that would have been payable under the Employee Benefit Plan in effect and applicable to such Continuing Employee immediately prior to the Closing.

(b) Buyer agrees that, from and after the Closing Date, Buyer shall cause the Continuing Employees to be granted credit for all service with the Company Entities (including any predecessors thereof) earned prior to the Closing Date for all purposes under any benefit or compensation plan, program, policy, agreement or arrangement that is sponsored by or may be established or maintained by Buyer or any Company Entity or any of their Affiliates on or after the Closing Date (the “New Plans”), to the extent it would not result in a duplication of benefits, and to the extent that such service was recognized for such purpose by the Company Entities or any of its Affiliates prior to the Closing Date; provided, however, that no credit shall be given with respect to any defined benefit pension plans, retiree health and welfare plans. In addition, Buyer hereby agrees that Buyer shall use best efforts to (i) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee (or covered dependent thereof) under any Employee Benefit Plan as of the Closing Date and (ii) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Buyer and the Company Entities shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9.

(c) Nothing contained in this Section 5.10, express or implied, (i) is intended to confer upon any Continuing Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any benefit plan, (ii) shall, subject to compliance with the other provisions of this Section 5.10, alter or limit Buyer’s or the Surviving Company’s or their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (iii) is intended to confer upon any individual (including Employees, retirees or dependents or beneficiaries of Employees or retirees) any right as a third-party beneficiary of this Agreement.

(d) The Company shall, and shall cause each of the Company Entities to, as soon as reasonably practicable following the date of this Agreement and in no event later than five (5) days prior to the Closing Date, (i) use commercially reasonable best efforts to obtain from each Person who has a right to any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) a waiver, subject to the approval described in the following clause (ii) of such Person’s rights to all of such parachute payments that are equal or in excess of three times such Person’s “base amount” (within the meaning of Section 280G of the Code) less one dollar (the “Waived 280G Benefits”) and (ii) for all such obtained waivers, solicit the approval of the stockholders of the Company or any of its Company Entities, as applicable, to the extent and in the manner required under Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, of any Waived 280G Benefits. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer (and Buyer’s legal counsel) a written certification that either (A) the requisite vote was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (B) the 280G approval was not obtained and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided, and any previously paid or provided Waived 280G Benefits shall be returned or recovered, in each case, to the extent they would cause any amounts to constitute “excess parachute payments” pursuant to Section 280G of the Code. No later than three (3) Business Days prior to distributing any materials relating to such vote (including any waivers, consents or disclosure statements), the Company shall provide Buyer with drafts of such materials (which shall be subject to Buyer’s reasonable review and comment) along with its analysis under Section 280G of the Code. Nothing in this Section 5.10(d) shall be construed as requiring any specific outcome to the vote described herein. Notwithstanding the foregoing, to the extent that any contract, agreement, or plan is entered into by Buyer or any of its Affiliates and a disqualified individual in connection with the transactions contemplated by this Agreement before the Closing Date (the “Buyer Arrangements”), Buyer shall provide a copy of such contract, agreement or plan to counsel for the Company at least seven (7) days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code; provided, that, the failure to include the Buyer Arrangements in the equityholder voting materials described herein, due to Buyer’s failure to provide the Buyer Arrangements as provided in this Section 5.10(e), will not result in a breach of the covenants set forth in this Section 5.10(d).

Section 5.11 Tax Matters.

(a) The parties acknowledge and agree that for U.S. federal (and applicable state and local) income tax purposes, (i) the Merger shall be treated as an assets-over partnership “merger” within the meaning of Treasury Regulations Section 1.708-1(c), with the resulting partnership being a “continuation” of Buyer, and (ii) in connection therewith, as contemplated by Treasury Regulation Section 1.708-1(c)(4), (A) Buyer shall be treated as purchasing partnership interests from each Class A Holder in exchange for the consideration specified in clauses (A) through (C) and clause (E) of Section 2.9(b)(i), and (B) Buyer shall be treated as purchasing partnership interests from each Partial Rollover Holder in exchange for and to the extent of the portion of the consideration received by such Partial Rollover Holder under clauses (A) through (C) and clause (F) of Section 2.9(b)(ii) (collectively, the “Intended Tax Treatment”). The parties hereto agree to file all Tax Returns, and take all positions with any taxing authority, consistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. Notwithstanding anything to the contrary herein, Buyer agrees to cause the Company (or any entity treated as a continuation of the Company tax partnership pursuant to Section 708 of the Code) to make an election under Section 754 of the Code (and any similar provision of applicable state or local Tax Law) for the taxable year that includes the Closing Date (to the extent such an election is not already in effect for such period).

(b) Prior to the Closing, the Company shall prepare, or cause to be prepared, all Tax Returns that are required to be filed by the Company or other Company Entities on or before the Closing Date (“Company Returns”). Following the Closing, the Holder Representative, shall prepare, or cause to be prepared, all Pass-Through Tax Returns that are required to be filed by the Company for taxable periods ending on or before the Closing Date (provided that, for the avoidance of doubt, such Pass-Through Tax Returns are the sole Tax Returns that the Holder Representative shall be required to prepare or cause to be prepared pursuant to this Section 5.11(b)) (“Holder Returns”). All such Company Returns and Holder Returns shall be prepared, and any positions and elections relating thereto made, in a manner consistent with the prior practice of the applicable Company Entities unless otherwise required by Applicable Law. Prior to the Closing, the Company, and, following the Closing, the Holder Representative, shall make available to Buyer drafts of any Tax Return described in this Section 5.11(b) at least thirty (30) days prior to the due date for filing (taking into account validly obtained extensions) for Buyer’s review and approval (not to be unreasonably withheld, conditioned or delayed, provided that withholding approval in respect of a position in a draft Tax Return that is supportable at least at a “more likely than not” level of confidence shall be treated as unreasonably withheld for purposes of this Section 5.11(b)). The Company or the Holder Representative (as applicable) shall incorporate any reasonable comments provided by Buyer with respect to such Tax Returns; provided that, with respect to any Holder Returns, the Holder Representative shall not be required to incorporate any comments with respect to a position proposed by the Holder Representative that is supportable at least at a “more likely than not” level of confidence. With respect to Company Returns that are due on or before the Closing Date, the Company shall file or cause to be filed all such Tax Returns (other than for Pass-Through Tax Returns) and shall pay or cause to be paid such Taxes on or before the Closing Date. With respect to Holder Returns that are due after the Closing Date, the Company Unitholder responsible for tax matters of the Company shall execute and file or cause to be executed and filed such Tax Returns, and the Holder Representative shall reasonably cooperate in connection therewith to the extent reasonably practicable. In connection with any Holder Returns to be prepared by the Holder Representative, Buyer and the Surviving Company shall use commercially reasonable efforts to facilitate the Holder Representative’s utilization of the Surviving Company’s existing tax return preparation firm(s) (the “Tax Accounting Firm”), including (i) providing reasonable access to the Surviving Company’s books and records and accounting staff and (ii) taking such reasonable steps as may be necessary to cause the Tax Accounting Firm to take direction from the Holder Representative.

(c) Buyer shall file or cause to be filed any Tax Returns (other than Company Returns and Holder Returns) required to be filed by the Company Entities for any Pre-Closing Tax Period or Straddle Period (such Tax Returns, “Buyer Returns”). Buyer shall submit each such Buyer Return that is a Pass Through Tax Return to the Holder Representative for review and comment no later than thirty (30) days before the due date for such Tax Return (except with respect to any such Tax Return due within thirty (30) days after the Closing, in which case such Tax Returns shall be provided for review and comment as soon as reasonably practicable) and shall incorporate any reasonable comments provided by the Holder Representative.

(d) For purposes of this Agreement, in the case of any Straddle Period, (i) the amount of any Taxes of the Company Entities based on or measured by income or receipts, sales or use, employment, or withholding for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (ii) the amount of other Taxes of the Company Entities for a Straddle Period for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(e) After the Closing, Buyer shall promptly notify the Holder Representative in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on any Company Entity (each, a “Tax Proceeding”) with respect to any Pass-Through Tax Return for a Pre-Closing Tax Period or Straddle Period. After the Closing, the Holder Representative shall promptly notify Buyer in writing of any Tax Proceeding relating to any Company Entity, notice of which is received by the Holder Representative with respect to any taxable period. Notices required to be given by or to Buyer or the Holder Representative shall contain factual information (to the extent known to Buyer or the Holder Representative, as the case may be) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Entity in respect of any such asserted Tax liability. In the case of a Tax Proceeding that relates to any Pass-Through Tax Return for a Pre-Closing Tax Period, the Holder Representative shall control the conduct of such Tax Proceeding, and Buyer shall have the right to participate (at its sole expense) in any such Tax Proceeding. Buyer’s right to participate shall include the right to receive copies of all correspondence from any Governmental Entity relating to such Tax Proceeding, attend meetings and review and comment on submissions relating to any such Tax Proceeding, and the Holder Representative shall incorporate any reasonable comments provided by Buyer with respect thereto. Holder Representative shall not settle or otherwise resolve any such Tax Proceeding without the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed, it being understood that it would be unreasonable for Buyer to object to reasonable settlement terms that do not materially and disproportionately prejudice the interests of any Company Unitholder). In the case of any Tax Proceeding relating to a Pass-Through Tax Return for a Straddle Period, Buyer shall control the conduct of such Tax Proceeding and the Holder Representative shall have the right to participate (at its sole expense) in any such Tax Proceeding. The Holder Representative’s right to participate shall include the right to receive copies of all correspondence from any Governmental Entity relating to such Tax

Proceeding, attend meetings and review and comment on submissions relating to any such Tax Proceeding, and Buyer shall incorporate any reasonable comments provided by the Holder Representative with respect thereto. Buyer shall not settle or otherwise resolve any such Tax Proceeding without the prior written consent of the Holder Representative (which consent will not be unreasonably withheld, conditioned or delayed).

(f) Buyer and the Company shall (and shall cause the Company Entities to) cooperate fully, as and to the extent reasonably requested by any party to this Agreement, in connection with the preparation and filing of Tax Returns for taxable periods or portions thereof ending on or prior to the Closing Date for the Company Entities and any audit, litigation or other proceeding with respect to Taxes for the Company Entities for any taxable period or portion thereof ending on or prior to the Closing Date. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company shall retain all books and records with respect to Tax matters pertinent to the Company Entities relating to any Tax periods prior to (or including) the Closing Date and shall abide by all record retention agreements entered into with any taxing authority with respect to such periods, and shall give the Holder Representative reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that tax period, and if the Holder Representative so request, the Company shall (and shall cause the other Company Entities to) allow the Holder Representative to take possession of such books and records rather than destroying or discarding such books and records.

(g) To the extent applicable, the parties hereto agree that in the event that an audit or examination of the Company by the U.S. Internal Revenue Service (or other applicable tax authority) for a Pre-Closing Tax Period results in any adjustment in the amount of any item of income, gain, loss, deduction, or credit of the Company, or any member of the Company’s distributive share thereof, or otherwise gives rise to any “imputed underpayment” of Taxes (as defined in Section 6225 of the Code or any corresponding applicable provisions of state and local laws) the Company shall file an effective election under Section 6226 of the Code (and any corresponding applicable provisions of state and local laws) for any such period. Each equityholder of Company Units and, to the extent reasonably practicable, the Holder Representative shall cooperate with the Company to ensure that such election is timely and effectively made, and, to the extent required, make any filings and take any actions to effect such election and promptly provide Buyer with notice and evidence reasonably satisfactory to Buyer of such filings and actions.

(h) All Tax sharing, Tax indemnification or similar arrangements (but not to include any contract or agreement whose principal purpose is not related to tax) to which any Company Entity is subject shall be terminated prior to Closing, and no Company Entity shall have any further liability or obligation under any such arrangement following the Closing.

(i) Prior to the Closing, the Company shall use commercially reasonable efforts, to the extent permitted under Applicable Law, to deliver or cause to be delivered at or prior to Closing the following documents: (A) a certification by the Company that meets the requirements of Treasury Regulations Section 1.1446(f)-2(b)(4), dated within thirty (30) days prior to the Closing Date and effective as of the Closing Date, (B) a certification by the Company that meets the requirements of Treasury Regulations Section 1.1445-11T(d)(2)(i), dated within thirty (30) days prior to the Closing Date and effective as of the Closing Date, and (C) a certificate from WP CityMD Holdco LLC, in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, stating that WP CityMD Holdco LLC is not, and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code, dated within thirty (30) days prior to the Closing Date and effective as of the Closing Date.

Section 5.12 Representation and Warranty Policy. The R&W Insurance Policy shall provide that the insurer thereunder shall waive any right of subrogation against the Company or any of their respective direct or indirect, past or present, shareholder, member, partner, employee, director or officer (or the functional equivalent of any such position) in connection with this Agreement and the transactions contemplated hereby, except in the case of Actual Fraud by the Company in connection with this Agreement and the transactions contemplated hereby (the “Subrogation Provision”). The cost of the R&W Insurance Policy and any related fees, costs, expenses or deductibles associated therewith shall be borne solely by Buyer. Buyer agrees to not seek to make, enter into or consent to any amendment to the Subrogation Provision without the prior written consent of the Company (if amended prior to the Closing) or the Holder Representative (if amended following the Closing). Buyer acknowledges and agrees that the obtaining or effectiveness of the R&W Insurance Policy is not a condition to the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability or effectiveness of the R&W Insurance Policy, subject only to the satisfaction or waiver of the conditions to the Closing set forth in Section 7.1 and Section 7.2.

Section 5.13 Termination of Related Party Transactions. On or before the Closing Date, the Company shall cause all Related Party Transactions set forth on Section 5.13 of the Company Disclosure Schedules to be terminated, and all obligations and liabilities thereunder shall be deemed to have been satisfied or shall be settled as of no later than immediately prior to the Measurement Time.

Section 5.14 Confidentiality. Each of the parties (other than the Holder Representative) shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other parties in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreements and all documents and information furnished to any party to this Agreement or its Representatives by any of the other parties to this Agreement or their respective Representatives in connection with the transactions contemplated hereby shall be deemed to be Confidential Information (as defined in the Non-Disclosure Agreements) and, if applicable, Clean Team Information (as defined in the Clean Team Agreement) and/or Common Interest Materials (as defined in the Common Interest Agreement). If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreements shall nonetheless continue in full force and effect in accordance with their terms; provided that the termination date of the Buyer NDA shall be three (3) years from the date hereof. The distribution of the Information Statement to Company Unitholders and any presentation or distribution of written materials substantially consistent with the information set forth in the

Information Statement shall not be deemed to be a breach of the Buyer NDA. The Holder Representative shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other parties in connection with the transactions contemplated hereby. Notwithstanding anything herein to the contrary, following Closing, the Holder Representative shall be permitted to disclose information as required by law or to advisors and representatives of the Holder Representative and to the Company Unitholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

Section 5.15 Financing.

(a) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange and obtain the Financing on a timely basis and consummate the Financing at or prior to the Closing Date, including using commercially reasonable efforts to:

(i) maintain in effect the Debt Financing Commitment Letter and the New Investment Agreement; provided that Buyer may replace or amend the Debt Financing Commitment Letter in any manner permitted by Section 5.15(b) or Section 5.15(c);

(ii) satisfy on a timely basis or obtain a waiver of all of the conditions to the funding of the Debt Financing set forth in the Debt Financing Commitment Letter, and all of the conditions in the New Investment Agreement to the funding of the investment contemplated thereby, in each case applicable to and within the control of Buyer (excluding any condition where the failure to be so satisfied is the result of Company’s breach of this Agreement);

(iii) negotiate and, in the event that the conditions set forth on Exhibit B of the Debt Financing Commitment Letter have been satisfied, enter into the definitive agreements with respect to the Debt Financing on terms and conditions not materially less favorable to Buyer, in the aggregate, than those contained in the Debt Financing Commitment Letter (including, as necessary, any “market flex” provisions related thereto) and that are required to be delivered at or prior to Closing pursuant to the terms of the Debt Financing Commitment Letter (the “Definitive Debt Agreements”), provided that the Company shall be given a reasonable opportunity to review (in a reasonably timely manner) and comment on any definitive agreements with respect to the Debt Financing and Buyer shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company (provided that the Parties agree that the failure to incorporate any or all such additions, deletions or changes shall not constitute breach of this Section 5.15(a)(iii)); provided further, Buyer acknowledges that as of the date hereof the Debt Financing Commitment Letter refers to certain material terms, exceptions, qualifications and baskets that are expressly “to be agreed”, are not quantified or expressly specified in the Debt Commitment Letter, or for which there is not a reasonably identifiable documentation standard set forth in the Debt Commitment Letter (such material terms, exceptions, qualifications and baskets, the “Unspecified Debt Financing Terms”) and, notwithstanding the foregoing, Buyer agrees that (x) it shall, prior to the Closing Date, finalize the Unspecified Debt Financing Terms such that the availability of the Debt Financing on or prior to the Closing Date shall not be impaired as a result of the Unspecified Debt Financing Terms as of the date hereof, and (y) in the event that any Unspecified Debt Financing Term is not resolved in the Definitive Debt Agreements to the mutual satisfaction of Buyer and the Debt Financing Sources as of the date on which the Closing is required to occur pursuant to this Agreement, then Buyer shall agree with the Debt Financing Sources, on terms and conditions reasonably satisfactory to the Company, that either (I) such unresolved Unspecified Debt Financing Terms are not effective under, or are not required to be included in, the Definitive Debt Agreements and/or (II) Buyer agrees to accept the Debt Financing Source’s position on the applicable Unspecified Debt Financing Term, in each case of the foregoing sub-clauses (I) and (II), solely for the purposes of satisfying any condition to the funding of the Debt Financing on the Closing Date;

(iv) timely document, negotiate, execute and deliver any ancillary agreements, certificates and instruments referenced in the New Investment Agreement and Debt Financing as being required to be delivered at or prior to the consummation of the transactions contemplated thereby; and

(v) consummate the Financing in an amount sufficient to pay the Required Amount at or prior to the Closing.

(b) In the event that, notwithstanding the use of reasonable best efforts by Buyer to satisfy its obligations under Section 5.15(a), any event or circumstance occurs that would reasonably be expected to result in any portion of the Debt Financing becoming unavailable on the terms and conditions contemplated in the Debt Financing Commitment Letter and which unavailability would reasonably be expected to cause Buyer to not be able to pay the Required Amount at Closing, then Buyer shall, as promptly as practicable (and in any event within two (2) Business Days) following Buyer’s Knowledge of the occurrence of such event, notify the Company in writing of such unavailability and Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange to obtain alternative debt financing, including from alternative sources, on (i) economic terms and (ii) other terms and conditions (including structure and covenants), in each case, that are not materially less favorable in the aggregate to Buyer (as determined by Buyer in its reasonable discretion), taken as a whole, than the terms and conditions contained in the Debt Financing Commitment Letter (taking into account that the Unspecified Debt Financing Terms as of the date hereof remain to be agreed between Buyer and the Debt Financing Sources and the nature of the Debt Financing as a related-party transaction), in an amount sufficient to enable Buyer to pay the Required Amount at Closing (“Alternative Financing”) and to obtain and promptly provide the Company with a copy of the amended Debt Financing Commitment Letter or of new executed commitment letter that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”) and any related executed fee letters, fee credit letter and engagement letters, as applicable, in connection with such Alternative Financing. Any such fee letter, fee credit letter and engagement letter with respect to such Alternative Financing may be redacted as to fee amounts, and other commercially sensitive economic terms customarily redacted, so long as such redactions do not relate to any terms that reasonably may be expected to adversely affect the conditionality, enforceability, availability, timing or termination of the Alternative Financing Commitment Letter. For purposes of this Agreement, references to (i) the “Debt Financing” shall include the debt financing contemplated by the Debt Financing Commitment Letter and any such Alternative Financing Commitment Letter, (ii) the “Debt Financing Commitment Letter” shall include the Debt Financing Commitment Letter (to the extent not superseded by the Alternative Financing Commitment Letter) and any such Alternative

Financing Commitment Letter, (iii) the “Definitive Debt Agreements” shall include the definitive documentation relating to the debt financing completed by the Debt Financing Commitment Letter and any such Alternative Financing Commitment Letter and (iv) the “Debt Financing Sources” shall include the financial institutions and other entities party to any Alternative Financing Commitment Letter.

(c) Buyer shall not permit or consent to or agree to any amendment, restatement, replacement, supplement, termination, withdrawal, recission or other modification or waiver of any provision, term or remedy under the Debt Financing Commitment Letter or the Definitive Debt Agreements without the prior written consent of the Company if such amendment, restatement, supplement, termination, modification, consent or waiver would (i) impose new or additional conditions to the funding of the Debt Financing or would otherwise change, amend, modify or expand any of the conditions to the funding of the Debt Financing, (ii) be reasonably expected to prevent, impair or delay the Closing Date or the consummation of the Merger, (iii) reduce the aggregate amount of net cash proceeds of the Debt Financing below an amount sufficient to enable Buyer to pay the Required Amount at Closing or (iv) otherwise adversely affect the ability of Buyer or Company to enforce its rights (including through litigation to the extent necessary) under the Debt Financing Commitment Letters (and any definitive documentation related thereto). Notwithstanding the foregoing, Buyer may amend the Debt Financing Commitment Letter to add lenders who are controlled Affiliates of the Debt Financing Source who had not executed the Debt Financing Commitment Letter as of the date of this Agreement. For purposes of this Agreement, references to (i) the “Debt Financing” will include the financing contemplated by the Debt Financing Commitment Letter as permitted by this Section 5.15(c) to be amended, restated, replaced, supplemented or otherwise modified or waived and (ii) the “Debt Financing Commitment Letter” shall include such document as permitted by this Section 5.15(c) to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver.

(d) Buyer shall give the Company prompt (and in any event within two (2) Business Days of Buyer obtaining Knowledge thereof) written notice (i) of any default or breach (or any event that, with or without notice, lapse of time or both, would, or would reasonably be expected to, give rise to any default or breach) by any party under any of the Debt Financing Commitment Letter or the Definitive Debt Agreements, (ii) of any expiration or termination of any of the Debt Financing Commitment Letter or any Definitive Debt Agreement, (iii) of the receipt by Buyer of any written notice from any Debt Financing Source with respect to any actual or potential default, breach, termination or repudiation of any of the Debt Financing Commitment Letter, the New Investment Agreement or any Definitive Debt Agreement, or any material provision of any of the foregoing, in each case by any party thereto or any material dispute between or among any parties to the Debt Financing Commitment Letter or the New Investment Agreement, on the one hand, and Buyer, on the other hand, with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing Commitment Letter and Debt Financing) and (iv) of the occurrence of an event or development that would reasonably be expected to materially and adversely impact the ability of Buyer to obtain the Financing in an amount at least equal to the Required Amount. Without limitation of the foregoing, (x) upon the request of the Company from time to time prior to the Closing Date, Buyer will update the Company on the material developments of its efforts to arrange and obtain the Financing, including by providing copies of all Definitive Debt Agreements (and copies of final offering documents and marketing materials) related to the Debt Financing, and any amendments, modifications or replacements to the Debt Financing Commitment Letter (or Alternative Financing Commitment Letter) and (y) in the event Buyer reasonably determines that it has Knowledge of any credible oral notice or oral communication of any potential material default, breach, termination or repudiation of the any of the Debt Financing Commitment Letter, the New Investment Agreement or any Definitive Debt Agreement (including any credible oral notice or oral communication asserting a Material Adverse Effect as defined herein or therein, regardless of whether Buyer agrees with such assertion), in each case, by any party thereto prior to or at the Closing (but not thereafter), then Buyer shall promptly notify the Company of such oral notice or oral communication.

(e) The provisions of this Section 5.15 shall be applicable to the Alternative Financing, and, for the purposes of this Agreement, all references to the Debt Financing shall be deemed to include such Alternative Financing and all references to the Financing Commitment Letter or Definitive Debt Agreements shall include all applicable documents for the Alternative Financing in respect of the Debt Financing. Notwithstanding anything to the contrary in this Agreement, compliance by Buyer with this Section 5.15 shall not relieve Buyer of its obligation to consummate the transaction contemplated by this Agreement, whether or not the Financing or Alternative Financing is available.

(f) Notwithstanding anything in this Agreement to the contrary, Buyer, the Company, the Company Entities and the Company Unitholders agree that in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Debt Financing) by Buyer or any of its Affiliates be a condition the Closing.

Section 5.16 Company Debt Financing Cooperation.

(a) The Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause the Company Entities and its and their respective representatives, directors, officers, employees, consultants, advisors, including its legal and accounting advisors, and agents, in each case to provide Buyer, in each case, at the sole cost of Buyer, with such cooperation and assistance as is customary and reasonably necessary in connection with the arrangement of any Debt Financing that is requested by Buyer in connection with the arranging, obtaining and syndicating any such Debt Financing, including using reasonable best efforts to:

(i) make available to Buyer, its advisors and its financing sources (including the Debt Financing Sources) such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Buyer, its advisors or its financing sources; provided that the Company shall not be required to deliver projections, pro forma financial information or other forward-looking information (provided further, that upon the reasonable request of Buyer the Company shall make available to Buyer historical financial information of the Company and its Subsidiaries that is reasonably available to the Company from its books and records in connection with Buyer’s preparation of Buyer’s pro forma financial statements);

(ii) cause the Company’s accountants to consent to the use of their reports in any materials relating to the Debt Financing;

(iii) assist with the preparation of lender and investor presentations, information memoranda, rating agency presentations, marketing materials and other similar documents and materials in connection with the Debt Financing; provided that the Company shall be given a reasonably opportunity to review and comment (on a timely basis) on any such documents and materials, and Buyer shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company (provided that the Parties agree that the failure to incorporate any or all such additions, deletions or changes shall not constitute breach of this Section 5.16(a)(iii));

(iv) participate in a reasonable number of telephonic or “virtual” (i.e., video chat) meetings, presentations and drafting sessions and due diligence sessions with providers or potential providers of the Debt Financing and ratings agencies at reasonable times and with reasonable advance notice;

(v) deliver, at least four (4) Business Days prior to the Closing Date, all documentation and other information about the Company Entities as is reasonably requested in writing by Buyer (including on behalf of the Debt Financing Sources) and required by regulatory authorities to be delivered pursuant to applicable “beneficial ownership,” “know-your-customer”, sanctions and anti-money laundering rules and regulations, including the USA PATRIOT Act; provided that the Company, the Company Entities and their respective representatives, directors, officers, employees, consultants, and advisors shall not be required to deliver any such documentation or other information requested less than nine (9) Business Days prior to the Closing Date;

(vi) solely in connection with any Alternative Debt Financing that contemplates one or more syndicated credit facilities, cooperate with the marketing efforts of Buyer and the applicable Debt Financing Sources in respect of such Alternative Debt Financing for any portion of the Alternative Debt Financing, including ensuring that the syndication efforts benefit from the existing banking relationships of the Company;

(vii) assist Buyer with the preparation of any credit agreements, indentures, guarantee agreements, pledge and security agreements, and other collateral documents (including perfection certificates) in each case contemplated by the Debt Financing, all schedules related thereto, and any secretary’s and/or officer’s certificates related thereto, and other customary definitive documents relating to the Debt Financing, and otherwise reasonably assist in facilitating the pledging of collateral contemplated by the Debt Financing, as may be reasonably requested by Buyer and subject to the occurrence of the Closing, provided that the Company, the Company Entities and their respective representatives, directors, officers, employees, consultants, and advisors shall not be required to deliver a solvency certificate or any legal opinion in connection with the Debt Financing;

(viii) upon the request by Buyer, provide customary authorization and representation letters, to the extent required under the Debt Financing Commitment Letter, in connection with the information provided in any confidential information memorandum (including prior to any bank meeting for the Debt Financing);

(ix) (A) deliver notices of prepayment to the extent required under the Credit Agreement, (B) deliver drafts of the Debt Payoff Letter at least three (3) Business Days prior to the Closing and (C) assist with the termination of all debt commitments under the Credit Agreement and release of all Liens securing obligations under the Credit Agreement (including authorizing the filing of applicable UCC-3 filings and intellectual property releases, the termination of any applicable control agreements, landlord access letters and similar arrangements with respect to the Credit Agreement) and release of any other Liens that Buyer reasonably requests and that are required to be terminated pursuant to this Agreement; and

(x) deliver organizational documents with respect to the Company and the Company Entities as reasonably requested by Buyer.

(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing in this Section 5.16 or in Section 5.15 shall require any Company Entity or any of their respective Representatives (i) to execute or approve any Definitive Debt Agreements, including any credit agreements, indentures, guaranty agreements, pledge and security agreements and other collateral documents or other certificates in connection with the Debt Financing (other than (1) customary authorization and representation letters to the extent required under the Debt Financing Commitment Letter, in connection with the Debt Financing, if any, and solely to the extent set forth in Section 5.15 and (2) to the extent any officer of any Company Entity remains in such office after the Closing and delivers signature pages executed on behalf of the applicable Company Entity in escrow contingent on, and subject to, the Effective Time of the Merger on the Closing Date), (ii) to provide cooperation to the extent that it would reasonably be expected to conflict with or violate any Applicable Law or unreasonably interfere with the ongoing operations of the Company, (iii) to breach, waive or amend any terms of this Agreement, (iv) to provide cooperation to the extent it would cause any condition to the Closing set forth in Article 7 to not be satisfied, (v) to willfully violate any material obligation of confidentiality (not created in contemplation of this Agreement) binding on any Company Entity or any of their respective Representatives or (vi) to disclose information subject to any attorney-client, attorney work product or other legal privilege. Notwithstanding clauses (v) and (vi) of the preceding sentence, the Company shall use commercially reasonable efforts to allow the disclosure of such information (or a much of it as reasonably possible) in a manner that does not violate such confidentiality undertaking or result in a loss of such privilege, and at a minimum will notify Buyer that it is withholding disclosure of information on the grounds of such confidentiality undertaking or privilege. Additionally, (A) no Company Entity shall be required to pay or incur any commitment or other similar fee or incur or assume any liability or obligation in respect of the Debt Financing prior to the Closing (other than as expressly reimbursable or payable by Buyer and except for the obligation to deliver the customary authorization and representation letter referenced above), (B) none of the directors, members, managers, partners, officers or other similar authorized persons of any Company Entity (other than such persons expected to remain in such capacities post-Closing), acting in such capacity, shall be required to authorize or adopt any resolutions approving the agreements, documents, instruments, actions and transactions contemplated in connection with the Debt Financing except for approvals conditioned upon and not effective until, the Closing Date, (C) no Company Entity shall be required to deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters, (D) no Company Entity shall be required to execute, deliver or enter into, or perform any agreement, document, instrument, resolution or authorization with respect to such Debt Financing that is not contingent upon the Closing or that would be effective prior to the effective time of Closing (other than customary authorization letters) and (E) except as set forth in Section 5.16(a)(viii), no Company Entity or any of their respective Representatives shall be required to make any representation to Buyer, any of their respective Affiliates, any lender, agent or lead arranger to any Debt Financing, or any other Person with respect to the Debt Financing prior to the Closing. Nothing in this Agreement shall require any employee, officer, director or other Representative of a Company Entity to deliver any certificate or opinion or take any other action that would reasonably be expected to result in personal liability to such employee, officer, director or other Representative. All non-public or otherwise confidential information regarding the Company Entities obtained by Buyer or any of its Representatives pursuant to this Section 5.16, shall be kept confidential in accordance with the Confidentiality Agreements. Notwithstanding the foregoing, the Company agrees that Buyer may share non-public or otherwise confidential information with the rating agencies and Debt Financing Sources as contemplated by the Debt Financing Commitment Letter if the recipients of such information agree to customary confidentiality arrangements, including customary “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda. Buyer agrees that the execution by the Company or any of its Subsidiaries of any documents in connection with such Debt Financing will be subject to the consummation of the transactions contemplated hereby at the Closing, and such documents will not take effect prior thereto (other than customary authorization letters). The Company shall be given a reasonable opportunity to review and comment on any materials (including any authorization letters required by any Debt Financing Source that authorizes the distribution of the confidential information memorandum to prospective lenders and includes a representation that the public-side version of such confidential information memorandum contains only public-side information) that are to be presented during any meetings conducted in connection with any Debt Financing, and Buyer shall give due consideration to all reasonable additions, deletions or changes suggested (in a timely manner) thereto by the Company (provided that the Parties agree that the failure to incorporate any or all such additions, deletions or changes shall not constitute breach of this Section 5.16).

(c) Buyer shall indemnify, defend and hold harmless the Company Entities, and their respective pre-Closing Representatives, from and against any and all damages, costs, fees and other liabilities incurred, directly or indirectly, in connection with the Debt Financing or any information provided in connection therewith, except in the event such liabilities, obligations or losses arose solely out of or result from the gross negligence, or willful misconduct by any Company Entity or any of their respective Affiliates. Buyer shall promptly reimburse the Company Entities for reasonable, documented (in reasonable detail) out-of-pocket costs (including any commitment and other fees and attorneys’ fees and ratings agency fees) incurred by the Company Entities in connection with the Debt Financing or in connection with the cooperation contemplated by this Section 5.16. Subject to Buyer’s indemnification obligations under this Section 5.16, the Company consents to the use of all of the Company Entities’ corporate logos in connection with any initial syndication or marketing of the Debt Financing, so long as such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company Entities or the reputation or goodwill of the Company Entities. The obligations in this Section 5.16(c) (other than the Company’s consent to use the Company Entities’ corporate logos) shall survive any termination of this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, other than in the event of an intentional action or omission by the Company and/or its Subsidiaries which constitutes a willful and material breach of, or willful and material non-compliance with, the express provisions of this Section 5.16 the Company and/or its Subsidiaries’ breach of, or non-compliance with, this Section 5.16 shall not be taken into account in determining whether the condition precedent set forth in Section 7.2(b) has been satisfied.

Section 5.17 Equity Financing.

(a) Buyer shall give the Company prompt written notice (and in any event within two (2) Business Days) of the occurrence of (i) any actual or threatened breach or default, or threatened breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in breach or default) or repudiation by any party to the New Investment Agreement of which Buyer becomes aware, (ii) if and when Buyer becomes aware that any portion of the Equity Financing contemplated by the New Investment Agreement would not reasonably be expected to be available at the Closing for the Financing Purposes, (iii) the receipt of any written notice or other written communication (or to the Knowledge of Buyer, oral notice or oral communication) from any party to the New Investment Agreement with respect to any (A) actual or threatened breach, default, termination or repudiation by any party to the New Investment Agreement or (B) material dispute or disagreement between or among any parties to the New Investment Agreement and Buyer with respect to such New Investment Agreement and (C) of any expiration or termination of the New Investment Agreement.

(b) If any portion of the Equity Financing becomes unavailable on the terms and conditions contemplated in the Financing Agreements and such unavailability would reasonably be expected to cause Buyer to not be able to pay the Required Amount at the Closing, Buyer shall use reasonable best efforts to (i) arrange to promptly obtain alternative financing, including from alternative sources, which may include one or more of (A) a preferred equity financing or common equity financing or (B) with the written consent of the Company, senior secured debt financing, an offering and sale of notes, or any other financing or offer and sale of debt securities or any combination thereof, in each case on economic and other terms and conditions (including structure and governance terms) that are not materially less favorable to Buyer and the Buyer Unitholders than the terms and conditions contained in the New Investment Agreement and the A&R Buyer LLC Agreement, in an amount sufficient to enable Buyer to pay the Required Amount at the Closing (the “Equity Financing Alternative”), (ii) if obtaining preferred equity financing or common equity financing pursuant to the foregoing clause (i), obtain a new purchase agreement (an “Alternative Purchase Agreement”) for such preferred equity financing or common equity financing that is (A) on terms and conditions not materially less favorable (or otherwise materially adverse to) to the Class E-3 Units or Buyer or and the Buyer Unitholders as compared those included in the New Investment Agreement and the A&R Buyer LLC Agreement and (B) does not adversely affect the ability of Buyer or the Company to enforce its rights against other parties to the Alternative Purchase Agreement, relative, in each case, to the ability of Buyer or the Company to enforce its rights against the parties to the New Investment Agreement (or, in the case of the Company, solely against the Walgreens New Investor) as in effect on the date hereof, and/or (iii) if obtaining debt financing pursuant to the foregoing clause (i), obtain a new financing commitment letter and a new definitive agreement with respect thereto that provides for financing on terms and conditions satisfactory to the Company and Buyer (including with respect to conditionality to the availability and funding thereof). Buyer shall not be obligated to obtain any Equity Financing Alternative from financing sources that are not reasonably acceptable to Buyer.

(c) Buyer shall (i) comply with the New Investment Agreement, and each definitive agreement with respect thereto, and cause the Buyer Entities party thereto to comply with each definitive agreement with respect thereto (including by enforcing Buyer’s rights thereunder) and (ii) not permit, without the prior written consent of the Company, any amendment or modification to be made to, or any termination, recession or withdrawal of, or any waiver of any provision or remedy under, the New Investment Agreement, including any such amendment, modification, consent or waiver that (individually or in the aggregate with any other amendments, modifications, consents or waivers) would (A) change the price per Buyer Class E-1 Unit, Buyer Class E-2 Unit, Buyer Class F-1 Unit or Buyer Class F-2 Unit set forth in the New Investment Agreement or the number of any such units to be issued thereunder, (B) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Equity Financing required to satisfy the Required Amount at Closing, (C) adversely affect the Buyer Class E-3 Units or the Company Unitholders in their capacity as members of Buyer or (D) adversely affect the Company’s rights thereunder.

(d) The provisions of this Section 5.17 shall be applicable to the Equity Financing Alternative, and, for the purposes of this Agreement (other than Section 4.12), all references to the Equity Financing shall be deemed to include such Equity Financing Alternative, all references to the New Investment Agreement shall include all applicable documents for the Equity Financing Alternative (including the Alternative Purchase Agreement) in respect of the New Investment Agreement and all references to the New Investors shall be deemed to include any sources of such Equity Financing Alternative, as applicable. Notwithstanding anything to the contrary in this Agreement, compliance by Buyer with this Section 5.17 shall not relieve Buyer of its obligation to consummate the transaction contemplated by this Agreement, whether or not the Financing or Equity Financing Alternative is available.

Section 5.18 Resignations. The Company shall use reasonable best efforts to procure written resignations from the officers and members of the board of managers of the Company and each committee thereof, effective as of, and contingent upon the Closing, in the form attached as Exhibit H (all such resignations and/or the documents effecting and evidencing such removals, collectively, the “Removal Documents”).

Section 5.19 Information Statement.

(a) As promptly as reasonably practicable after the date hereof and subject to Applicable Law, Buyer and the Company shall prepare an information statement with respect to the transactions contemplated hereby, which shall constitute an offering document of Buyer and an information statement of the Company (the “Information Statement”) and deliver it to the Company Unitholders and the Eligible Investors. The parties shall reasonably cooperate with respect to the preparation of the Information Statement and Buyer shall provide to the Company all information pertaining to Buyer that is reasonably required to prepare the Information Statement. The Information Statement shall include, among other things, (i) a description of the parties to this Agreement, (ii) a summary of the consideration payable pursuant to this Agreement, (iii) a summary of the Additional Investment Opportunity (iv) the reasons for, and the background of, the transactions contemplated hereby, (v) risk factors, (vi) a summary of the Merger and the other transactions contemplated hereby and by the Ancillary Documents, (vii) summaries of this Agreement, Amendment No. 1 to the Fourth A&R Company LLCA, A&R Buyer LLC Agreement and the Subscription Agreement, (viii) historic audited annual and unaudited interim financial statements with respect to each of Buyer and Bidco, (ix) pro forma financial statements after giving effect to the transactions contemplated hereby, (x) tax considerations in connection with the transactions contemplated hereby, (xi) electronic copies of this Agreement, Amendment No. 1 to the Fourth A&R Company LLCA, the A&R Buyer LLC Agreement and the LOT Documents, (xii) a request that the Company Unitholders (A) approve the transactions contemplated hereby and execute and deliver the LOT Documents and (B) execute and deliver the written consent constituting the Requisite Company Unitholder Approval, (xiii) a request that any Eligible Investor interested in participating in the Additional Investment Opportunity execute and deliver a Subscription Agreement and an executed counterpart to the A&R Buyer LLC Agreement and the spousal consent required thereby, a Rollover Election Form and a counterpart signature page to the A&R Buyer Investors’ Rights Agreement, and (xiv) a summary of the Restructuring. If either of the Principal Parties gains Knowledge that the Information Statement contains a material misstatement or omission, such Principal Party shall promptly notify the other Principal Party of such misstatement or omission and the Principal Parties shall use their reasonable best efforts to correct such misstatement or omission and deliver a revised Information Statement to the Company Unitholders.

(b) The Company shall use its reasonable best efforts to obtain the Requisite Company Unitholder Approval as promptly as practicable following the date hereof. The Company shall give Representatives of Buyer a reasonable opportunity to review the written materials presented or distributed to Company Unitholders in connection with the request that such Company Unitholders approve the transactions contemplated hereby.

Section 5.20 Payment of Contingent and Deferred Consideration. During the Pre-Closing Period, solely to the extent payable prior to the Closing, the Company shall pay, or cause to be paid, if and when due, any contingent or deferred consideration, “earn-out” or deferred purchase price obligations in connection with any acquisition completed by the Company Entities prior to the Closing, including to the extent payable prior to the Closing, the Deferred Amounts (as defined in and pursuant to the Westmed Transaction Agreement) or the payment of any Deferred Purchase Price Amount (as defined in and pursuant to the NJU Transaction Agreement).

Section 5.21 Additional Investment Opportunity.

(a) Buyer shall provide all existing Company Unitholders who hold Class B Units with a Per Company Holder Consideration value equal to or less than $1,500,000, as well as one hundred fifty (150) Clinicians and one (1) non-Clinician, which individuals will be set forth on a list to be provided by the Company promptly following the date hereof (provided that the Company will reasonably consult with Buyer regarding the individuals to be set forth on such list, and will remove any individual at the reasonable request of Buyer), in each case, that is currently employed by a Company Entity and an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (collectively, the “Eligible Investors”) an opportunity for each Eligible Investor to invest a minimum amount of $100,000 (the “Minimum Investment Threshold”) in exchange for Buyer Class E-3 Units (the “Additional Investment Opportunity”) at a price per Buyer Class E-3 Unit equal to (A) the Aggregate Buyer Equity Consideration Value divided by (B) the aggregate number of Buyer Class E-3 Units issued pursuant to this Agreement at the Closing; provided that, in no event shall Buyer be required to issue Buyer Class E-3 Units with an aggregate value in excess of $60,000,000 in connection with the Additional Investment Opportunity (the “Maximum Additional Investment”).

(b) Buyer shall permit an Eligible Investor to participate in the Additional Investment Opportunity, only if (i) at least ten (10) Business Days prior to Closing (or such earlier or later time as the Principal Parties may agree), such Eligible Investor shall execute and deliver to the Paying Agent (A) a subscription agreement substantially in the form attached hereto as Exhibit I (the “Subscription Agreement”), setting forth the amount such Eligible Investor desires to invest in the Additional Investment Opportunity, which amount shall be equal to or greater than the Minimum Investment Threshold, (B) a counterpart to the A&R Buyer LLC Agreement and the spousal consent required thereby, and (C) a counterpart to the A&R Buyer Investors’ Rights Agreement, (ii) such Eligible Investor remains an employee of a Company Entity at the Closing, and (iii) prior to and through the Closing, such Eligible Investor shall have performed and complied with the covenants required to be performed or complied with by such Eligible Investor under the Subscription Agreement and shall not have breached any representation or warranty made by such Eligible Investor therein. The Paying Agent shall promptly make available to the Company and Buyer all Subscription Agreements and counterparts to the Buyer LLC Agreement and A&R Buyer Investor Agreement that Eligible Investors have executed and delivered to the Paying Agent in accordance with clause (i) of the foregoing sentence. In the event the Additional Investment Opportunity requested by Eligible Investors in the aggregate exceeds the Maximum Additional Investment, Buyer may, in its sole discretion, either (x) reduce each participating Eligible Investor’s requested investment over the Minimum Investment Threshold on a pro rata basis in accordance with each Eligible Investor’s relative requested investment or (y) impose a maximum amount on all participating Eligible Investors, in either case, solely to the extent necessary for the Additional Investment Opportunity issuable to Eligible Investors in the aggregate to have a value at the Closing that is as close as reasonably practicable to, but not in excess of, the Maximum Additional Investment.

(c) No fractional Buyer Class E-3 Units shall be issued in connection with the Additional Investment Opportunity and each participating Eligible Investor’s requested investment amount shall be reduced to the extent necessary to avoid the issuance of a fractional Buyer Class E-3 Unit to such participating Eligible Investor.

(d) The Additional Investment Opportunity shall be consummated at the Closing and (i) concurrent with the delivery of the Buyer Equity True-Up, if any, in accordance with Section 2.14(b), Buyer shall issue an additional number of Buyer Class E-3 Units to each participating Eligible Investor such that purchase price per Class E-3 Unit purchased by each participating Eligible Investor in the Additional Investment Opportunity is equal to (A) the Aggregate Buyer Equity Consideration Value divided by (B) the aggregate number of Buyer Class E-3 Units issued to the Company Unitholders pursuant to Article 2 of this Agreement (including, for the avoidance of doubt, any Buyer Class E-3 Units issued pursuant to Section 2.14(b)). Promptly following any issuance in connection with the Additional Investment Opportunity (including this Section 5.21(d), Buyer shall deliver to each participating Eligible Investor reasonable evidence of the admission of such Eligible Investor as a member of Buyer and the issuance of the Buyer Class E-3 Units to such participating Eligible Investor, it being agreed that either original unit certificates for the Buyer Class E-3 units or a schedule to the A&R Buyer LLC Agreement showing such Eligible Investor as a member of Buyer and owning the correct number of Buyer Class E-3 Units shall constitute reasonable evidence.

Section 5.22 Certain Employee Benefit Plan Matters. On or before the Closing Date, unless Buyer provides notice to the Company no later than ten (10) days prior to the Closing, the Company shall cause the Employee Benefit Plan set forth on Section 5.22 of the Company Disclosure Schedules to be terminated, and all obligations and liabilities thereunder shall be satisfied or shall be settled in accordance with the terms of such Employee Benefit Plan or such earlier time as permitted by Section 409A of the Code. In addition, the Company shall use its reasonable best efforts to ensure that no Class E Units (or any other equity interests of the Company or its Affiliates or, upon or after the Closing, Buyer or its Affiliates) will be issuable under the Provider Equity Program (as defined in the Company Disclosure Schedules) or any similar program of the Company as of the Closing.

Section 5.23 Regulation S-X. During the Pre-Closing Period, the Company shall, and shall cause its Affiliates to, cooperate with Walgreens and its Affiliates in connection with the preparation of new or updated financial statements and other financial information relating to the Company and its Subsidiaries that are necessary or advisable, in the reasonable opinion of Walgreens, to enable Walgreens and its Affiliates to prepare financial statements and other financial information in compliance with the requirements of Regulation S-X of the Securities and Exchange Commission in connection with the transactions contemplated hereby (the “Updated Financial Statements”). During the Pre-Closing Period, the Company shall provide, and shall cause the Company’s auditors and accountants to provide, to Walgreens and its Affiliates reasonable access to the Company’s auditors and accountants and all customary representation letters, certificates and sub-certifications, confirmations and undertakings, work papers, information and records as Walgreens and its Affiliates may reasonably request in connection with the Updated Financial Statements and the preparation thereof. Without limiting the foregoing, during the Pre-Closing Period, the Company shall provide to Walgreens the quarterly consolidated unaudited financial statements in accordance with GAAP (including footnotes thereto) prepared by the Company in the ordinary course of business as promptly as practicable when, and in no event later than five (5) days following, such financial statements are available. Walgreens is intended to be a third-party beneficiary of this Section 5.23. Notwithstanding anything in this Agreement to the contrary, a breach by a Company Entity of its obligations under this Section 5.23 shall not constitute a breach of this Agreement for purposes of Article 8 or a failure to be satisfied of the condition precedent set forth in Section 7.2(b).

Section 5.24 Investors’ Rights Agreement. Buyer shall permit all Company Unitholders that receive Buyer Class E-3 Units in connection with this Agreement, including as a result of the Additional Investment Opportunity to become party to the A&R Buyer Investors’ Rights Agreement at or promptly following the Effective Time.

Section 5.25 Walgreens Promissory Note.

(a) Buyer shall not permit, without the prior written consent of the Company, any extension, amendment or modification to be made to, or any termination, recission or withdrawal of, or any waiver of any provision or remedy under, the second amended and restated promissory note issued by Walgreen Co. to Buyer on the date hereof (as amended, the “Walgreens Promissory Note”).

(b) Upon the maturity of the Walgreens Promissory Note, Buyer shall use reasonable best efforts to require the repayment of all amounts due thereunder and enforce all of its rights under the Walgreens Promissory Note, including but not limited to its right to payment of all outstanding amounts due on the Walgreens Promissory Note.

(c) Buyer shall provide written notice to the Company within five (5) business days of (i) any request, demand or notice from Buyer to Walgreen Co. for repayment of the Walgreens Promissory Note, any receipt of a request, demand or notice from Walgreen Co. to Buyer to voluntarily prepay the Walgreens Promissory Note, any other request, demand or notice from Buyer to Walgreen Co. to receive payment of the outstanding amount due on the Walgreens Promissory Note or any other receipt of a request, demand or notice from Walgreen Co. to Buyer to pay the outstanding amount due on the Walgreens Promissory Note and (ii) the receipt by Buyer of the payment of the outstanding amount due on the Walgreens Promissory Note in connection with the maturity of the Walgreens Promissory Note or any other redemption, payment or prepayment of the outstanding amount due on the Walgreens Promissory Note.

Section 5.26 Company Board Designee. At or prior to the Closing, Buyer shall duly designate the Company Board Designee as a member of the board of managers of Buyer.

Section 5.27 Restructuring Matters. During the Pre-Closing Period, Buyer and the Company will each use their reasonable best efforts to discuss in good faith and, to the extent mutually agreed between them, take, and cause their respective Subsidiaries and Representatives to take, such actions as are reasonably necessary to allow Buyer to effect, at or prior to the Closing, the restructuring steps set forth on Schedule 5.27 and/or such other similar or related steps that Buyer reasonably determines would likely result in beneficial tax- or accounting-treatment for any of the Buyer Group Entities from and after the Closing or that would otherwise result in any improvement to the organizational structure of the Buyer Entities, including in consideration of a potential initial public offering involving the Buyer Entities (such actions, collectively, the “Restructuring”). Notwithstanding anything to the contrary herein, for the avoidance of doubt, in no event shall the completion of the Restructuring be construed to be, in and of itself, a condition to any party’s obligation to consummate the Closing hereunder. Notwithstanding anything to the contrary in this Agreement, other than in the event of an intentional action or omission by the Company and/or its Subsidiaries which constitutes a willful and material breach of, or willful and material non-compliance with, the express provisions of this Section 5.27 the Company and/or its Subsidiaries’ breach of, or non-compliance with, this Section 5.27 shall not be taken into account in determining whether the condition precedent set forth in Section 7.2(b) has been satisfied.

ARTICLE 6

[RESERVED]

Section 6.1 [Reserved].

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to the Obligations of the Company, Buyer and Merger Sub. The obligations of the Company, Buyer and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Applicable Law, waiver in writing by the party for whose benefit such condition exists in accordance with Section 9.13) of the following conditions at, or prior to, the Closing:

(a) any applicable waiting period (and any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated;

(b) no Applicable Law or Order enacted, issued or promulgated by any Governmental Entity of competent jurisdiction preventing or making illegal the consummation of the Merger shall be in effect;

(c) the Requisite Company Unitholder Approval shall have been obtained and remain in effect; and

(d) the Requisite Buyer Unitholder Approval shall have been obtained and remain in effect.

Section 7.2 Other Conditions to the Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by Applicable Law, waiver in writing by Buyer and Merger Sub of the following further conditions at, or prior to, the Closing:

(a) the Company’s representation and warranties set forth in (i) Section 3.6(b)(ii) shall be true and correct in all respects as of the Closing Date, (ii) Section 3.1(a), Section 3.2(a), Section 3.2(b) and Section 3.3, shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct in all material respects as of the specified date), and (iii) Article 3, other than the representations and warranties specified in the immediately preceding clauses (i) and (ii) hereof, shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of the specified date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not have a Company Material Adverse Effect(without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Company Material Adverse Effect” set forth therein, except that the word “material” in the defined term “Material Contract” or “Material Permit” shall not be disregarded for any of such purposes);

(b) the Company shall have performed and complied in all material respects with the covenants required to be performed or complied with by the Company (other than Section 5.16 and Section 5.23) under this Agreement on or prior to the Closing; and

(c) since the date hereof, there shall not have occurred a Company Material Adverse Effect.

Section 7.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by Applicable Law, waiver in writing by the Company of the following further conditions at, or prior to, the Closing:

(a) Buyer’s representations and warranties set forth in (i) Section 4.6(b) shall be true and correct in all respects as of the Closing Date, (ii) Section 4.1(a), Section 4.2(a), Section 4.2(b) and Section 4.3 shall be true and correct in all material respects as of the date of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct in all material respects as of the specified date), and (iii) Article 4, other than the representations and warranties specified in the immediately preceding clauses (i) and (iii) hereof, shall be true and correct in all respects as of the date of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of the specified date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not have a Buyer Material Adverse Effect (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth therein, except that the word “material” in the defined term “Material Contract” or “Material Permit” shall not be disregarded for any of such purposes);

(b) Buyer and Merger Sub shall each have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing; and

(c) since the date hereof, there shall not have occurred a Buyer Material Adverse Effect.

Section 7.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such party’s failure to use the efforts required of such party pursuant to this Agreement to cause the Closing to occur, including as required by Section 5.5.

Section 7.5 Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article 7 that was not satisfied or waived as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE 8

TERMINATION

Section 8.1 Termination. Notwithstanding the approval of this Agreement by the respective equityholders of Merger Sub and the Company, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by written notice setting forth the applicable clause below, only:

(a) by mutual written consent of Buyer and the Company;

(b) by Buyer, (i) if any of the representations or warranties of the Company set forth in Article 3 shall not be true and correct such that the condition to Closing set forth in Section 7.2(a) would not be satisfied or (ii) if the Company shall have failed to perform or comply with the covenants or agreements of the Company set forth in this Agreement such that the condition to Closing set forth in Section 7.2(b) would not be satisfied and, in each case of the foregoing clauses (i) and (ii), such breach or failure to perform or comply is not capable of cure or if such breach or failure to perform or comply (or breaches or failures) is capable of cure, such breach or failure to perform or comply is not cured prior to the earlier of (A) the Termination Date or (B) the thirtieth (30th) day after written notice thereof is delivered by Buyer to the Company; provided that, in each case, (x) Buyer or Merger Sub are not then in breach of this Agreement so as to cause the conditions to Closing set forth in Section 7.3(a) or Section 7.3(b) to not be satisfied and (y) any default under or breach of this Agreement by Buyer or Merger Sub (whether or not such breach or default has been cured) was not the proximate cause of, or gave rise to, or otherwise resulted in the condition to Closing set forth in Section 7.2(a) or Section 7.2(b), as applicable, to not be satisfied;

(c) by the Company, (i) if any of the representations or warranties of Buyer or Merger Sub set forth in Article 4 shall not be true and correct such that the condition to Closing set forth in Section 7.3(a) would not be satisfied or (ii) if Buyer or Merger Sub shall have failed to perform or comply with the covenants or agreements of Buyer and Merger Sub set forth in this Agreement such that the condition to Closing set forth in Section 7.3(b) would not be satisfied (it being understood that a breach by Walgreens of its obligations under Section 5 of the Buyerside Support Agreement shall be deemed to be a breach by Buyer of its obligations under Section 5.5, including for purposes of this Section 8.1(c) and determining whether the Termination Fee is payable pursuant to Section 8.3) and, in each case of the foregoing clauses (i) and (ii), such breach or failure to perform or comply is not capable of cure or if such breach or failure to perform or comply (or breaches or failures) is capable of cure, such breach or failure to perform or comply is not cured prior to the earlier of (A) the Termination Date or (B) the thirtieth (30th) (or, in the case of a breach or deemed breach, or failure to perform or comply, by Buyer of or with its obligations under Section 5.5, the sixtieth (60th)) day after written notice thereof is delivered to Buyer by the Company; provided that, in each case, (x) the Company is not then in breach of this Agreement so as to cause the conditions to Closing set forth in Section 7.2(a) or Section 7.2(b) to not be satisfied and (y) any default under or breach of this Agreement by the Company, other than Section 5.16 and Section 5.23, (whether or not such breach or default has been cured) was not the proximate cause of, or gave rise to, or otherwise resulted in the condition to Closing set forth in Section 7.3(a) or Section 7.3(b), as applicable, to not be satisfied;

(d) subject to Section 9.18(b), by either Buyer or the Company, if the Merger shall not have been consummated on or prior to 5:00 p.m. New York City time on August 7, 2023 (the “Initial Termination Date”); provided, that if, on the Initial Termination Date, the conditions to Closing set forth in Section 7.1(a) or Section 7.1(b) shall not have been satisfied but all other conditions to Closing set forth in Section 7.1(c) and Section 7.2 (in the case of an extension by the Company) or Section 7.1(d) and Section 7.3 (in the case of an extension by Buyer) shall have been satisfied (other than conditions which by their nature cannot be satisfied until the Closing, but which are either capable of being satisfied or have been waived by all parties entitled to the benefit of such conditions), then such date may be extended by the Company or Buyer, each in their sole discretion, from time to time up to a date no later than 5:00 p.m. New York City time on November 7, 2023 (the “Extended Termination Date”); provided further that if, on the Extended Termination Date, (i) the conditions to Closing set forth in Section 7.1(a) or Section 7.1(b) shall not have been satisfied but all other conditions to Closing set forth in Section 7.1(c) and Section 7.2 (in the case of an extension by the Company) or Section 7.1(d) and Section 7.2 (in the case of an extension by the Buyer) shall have been satisfied (other than conditions which by their nature cannot be satisfied until the Closing, but which are either capable of being satisfied or have been waived by all parties entitled to the benefit of such conditions), then such date may be extended by the Company or Buyer, each in their sole discretion, from time to time up to a date no later than 5:00 p.m. New York City time on February 7, 2024 (such date, as extended pursuant to the provisos herein or pursuant to Section 9.18(b), the “Termination Date”); provided, further, that if the failure to consummate the Merger is primarily the result of a breach by Buyer or Merger Sub or the Company of any of their respective representations or warranties or a failure to perform obligations or covenants under this Agreement (other than Section 5.16 and Section 5.23), then any termination pursuant to this Section 8.1(d) shall not be available to such party who has so breached this Agreement (with any breach by Merger Sub deemed to be a breach by Buyer for purposes of this Section 8.1(d));

(e) by the Company, if (i) all of the conditions set forth in Section 7.1 (other than Section 7.1(d)) and Section 7.2 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing or the failure of which to be satisfied is due to a breach by Buyer or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement) or have been waived by Buyer, in each case, at the time the Closing is required to have occurred in accordance with Section 2.2; (ii) the Company has given written notice to Buyer that the Company is ready, willing and able to take the actions within its control to consummate the Closing; and (iii) Buyer fails to consummate the Closing by the later to occur of one (1) Business Day after delivery of such written notice and the date that the Closing is required to have occurred in accordance with Section 2.2; or

(f) by either Buyer or by the Company, if any Governmental Entity shall have enacted, issued, promulgated any Applicable Law or Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such Applicable Law or Order or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(f) shall have complied in all respects and taken all actions required by Section 5.5 hereof and that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to any party if such party’s breach of any provision of this Agreement is the primary cause of or resulted in such Applicable Law or Order (with any breach by Merger Sub deemed to be a breach by Buyer for purposes of this Section 8.1(f)).

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability on the part of Buyer, Merger Sub or the Company or their respective officers, directors or equityholders) with the exception of (a) the provisions of the third sentence of Section 5.3, Section 5.16(d), the last sentence of Section 5.23, Section 5.25, this Section 8.2, Section 8.3, Article 9 and the Confidentiality Agreements, each of which shall survive such termination and remain valid and binding obligations of the parties, and (b) any liability of any party for any willful or intentional breach of this Agreement or Actual Fraud (and, for the avoidance of doubt, any failure by Buyer or Merger Sub to comply with its obligation with Section 5.5 or to consummate the transactions contemplated by this Agreement when such transactions are required to be consummated pursuant to Section 2.2, regardless of whether the Financing has been obtained, shall be deemed to be a willful and intentional breach of this Agreement). Nothing herein shall limit or prevent any party from exercising any rights or remedies it may have under Section 9.18.

Section 8.3 Termination Fee.

(a) In the event this Agreement is validly terminated: (i) by the Company pursuant to Section 8.1(c)(i) for a breach by Buyer of Section 4.11 or pursuant to Section 8.1(c)(ii) for a breach or deemed breach by Buyer of Section 5.5, (ii) by the Company or Buyer pursuant to Section 8.1(d) (and at the time of such termination the condition set forth in Section 7.1(a) or Section 7.1(b) shall not have been satisfied), (iii) by the Company or Buyer pursuant to Section 8.1(f) if such termination right arose out or relating to an Antitrust Law or (iv) by Buyer at a time when the Company could have terminated this Agreement pursuant the termination rights described in the foregoing clauses (i), (ii) or (iii), Buyer shall, subject to the last sentence of Section 8.3(b), promptly, within three (3) Business Days after the date of such termination, pay or cause to be paid to the Company a nonrefundable amount that is not subject to offset equal to $300,000,000 (the “Termination Fee”), plus Buyer’s portion of any Shared Expenses paid or incurred by the Company Entities prior to such termination in accordance with Section 9.5, by wire transfer of immediately available funds to an account designated by the Company; provided, however, that, if this Agreement is terminated by the Company in respect of Actual Fraud or a willful or intentional breach of Section 5.5 by Buyer or Merger Sub (including any failure by Buyer or Merger Sub to comply with its obligations under Section 5.5 or by Walgreens of its obligation under Section 5 of the Buyerside Support Agreement, or to consummate the transactions contemplated by this Agreement when such transactions are required to be consummated pursuant to Section 2.2, regardless of whether the Financing has been obtained), and the Company shall have a right to receive the Termination Fee in respect of such termination, then the Company shall be permitted to elect, by including written notice of such election in the notice of such termination that it delivers to Buyer, to pursue any damages and other remedies available at law or in equity available to the Company in respect of such termination, and, in the case the Company makes such an election, under no circumstance shall Buyer have any obligation to pay to the Company the Termination Fee.

(b) If Buyer fails to pay when due any amount payable by Buyer under this Section 8.3, then: (i) Buyer shall reimburse the Company for all costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the Company of its rights under this Section 8.3 and (ii) Buyer shall pay to the Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the Company in full) at a rate per annum equal to five percent (5%) over the “prime rate” (as published by the Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid. Without prejudice to the Company’s rights under Section 9.18, and subject to the last sentence of this Section 8.3(b), if this Agreement is terminated in circumstances where the Termination Fee is payable, except in the event of Actual Fraud or a willful or intentional breach of Section 5.5 by Buyer or Merger Sub (it being understood that any failure by Buyer or Merger Sub to comply with its obligations under Section 5.5 or by Walgreens of its obligation under Section 5 of the Buyerside Support Agreement, or to consummate the transactions contemplated by this Agreement when such transactions are required to be consummated pursuant to Section 2.2, regardless of whether the Financing has been obtained shall constitute a willful and intentional breach), the Company’s receipt and acceptance of the Termination Fee from Buyer pursuant to this Section 8.3 and reimbursement or payment by Buyer of Buyer’s portion of any Shared Expenses and expense reimbursement under this Section 8.3(b) shall be the sole and exclusive remedy of the Company and its Affiliates against Buyer, Merger Sub, the Debt Financing Parties, the Cigna Equity Financing Parties and any of their respective former, current, or future stockholders, managers, members, directors, officers, Affiliates or agents for any Losses suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the transactions contemplated hereby to be consummated, and upon payment of such amounts, none of Buyer, Merger Sub or any of their respective former, current, or future stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that such Persons (other than the Debt Financing Parties and the Cigna Equity Financing Parties) shall remain obligated for, and the Company may be entitled to remedies with respect to, any reimbursement obligations of Buyer pursuant to the first sentence of this Section 8.3(b)).

ARTICLE 9

MISCELLANEOUS

Section 9.1 Non-Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of the parties contained in this Agreement and in any certificate delivered pursuant to this Agreement shall terminate upon consummation of the Closing (it being understood and agreed that the Company Entities are being acquired by Buyer on an “as is, where is” basis and as such, none of Buyer, Merger Sub, the Group Entities or any of their Affiliates or their respective Representatives or agents shall have any liability for, or recourse under, this Agreement following the consummation of the Closing for any breach of or inaccuracy in any such representation or warranty or any breach or nonfulfillment of any covenant, condition or agreement required to be performed or fulfilled prior to the consummation of the Closing), except that the covenants and agreements that by their terms survive the consummation of the Closing shall so survive the consummation of the Closing in accordance with their respective terms. Nothing in this Agreement shall limit the liability of any party for Actual Fraud.

Section 9.2 Entire Agreement; Assignment. This Agreement, together with all Exhibits and Disclosure Schedules hereto, as the same may from time to time be amended, modified, supplemented, or restated in accordance with the terms hereof, and together with the Confidentiality Agreements and the Ancillary Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall not be assigned by any party (whether by operation of law or otherwise) without the prior written consent of each other party hereto. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be null and void.

Section 9.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given (a) upon receipt if delivered in person, by e-mail (having obtained electronic delivery confirmation thereof from the sender’s machine), or by registered or certified mail (postage prepaid, return receipt requested) to the other parties or (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a prepaid next day service by a nationally recognized next-day courier, in each case as follows:

To Buyer, Merger Sub or (following the Closing) the Surviving Company:

Village Practice Management Company, LLC

125 S. Clark Street, Suite 900

Chicago, Illinois 60603

Attention: Wendy Rubas

Email:    [REDACTED]

with a copy (which shall not constitute notice to Buyer or Merger Sub) to:

Sheppard, Mullin, Richter & Hampton LLP

1901 Avenue of the Stars, Suite 1600

Los Angeles, California 90067

Attention:    Eric Klein

E-mail: eklein@sheppardmullin.com

To the Company (prior to the Closing):

WP CityMD Topco LLC

1345 Avenue of the Americas, 8th Floor

New York, New York 10105

Attention:    Rebecca Levy, Esq.

Email:    [REDACTED]

with copies (which shall not constitute notice to the Company) to:

Warburg Pincus LLC

450 Lexington Avenue

New York, NY 10017

Attention: General Counsel

E-mail: notices@warburgpincus.com

and

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: David Leinwand; Matthew P. Salerno; Paul V. Imperatore

Email:    dleinwand@cgsh.com; msalerno@cgsh.com; pimperatore@cgsh.com

To the Holder Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

E-mail: deals@srsacquiom.com

with a copy (which shall not constitute notice to the Holder Representative) to:

Warburg Pincus LLC

450 Lexington Avenue

New York, NY 10017

Attention: General Counsel

E-mail:    notices@warburgpincus.com

and

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: David Leinwand; Matthew P. Salerno; Paul V. Imperatore

Email:    dleinwand@cgsh.com; msalerno@cgsh.com; pimperatore@cgsh.com or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.4 Governing Law. This Agreement (including the Exhibits and Disclosure Schedules hereto) and the transactions contemplated hereby (including its validity, interpretation, construction, performance and enforcement) and any claim, controversy, dispute or causes of action (whether by Contract, tort or statute) that may be based upon, arise out of or under, or related to, this Agreement or the transactions contemplated by or leading to this Agreement, or the negotiation, execution or performance of this Agreement (including in respect of any representation or warranty under or in connection with this Agreement as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware; provided, however, that in any Action involving any Debt Financing Party in accordance with Section 9.17(b), the foregoing shall be governed by, and construed in accordance with, the laws of the State of New York (except to the extent expressly provided otherwise in the Debt Commitment Letter).

Section 9.5 Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of financial advisors, accountants and other Representatives, shall be paid by the party incurring such fees or expenses; provided, that the Principal Parties shall each equally bear fifty percent (50%) of the Shared Expenses as set forth herein and in the event this Agreement is terminated. Within three (3) Business Days after any such termination, the Principal Parties shall work together in good faith to determine whether a Principal Party has incurred more than fifty percent (50%) of the Shared Expenses prior to such termination and, if applicable, such Principal Party shall be entitled to prompt reimbursement from the other Principal Party for the portion of Shared Expenses allocable to such other Principal Party. In the event that the transactions contemplated by this Agreement are consummated, Buyer shall, or shall cause the Surviving Company to, (a) pay all Company Transaction Expenses incurred by the Company and its Affiliates, in each case, that are unpaid as of immediately prior to the Closing pursuant to wire instructions provided to Buyer by the Company prior to the Closing, (b) pay amounts set forth in the Debt Payoff Letter and Closing Invoices and (c) file all necessary Tax Returns and other documentation with respect to all Transfer Taxes to the extent that such filings are required at or after the Closing.

Section 9.6 Press Releases and Announcements. None of the parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby (including the Merger) without the prior written consent of Buyer and, prior to the Closing, the Company, and following the Closing, the Holder Representative (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, any such press release or public announcement may be made if required by Applicable Law, the Governing Documents of such party or an applicable securities exchange rule; provided that the party required to make such press release or public announcement shall, to the extent possible, confer with Buyer and, prior to the Closing, the Company, and following the Closing, the Holder Representative, as applicable, concerning the timing and content of such press release or public announcement before the same is made. Notwithstanding the foregoing, nothing shall prevent (a) the Company or the Company Unitholders or their respective Affiliates from providing general information about the subject matter of this Agreement in connection with its fundraising, marketing, informational or reporting activities of the kind customarily provided with respect to investments of this nature (including disclosures with respect to investment multiples, returns on investment, rates of return and other customary financial performance metrics related to the Company Unitholders’ respective investments in the Company), (b) a Company Entity from making an announcement or distributing the Information Statement or making a presentation to Company Unitholders or Clinicians regarding the transactions contemplated hereby, (c) after the public announcement of the Merger in accordance with the terms hereof, the Holder Representative from announcing that it has been engaged to serve as the Holder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof, and (d) any of the parties from making public announcements with information substantially consistent with the information set forth in a prior press release or public announcement made in accordance with this Section 9.6.

Section 9.7 Release. Effective as of the Closing, each of Merger Sub and Buyer, on behalf of itself and their current and future Affiliates (which, following the Closing, includes the Surviving Company and Company Entities), successors and permitted assigns, hereby unconditionally and irrevocably and forever releases and discharges the Holder Representative and the Company Unitholders, their respective successors and assigns, and any present or former Affiliates, directors, managers, officers, employees, agents, lenders, investors, partners, principals, members, managers, shareholders or direct or indirect equityholders of any of the foregoing Persons (each, a “Released Party”), of and from, and hereby unconditionally and irrevocably waives (to the fullest extent permitted by Applicable Law, including by contractually shortening the applicable statute of limitations), any and all covenants, liabilities, judgments, accounts, and other Actions of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, at law or in equity that such party ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising on or prior to the Closing (including in respect of the management or operation of the Company Entities) related to or arising under (a) ownership of Company Units prior to the Effective Time, (b) service as a director, officer or manager of a Company Entity and any actions taken in such capacity, (c) the Company Existing LLC Agreement or the organizational documents of any Subsidiary of the Company and (d) any other Contract related to the issuance of Company Units; provided, that nothing contained in this Section 9.7 shall be construed as a waiver by the Company, Buyer, Merger Sub, the Surviving Company or the Company Entities of any of their respective rights under (x) this Agreement or any Ancillary Document, (y) any employment relationship between a Released Party and a Company Entity or (z) the A&R Buyer LLC Agreement or ownership of the Buyer Equity Closing Consideration (and, if applicable, the Buyer Equity True-Up). Each of Merger Sub and Buyer, on behalf of itself and their current and future Affiliates (which, following the Closing, includes the Surviving Company and Company Entities), expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Each of Merger Sub and Buyer, on behalf of itself and their current and future Affiliates (which, following the Closing, includes the Surviving Company and Company Entities), understand the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and their current and future Affiliates, of unknown claims, and acknowledge and agree that this waiver is an essential and material term of this Agreement. Each of Buyer and Merger Sub, on behalf of itself and their current and future Affiliates (which, following the Closing, includes the Surviving Company and Company Entities), acknowledge that the Company and the Company Unitholders will be relying on the waiver and release provided in this Section 9.7 in connection with entering into this Agreement and that this Section 9.7 is intended for the benefit of, and to grant third-party beneficiary rights to, each Released Party to enforce this Section 9.7.

Section 9.8 Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with all Disclosure Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Further, no party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Any reference to any Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder and any successor statute, unless the context requires otherwise. Any reference to “ordinary course of business” herein shall mean an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business; provided, that, as COVID-19’s impact on the United States economy and/or local economies in which the Group Entities operate eases and/or Outbreak Measures lapse or are revoked or modified by Governmental Entities, the ordinary course of business shall include the Group Entities’ reasonable actions to return to operating the business in the ordinary course as that is informed by the Group Entities’ operation of its business in the twelve (12) month-period prior to February 1, 2020. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Disclosure Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) the words “party” or “parties” shall refer to Buyer, Merger Sub, the Company or the Holder Representative; (f) unless otherwise indicated, all references to Articles, Sections, Exhibits or Disclosure Schedules are to Articles, Sections, Exhibits and Disclosure Schedules of this Agreement; (g) the word “or” is disjunctive but not necessarily exclusive; (h) terms used herein that are not defined herein but are defined in GAAP, consistently applied, have the meanings ascribed to them therein; (i) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (j) references to any Applicable Law or Contract are to that Applicable Law or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (k) references to any Person include the successors and permitted assigns of that Person; (l) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (m) the words “dollar” or “$” shall mean U.S. dollars; (n) the word “day” means calendar day, unless Business Day is expressly specified; (o) the words “delivered,” “made available” or “furnished” mean that the referenced document or other material was posted and accessible to the other party in the electronic data room hosted and maintained by Datasite designated as “Teton” (including in the clean room thereof) no later than the day prior to the execution and delivery of this Agreement or otherwise emailed or delivered to Buyer or its Representatives and (p) the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”. If any action under this Agreement is required to be done or taken on a day that is not a Business Day or on which a government office is not open with respect to which a filing must be made, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.9 Exhibits and Disclosure Schedules. All Exhibits and Disclosure Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The disclosure of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement that the matter is required to be disclosed by the terms of this Agreement or that the matter is material or significant, or that the matter would, alone or together with any other matter or item, have or would reasonably be expected to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, or that the matter is outside the ordinary course of business. Any item disclosed in any Disclosure Schedules referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement if the relevance of such disclosure to such other sections is reasonably apparent on the face of such disclosure. Inclusion of any item in the Disclosure Schedules shall not constitute, or be deemed to be, an admission of liability or responsibility of any party to any third party in connection with any pending, threatened or potential Action or with respect to any infringement of Intellectual Property. Headings have been inserted in the Disclosure Schedules for convenience of reference only. The disclosure with respect to any Contract or other document referred to in the Disclosure Schedules shall be qualified in its entirety by reference to the terms thereof. The Disclosure Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants, agreements or obligations of such Principal Party, except as and to the extent expressly provided in this Agreement, nor shall they be taken as extending the scope of any representation, warranty, covenant, agreement or obligation set out in this Agreement. The information provided in the Disclosure Schedules is being provided solely for the purpose of making disclosures under this Agreement to the other parties hereto. In disclosing this information, no party waives, and each party expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine or common interest privilege with respect to any of the matters disclosed or discussed therein. Any capitalized term used in any Exhibit or Disclosure Schedules but not otherwise defined therein shall have the meaning given to such term in this Agreement.

Section 9.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, (a) the Released Parties are third-party beneficiaries of Section 9.7, (b) the Law Firms are third-party beneficiaries of Section 9.20, (c) each Non-Party Affiliate is an express third-party beneficiary of Section 9.19, (d) the Company Unitholders are third-party beneficiaries for purposes of Section 2.9(b), (e) the Indemnified Persons are third-party beneficiaries for purposes of Section 5.6, (f) Section 8.3, the proviso of Section 9.4, this Section 9.10(f), the proviso in Section 9.12, the proviso in Section 9.13, Section 9.16, Section 9.17, Section 9.18 and Section 9.19 are intended to be for the benefit of, and shall be enforceable by, the Debt Financing Parties and the New Investors (and, solely in the case of the Cigna Equity Financing Parties, Section 9.18(c) is intended to be for the benefit of, and shall be enforceable by, the Cigna Equity Financing Parties), and (g) the provisions of Section 5.23 are intended to be for the benefit of, and shall be enforceable by Walgreens, which are express third party beneficiaries of such provisions of this Agreement. For the avoidance of doubt the Company may commence Actions against Buyer or Merger Sub on behalf of, and with respect to, damages incurred by the Company Unitholders.

Section 9.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under Applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under Applicable Law, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.12 Amendment. Prior to the Effective Time, subject to Applicable Law and Section 9.13, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of each of Buyer, Merger Sub, the Company and solely to the extent any such amendment or modification materially and adversely affects any rights or obligations of the Holder Representative under this agreement, the Holder Representative. After the Effective Time, subject to Applicable Law, this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of the Surviving Company and the Holder Representative; provided with respect to any amendment or modification to Section 5.23, Section 8.3, the proviso in Section 9.4, the proviso in Section 9.10(f), the proviso in Section 9.13, this proviso, Section 9.16, Section 9.17(b), Section 9.17(c), Section 9.18, Section 9.19 (and any provision of this Agreement that to the extent an amendment, supplement or modification of such provision would modify the substance of any of the foregoing provisions) that would adversely impact the rights or obligations of the Debt Financing Sources, the New Investors, the Cigna Equity Financing Parties or Walgreens, the prior written consent of the Debt Financing Sources, New Investors (or, in the case of the Cigna Equity Financing Parties, of Cigna New Investor), and Walgreens shall be required before any such amendment or modification may become effective. This Agreement may not be modified or amended except as provided in the immediately preceding two sentences and any purported amendment by any party or parties effected in a manner which does not comply with this Section 9.12 shall be void.

Section 9.13 Extension; Waiver. At any time prior to the Closing, the Company may (a) extend the time for the performance of any of the obligations or other acts of Buyer or Merger Sub contained herein; (b) waive any inaccuracies in the representations and warranties of Buyer or Merger Sub contained herein or in any document, certificate or writing delivered by Buyer or Merger Sub pursuant hereto; or (c) waive compliance by Buyer or Merger Sub with any of the agreements or conditions contained herein; provided that with respect to any waiver of Section 5.23, Section 8.3, the proviso in Section 9.4, the proviso in Section 9.10(f), the proviso in Section 9.12, this proviso, Section 9.16, Section 9.17(b), Section 9.17(c), Section 9.18, Section 9.19 (and any provision of this Agreement that to the extent an amendment, supplement or modification of such provision would modify the substance of any of the foregoing provisions) that specifically relates to the Debt Financing Sources, the New Investors, the Cigna Equity Financing Parties or Walgreens and would adversely impact the rights or obligations of the Debt Financing Sources, the New Investors the Cigna Equity Financing Parties or Walgreens the prior written consent of the Debt Financing Sources and the New Investors (or, in the case of the Cigna Equity Financing Parties, of Cigna New Investor) and Walgreens shall be required before any such waiver may become effective. At any time prior to the Closing, Buyer may (x) extend the time for the performance of any of the obligations or other acts of the Company or the Holder Representative contained herein; (y) waive any inaccuracies in the representations and warranties of the Company contained herein or in any document, certificate or writing delivered by the Company pursuant hereto; or (z) waive compliance by the Company or the Holder Representative with any of the agreements or conditions contained herein. Following the Closing, any rights under any covenant set forth herein that is to be performed following the Closing may be waived by the Holder Representative or Buyer, as the case may be. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. Neither any course of conduct or failure of any party to assert any of its rights hereunder shall constitute a waiver of such rights, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

Section 9.14 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by a scanned page (via email), .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign) shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.15 Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub hereunder are jointly and severally guaranteed by each other.

Section 9.16 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY (A) ACKNOWLEDGES AND AGREES THAT ANY ACTION THAT MAY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES; (B) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO (INCLUDING THE DEBT FINANCING, THE DEBT COMMITMENT LETTER, THE EQUITY FINANCING, THE NEW INVESTMENT AGREEMENT AND ANY SUCH ACTION AGAINST OR INVOLVING ANY DEBT FINANCING PARTY, ANY NEW INVESTOR OR ANY CIGNA EQUITY FINANCING PARTY), IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, AT LAW, IN EQUITY, OR OTHERWISE; AND (C) CONSENTS THAT ANY SUCH ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY. EACH PARTY TO THIS AGREEMENT HEREBY CERTIFIES AND ACKNOWLEDGES THAT (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) THAT IT MAKES THIS WAIVER VOLUNTARILY, (III) THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.16 AND (IV) THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.17 Jurisdiction and Venue.

(a) Except as provided by Section 2.13, each of the parties to this Agreement (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware and the appellate courts therefrom) in any Action arising out of or relating to this Agreement or the transactions contemplated by or leading to this Agreement; (ii) agrees that all claims in respect of such Action may be heard and determined in any such court; and (iii) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that service of summons and complaint or any other process that might be served in any Action may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 9.3. Nothing in this Section 9.17 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law. Each party agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Applicable Law.

(b) Except to the extent expressly provided otherwise in the Debt Commitment Letter, each party hereto agrees that it will not bring any Action, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Party in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof), and makes the agreements, waivers and consents set forth in Section 9.16 mutatis mutandis and in Section 9.17(a) mutatis mutandis but with respect to the courts specified in this Section 9.17(b).

(c) Each party hereto agrees that it will not bring any Action, whether in law or in equity, whether in contract or in tort or otherwise, against any Cigna Equity Financing Party in any way relating to this Agreement, the Equity Financing or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the New Investment Agreement or the performance thereof, in any forum other than the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware and the appellate courts therefrom), and makes the agreements, waivers and consents set forth in Section 9.16 mutatis mutandis and in Section 9.17(a) mutatis mutandis but with respect to the courts specified in this Section 9.17(c).

Section 9.18 Remedies.

(a) Except as expressly provided in Section 2.13 or Section 8.3, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Buyer, Merger Sub and the Company agree that irreparable harm, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not timely and fully perform their respective obligations under the provisions of this Agreement (including failing to timely take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without needing to prove damages, this being in addition to any other remedy to which they are entitled at law or in equity (and such right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without such right, none of Buyer, Merger Sub or the Company would have entered into this Agreement). Each of Buyer, Merger Sub and the Company agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity. For the avoidance of doubt, in no event shall the exercise of the Company’s right to seek specific performance pursuant to this Section 9.18 reduce, restrict or otherwise limit the Company’s rights to simultaneously pursue all applicable remedies at law, including a damages claim or to terminate this Agreement and be paid the Termination Fee in accordance with and subject to the provisions of Section 8.3; provided, however, that, notwithstanding anything to the contrary herein, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to cause Buyer to consummate the Closing, on the one hand, and payment of the Termination Fee, on the other hand.

(b) To the extent (i) any party brings an Action or other similar process to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement) or the Support Agreement or (ii) Buyer or the Company (on behalf of Buyer solely in the case of the Debt Financing Commitment Letter or the New Investment Agreement) brings an action or other similar process against the Debt Financing Sources or the parties to the New Investment Agreement (or, in the case of the Company, solely against the Walgreens New Investor) to specifically enforce the performance of such Persons’ obligations under the Financing Agreements, the Termination Date shall automatically be extended to (A) the tenth (10th) Business Day following the final, non-appealable resolution of such Action or other similar process or (B) such later time period established by the court or arbitrators presiding over such Action or other similar process, as applicable.

(c) No Cigna Equity Financing Party shall have any liability relating to or arising out of this Agreement, the Equity Financing or otherwise, whether at law or equity, in contract, in tort or otherwise; provided, however, that, notwithstanding the foregoing, nothing in this Section 9.18(c) shall in any way limit or modify the rights or obligations of any Cigna Equity Financing Party under the New Investment Agreement.

(d) The damages of the Company for any willful or intentional breach of this Agreement or Actual Fraud by Buyer or Merger Sub, including as a result of the failure of the Closing to occur, shall include “expectation” or “benefit of the bargain” or loss of Company Unitholder premium damages suffered by the Company Unitholders.

Section 9.19 Non-Recourse. All claims or causes of Action (whether in Contract or in tort, in law or in equity, based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates, or otherwise) that may be based upon, arise out of or relate to this Agreement or the other Ancillary Documents, or the negotiation, execution or performance of this Agreement or the other Ancillary Documents (including any representation or warranty made in or in connection with this Agreement or the other Ancillary Documents or as an inducement to enter into this Agreement or the other Ancillary Documents), may be made only against the entities that are expressly identified as parties hereto or thereto, as applicable. No Person who is not a named party to this Agreement or the other Ancillary Documents, including any past, present or future incorporator, direct or indirect member, partner, stockholder, equityholder, agent, Debt Financing Party, Cigna Equity Financing Party or Representative of any named party to this Agreement or the other Ancillary Documents (“Non-Party Affiliates”), shall have any liability (whether in Contract or in tort, in law or in equity, based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Ancillary Documents (as the case may be) to which such Non-Party Affiliate is not a party or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Documents (as the case may be) to which such Non-Party Affiliate is not a party or the negotiation or execution hereof or thereof or the transactions contemplated thereby (including the Debt Financing and the Equity Financing), and each party waives and releases all such liabilities against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement. Notwithstanding anything in this Agreement to the contrary, this Section 9.19 (a) shall not apply to Section 9.21, which shall be enforceable by the Holder Representative in its entirety against the Company Unitholders and (b) shall not limit the rights of any direct parties, or third party beneficiaries, to any Debt Financing Commitment Letter, Definitive Debt Agreement, or the New Investment Agreement to enforce their rights under such Debt Financing Commitment Letter, Definitive Debt Agreement or the New Investment Agreement, as applicable.

Section 9.20 Waiver of Conflicts and Privileged Information.

(a) Each party to this Agreement acknowledges that (i) one or more of the Company Entities, the Company Unitholders and the Holder Representative and/or their respective Affiliates have retained Cleary Gottlieb, McDermott Will & Emery LLP, Richards, Layton & Finger, P.A. and Alston & Bird LLP (together with Cleary Gottlieb, McDermott Will & Emery LLP, and Richards, Layton & Finger, P.A., the “Law Firms”) to act as their counsel in connection with the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby) as well as other past and ongoing matters; (ii) the Law Firms have not acted as counsel for Buyer, Merger Sub or any of their respective past, present or future Affiliates in connection with the transactions contemplated by this Agreement; and (iii) no Person other than the Company Entities or, solely in the case of Alston & Bird LLP, the Company Unitholders or their respective Affiliates has the status of client of the Law Firms for conflict of interest or any other purpose as a result thereof. Buyer hereby (A) waives and will not assert, and will cause each of its Affiliates (including, after the Closing, the Company Entities) to waive and not assert, any conflict of interest relating to the Law Firms’ representation prior to the Closing of the Company Entities and representation after the Closing of the Holder Representative or one or more of the Company Unitholders in any matter involving the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby), including in any Action or other proceeding; and (B) consents to, and will cause each of its Affiliates (including, after the Closing, the Company Entities) to consent to, any such representation, even though in each case (x) the interests of the Company Unitholders, the Holder Representative or their respective Affiliates may be directly adverse to Buyer, the Company Entities or their respective Affiliates; (y) the Law Firms may have represented the Company Unitholders, the Company Entities, or their respective Affiliates in a substantially related matter; or (z) the Law Firms may be handling other ongoing matters for Buyer, the Company Entities, or any of their respective Affiliates.

(b) Buyer agrees that, after the Closing, none of Buyer, the Company Entities or any of their Affiliates will have any right to access or control any of the Law Firms’ records or the Attorney-Client Communications, which will be the property of (and be controlled by) the Holder Representative and the Company Unitholders or their Affiliates, as applicable; provided for the avoidance of doubt that this provision shall not apply to any communications that solely pertains to any Action involving a Company Entity, on the one hand, and any Person other than Buyer or any of its Affiliates, on the other hand, that was threatened or commenced prior to the Closing Date (and is unrelated to this Agreement or the transactions contemplated hereby). Accordingly, the Holder Representative and the Company Unitholders or their Affiliates will have the exclusive right to disclose or waive any Attorney-Client Communications. In addition, Buyer agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Company Entities. Accordingly, Buyer will not, and will cause each of its Affiliates (including, after the Closing, the Company Entities) not to, use, reference or intentionally access any Attorney-Client Communication remaining in the records of the Company Entities after the Closing in a manner that may be adverse to the Holder Representative, the Company Unitholders or any of their respective Affiliates.

(c) Buyer agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Company Entities), that from and after the Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to the Holder Representative, the Company Unitholders or their Affiliates, as applicable, and will not pass to or be claimed by Buyer, the Company Entities, or any of their Affiliates; (ii) the Holder Representative, the Company Unitholders or their Affiliates, as applicable, will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications and (iii) the Law Firms shall have no duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to Buyer, the Company Entities or any of their respective Affiliates by reason of any attorney-client relationship between the Law Firms and the Surviving Company or otherwise. Accordingly, Buyer will not, and will cause each of its Affiliates (including, after the Closing, the Company Entities) not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not the Holder Representative, the Company Unitholders or any of their respective Affiliates; or (y) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not the Holder Representative, the Company Unitholders or any of their respective Affiliates. Furthermore, Buyer agrees, on its own behalf and on behalf of each of its Affiliates (including, after the Closing, the Company Entities), that in the event of a dispute between the Holder Representative, the Company Unitholders or any of their respective Affiliates, on the one hand, and the Company Entities, on the other hand, arising out of or relating to any matter in which the Law Firms represented the Company Unitholders and/or the Holder Representative and the Company Entities, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to the Holder Representative or its Affiliates any information or documents developed or shared during the course of the Law Firms’ representation of the Company Entities, the Holder Representative and the Company Unitholders.

Section 9.21 Holder Representative.

(a) Designation. The Holder Representative is hereby authorized to serve as the representative of each Company Unitholder with respect to the matters expressly set forth in this Agreement and the agreements ancillary hereto to be performed by the Holder Representative.

(b) Authority. Each Company Unitholder by his, her or its acceptance of the benefits hereof (including the Purchase Price), approval of the Merger and this Agreement (if applicable) as well as through the execution and delivery of the LOT Documents pursuant to the terms of this Agreement, shall be deemed to have irrevocably appointed, and hereby irrevocably appoints the Holder Representative as of the Closing as the representative, agent, proxy and attorney-in-fact for such Company Unitholder for all purposes in connection with this Agreement, the Escrow Agreement, the Paying Agent Agreement and the agreements ancillary hereto and thereto (including the full power and authority on such Company Unitholder’s behalf, including (i) to release signature pages and otherwise consummate the transactions contemplated herein, (ii) to utilize the Holder Representative Holdback Amount for such Holder Representative’s expenses incurred in connection with the performance of this Agreement, (iii) to make any determinations and settle any matters in connection with Recoverable Leakage contemplated by Article 2, (iv) to cause the Paying Agent to distribute any funds payable by Buyer hereunder which are for the account of the Company Unitholders, (v) to deduct and/or hold back any funds which may be payable to any Company Unitholder pursuant to the terms of this Agreement in order to pay, or establish a reserve for, any amount which may be payable by such Company Unitholder, as applicable, hereunder or any Contracts between such Company Unitholder and a Company Entity, (vi) to execute and deliver on behalf of such Company Unitholder any amendment to the terms hereof or waiver of the terms hereof, (vii) to take all other actions to be taken by or on behalf of such Company Unitholder in connection herewith, (viii) to retain funds for reasonably anticipated expenses and liabilities, (ix) to deliver written instructions to the Escrow Agent and (x) to do each and every act and exercise any and all rights which such Company Unitholder or the Company Unitholders collectively are permitted or required to do or exercise under this Agreement, the Escrow Agreement and the Paying Agent Agreement). All decisions and actions by the Holder Representative made in accordance with the authority granted to it hereunder, shall be binding upon all of the Company Unitholders, and no Company Unitholder shall have the right to object, dissent, protest or otherwise contest the same. The Holder Representative Holdback Amount shall be retained by the Holder Representative in accordance with the terms of this Agreement.

(c) Replacement. In the event that the Holder Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Company Unitholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held at least forty-five percent (45%) of the voting power represented by the Company Units issued and outstanding as of immediately prior to the Effective Time shall select another representative to fill such vacancy, and such substituted representative shall be deemed to be the Holder Representative for all purposes of this Agreement, and the Company Unitholders shall provide notice of the identity of the new Holder Representative to Buyer within ten (10) days of such replacement.

(d) Exculpation; Indemnification.

(i) None of the Holder Representative, any agent employed by it nor any other Person shall incur any liability to any other Person by virtue of the failure or refusal of the Holder Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder or any of its omissions or actions with respect thereto or any determination made by the Holder Representative or any instruction given to the Holder Representative, except for actions omissions constituting gross negligence, intentional fraud or willful misconduct. Each of Buyer and Merger Sub shall be entitled to rely on the acts, consents, instructions of or other document that Buyer and Merger Sub in good faith reasonably believe has been signed by the Holder Representative to the extent such acts, consents, instructions or other documents are within the ambit of the authority granted to the Holder Representative hereunder.

(ii) The Holder Representative shall have no obligations to make any payments, including on behalf of any Company Unitholder or any other Person. Buyer agrees that it will not look to the personal assets of the Holder Representative for the satisfaction of any obligations to be performed by the Company (pre-Closing) or the Company Unitholders. The Holder Representative will incur no liability of any kind with respect to any action or omission by the Holder Representative in connection with the Holder Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except to the extent of liability resulting from the Holder Representative’s gross negligence, intentional fraud or willful misconduct. The Holder Representative shall not be liable for any action or omission pursuant to the advice of counsel or other advisors. The Company Unitholders will severally and not jointly (proportionately in accordance with their respective pro rata portion of the Cash Consideration) indemnify, defend and hold harmless the Holder Representative from and against any and all Losses (collectively,

“Holder Representative Losses”) arising out of or in connection with the Holder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Holder Representative Loss is suffered or incurred; provided that in the event that any such Holder Representative Loss is finally adjudicated to have been primarily caused by the gross negligence, intentional fraud or willful misconduct of the Holder Representative, the Holder Representative will reimburse the Company Unitholders the amount of such indemnified Holder Representative Loss to the extent attributable to such gross negligence, intentional fraud or willful misconduct. If not paid directly to the Holder Representative by the Company Unitholders, any such Holder Representative Losses may be recovered by the Holder Representative from the (A) Holder Representative Holdback Amount and (B) the remaining portion of the Escrow Amount at such time as such amount would otherwise be distributable to the Company Unitholders; provided that while this Section 9.21(d) allows the Holder Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Unitholders from their obligation to promptly pay such Holder Representative Losses as they are suffered or incurred, nor does it prevent the Holder Representative from seeking any remedies available to it at law or otherwise. In no event will the Holder Representative be required to advance its own funds on behalf of the Company Unitholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Unitholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Holder Representative under this Section 9.21. The Company Unitholders acknowledge and agree that the foregoing indemnities will survive the Closing, the resignation or removal of the Holder Representative or the termination of this Agreement.

(iii) The Holder Representative Holdback Amount will be used for any reasonable and documented expenses incurred by the Holder Representative in connection herewith, and will be held with an FDIC-insured institution in a segregated account. The Company Unitholders will not receive any interest or earnings on the Holder Representative Holdback Amount and irrevocably transfer and assign to the Holder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Holder Representative will not be liable for any loss of principal of the Holder Representative Holdback Amount, other than as a result of its gross negligence, intentional fraud or willful misconduct. The Holder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Holder Representative’s responsibilities, the Holder Representative will deliver any remaining balance of the Holder Representative Holdback Amount to the Paying Agent for further distribution in accordance with Section 2.17. For tax purposes, the Holder Representative Holdback Amount will be treated as having been received and voluntarily set aside by the Company Unitholders at the time of the Closing.

(iv) This Section 9.21(d) shall survive any termination of this Agreement pursuant to Section 8.1.

(e) Irrevocability; Successors. The provisions of this Section 9.21 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Unitholder may have in connection with the transactions contemplated by this Agreement. The provisions of this Section 9.21 shall be binding upon the heirs, legal representatives, successors and assigns of each Company Unitholder, and any references in this Agreement to a Company Unitholder shall mean and include the successors to the rights of the Company Unitholders hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(f) Access. The Holder Representative shall have reasonable access to relevant information about the Company Entities and the reasonable assistance of the Company Entities’ and Buyer’s employees and Representatives for purposes of performing its duties and exercising its rights hereunder; provided that the Holder Representative shall treat confidentially and not disclose any nonpublic information from or about the Company Entities to anyone (except as required by Applicable Law or on a need to know basis to individuals who are bound by confidentiality obligations with respect thereto or otherwise agree to treat such information confidentially) and such access shall not extend to information concerning the Company Entities that arose during or solely with respect to any period that begins from or after the Closing.

(g) Representations and Warranties of the Holder Representative. The Holder Representative hereby represents and warrants to the Company, Buyer and Merger Sub as of the date of this Agreement and as of the Closing Date, as follows:

(i) It has the limited liability company power and authority to execute and deliver this Agreement and any Ancillary Documents to which the Holder Representative is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(ii) The execution, delivery and performance by the Holder Representative of this Agreement and any Ancillary Document to which the Holder Representative is a party and the performance of the Holder Representative’s obligations hereunder and thereunder have been duly and validly authorized by all necessary limited liability company action of the Holder Representative.

(iii) This Agreement has been duly executed and delivered by the Holder Representative and, assuming due execution and delivery by each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligations of the Holder Representative, enforceable against the Holder Representative in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions and subject to the laws of agency.

* * * * *

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

WP CITYMD TOPCO LLC

By:	/s/ Thomas Carella
Name: Thomas (TJ) Carella
Title: President

VILLAGE PRACTICE MANAGEMENT COMPANY, LLC

By:	/s/ Timothy M. Barry
Name: Timothy M. Barry
Title: Chief Executive Officer

PROJECT TETON MERGER SUB LLC

By:	/s/ Mark Vainisi
Name: Mark Vainisi
Title: President

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Corey Quinlan
Name: Corey Quinlan
Title: Director

[Signature Page to Agreement and Plan of Merger]